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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
HORIZON ORGANIC HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, $.001 par value
	(2)	Aggregate number of securities to which transaction applies: 9,029,165
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11(c)(2): $24.00 per share
	(4)	Proposed maximum aggregate value of transaction: $216,699,960*
	(5)	Total fee paid: $17,531.03**
☒	Fee paid previously with preliminary materials.

☒
Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $17,528.36
	(2)	Form, Schedule or Registration Statement No.: Preliminary Schedule 14A File No. 0-24337
	(3)	Filing Party: Horizon Organic Holding Corporation
	(4)	Date Filed: August 25, 2003, as amended on October 14, 2003

*
Estimated for purposes of calculating the amount of the filing fee only. This calculation assumes the acquisition by Dean Foods Company of the 9,029,165 shares of common stock, par value $0.001 per share, of Horizon Organic Holding Corporation outstanding as of October 22, 2003 that it does not already own, at a purchase price of $24.00 per share.

**
In accordance with the Commission's April 29, 2002 Order Making Fiscal 2003 Annual Adjustments to the Fee Rates Applicable Under Section 6(b) of the Securities Act of 1933 and Sections 13(e), 14(g), 31(b) and 31(c) of the Securities Exchange Act of 1934 as amended by the Commission's Nov. 7, 2003 Fee Rate Advisory #5 for Fiscal Year 2004 and Rule 0-11(b) under the Securities Exchange Act of 1934, as amended, the Filing Fee has been calculated as $80.90 per $1,000,000 of Transaction Valuation.

HORIZON ORGANIC HOLDING CORPORATION
6311 Horizon Lane
Longmont, CO 80503

November 17, 2003

Dear Horizon Organic Stockholder:

        You are cordially invited to attend a special meeting of stockholders of Horizon Organic Holding Corporation (the "Company" or "Horizon Organic") to be held at the Company's offices at 6311 Horizon Lane, Longmont, Colorado 80503 on December 18, 2003 at 9:30 a.m. Mountain time.

        As is more fully described in the enclosed proxy statement, the purpose of the meeting is to consider and vote to adopt or reject an Agreement and Plan of Merger, dated June 29, 2003, pursuant to which the Company would be merged with a wholly-owned subsidiary of Dean Foods Company ("Dean Foods"), a Delaware corporation (the "Merger"). Under the terms of the Merger, each share of the Company's outstanding common stock will be converted into the right to receive $24.00 in cash.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOUR VOTE IS VERY IMPORTANT. IF YOU DO NOT VOTE BY PROXY OR IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER AND AGAINST ANY VOTE TO ADJOURN THE SPECIAL MEETING. IF YOU RETURN YOUR PROXY MARKED AS AN ABSTENTION, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AND AGAINST ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING.

If you need any assistance in voting your shares, please call:

Wells Fargo Stockholder Services Customer Service at 800-468-9716

        A copy of the Agreement and Plan of Merger is included as Appendix A to the accompanying proxy statement. As a result of the Merger, Dean Foods will acquire all of the outstanding shares of the Company's common stock not already owned by it, and the common stockholders of the Company will no longer have an equity interest in the Company. Dean Foods currently holds approximately 12.9% of the Company's common stock.

        The board of directors of the Company (the "Board") has carefully evaluated and considered this proposal. After considering the alternatives available, the Board believes that approval of this proposal is in the best interests of the Company and its common stockholders. As part of the review process, the Board took the following actions: (a) to address certain potential conflicts of interest described in the accompanying proxy statement, it appointed a Special Committee (the "Special Committee") to consider, negotiate and make a recommendation to the Board with respect to any potential transactions that might involve a transfer of ownership of the Company; (b) it engaged an independent investment banking firm, RBC Dain Rauscher Inc., a member company of RBC Capital Markets ("RBC"), as a financial advisor to assist both the Special Committee and the Board in evaluating any proposed transaction from a financial point of view; and (c) it explored the interest of other prospects in a potential transaction that might involve a transfer of ownership of the Company. On June 29, 2003, RBC rendered its opinion to the Special Committee and the Board that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the $24.00 per share cash merger consideration to be paid in the Merger was fair, from a financial point of view, to the holders of Horizon Organic common stock other than Dean Foods. After substantive consideration and deliberations, the Board, without dissent, recommends that the common stockholders vote in favor of the proposed Merger.

i

        Whether you plan to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting, revoke your proxy and cast your vote.

        Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the broker, bank or other nominee a proxy issued in your name.

Sincerely,

Board of Directors of Horizon Organic Holding Corporation

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or determined whether the accompanying proxy statement is adequate or accurate. Any representation or warranty to the contrary is a criminal offense.

  This proxy statement is dated November 17, 2003, and is first being mailed to stockholders of Horizon Organic on or about November 21, 2003.

HORIZON ORGANIC HOLDING CORPORATION
6311 Horizon Lane
Longmont, Colorado 80503

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 18, 2003

To the Stockholders of Horizon Organic Holding Corporation:

        Notice Is Hereby Given that a special meeting of stockholders of Horizon Organic Holding Corporation, a Delaware corporation (the "Company"), will be held on December 18, 2003 at 9:30 a.m. Mountain time at the Company's offices at 6311 Horizon Lane, Longmont, Colorado 80503 (the "Special Meeting"), for the following purposes:

        (1)   To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated June 29, 2003 (the "Agreement and Plan of Merger"), by and among Dean Foods Company, a Delaware corporation, Capricorn Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Dean Foods Company, and the Company, pursuant to which Capricorn Acquisition Sub, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation, and to authorize the merger as described in the accompanying proxy statement. The affirmative vote of the holders of a majority of the shares of the Company's common stock outstanding as of the record date is required to approve and adopt the Agreement and Plan of Merger.

        (2)   If necessary, to adjourn the Special Meeting for the purpose of soliciting additional proxies in connection with the Agreement and Plan of Merger.

        No other business will be presented to or conducted at the Special Meeting.

        Under the terms of the merger, each share of the Company's common stock will be converted into the right to receive $24.00 in cash.

        The board of directors of the Company has fixed the close of business on October 22, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors of Horizon Organic Holding Corporation

Thomas P. Briggs
Secretary

Longmont, Colorado
November 17, 2003

        Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope.

TABLE OF CONTENTS

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL
THE SPECIAL MEETING: INFORMATION CONCERNING PROXY SOLICITATION AND VOTING
General: Date, Time and Place of Special Meeting
Business of the Special Meeting
Record Date, Outstanding Voting Securities and Voting Rights
Solicitation, Voting and Revocation of Proxies
Dissenters' Rights of Appraisal
Adjournments
SPECIAL FACTORS
Background of the Proposal
Certain Potential Director Conflicts of Interest
The Special Committee and Its Recommendation
The Special Committee
The Special Committee's Recommendation
Compensation for Members of the Special Committee and the Board
The Board's Recommendation
Opinion of Horizon Organic's Financial Advisor
Dean Foods' and Merger Sub's Position on Fairness
Report of Goldman, Financial Advisor to Dean Foods
Purposes and Reasons for the Merger
Treatment of Stock Options
Certain Effects of the Merger
Participation in Future Growth
Resignation of Directors
Plans for Horizon Organic After the Merger
Conduct of Horizon Organic's Business if the Merger is Not Completed
Regulatory Matters
Hart-Scott-Rodino Antitrust Improvements Act of 1976
SEC and Other Matters
Post June 29, 2003 Stockholder Litigation

Interests of Certain Persons in the Merger
Transactions and Relationships between Horizon Organic and Dean Foods
Agreements Effective Post Merger Between the Company and Existing Company Management
Other Related Party Transactions
Prior Public Offerings
Prior Stock Purchases
Source of Funds to Complete the Merger
Horizon Organic's Financial Forecasts
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership Table
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Officers and Directors
SELECTED FINANCIAL DATA
Selected Financial Data
Price Range for Horizon Organic Common Stock
Dividend Policy
THE AGREEMENT AND PLAN OF MERGER
Parties to the Merger Transaction
Horizon Organic Holding Corporation
Dean Foods Company
Capricorn Acquisition Sub, Inc.
Effective Time
Conversion of Securities; Payment of Cash Merger Consideration
Horizon Organic's Outstanding Stock Options
Conditions
Representations and Warranties
Covenants
Indemnification
Expenses
No Shop Provision
Termination, Amendment and Waiver; Termination or Break-Up Fee
DISSENTERS' RIGHTS: STOCKHOLDERS EXERCISING THEIR APPRAISAL RIGHTS
OTHER DISCLOSURES

v

Expenses of the Transaction
Accounting Treatment
Material Federal Income Tax Consequences
Stockholder Proposals for Next Annual Meeting
Independent Public Accountants
Incorporation of Certain Documents by Reference
Appendices:
Appendix A—Agreement and Plan of Merger
Appendix B—Opinion of RBC Dain Rauscher Inc., a member company of RBC Capital Markets
Appendix C—Section 262 of the Delaware General Corporation Law
Appendix D—Amendment to Agreement and Plan of Merger

SUMMARY TERM SHEET

        The following summarizes the principal terms of the proposed merger ("Merger") of Horizon Organic Holding Corporation, a Delaware corporation ("We," "Horizon Organic" or the "Company"), with Capricorn Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), which is a wholly-owned subsidiary of Dean Foods Company, a Delaware corporation ("Dean Foods" or "Parent"). This summary does not contain all of the information that may be important for you to consider when evaluating the merits of the Merger. You are encouraged to read this Proxy Statement, including the appendices and the documents that have been incorporated by reference into this Proxy Statement, in their entirety before voting. Section references are included below to direct you to a more complete description of the topics discussed in this summary.

  •
  You are being asked to approve and adopt an Agreement and Plan of Merger, dated as of June 29, 2003 (the "Agreement and Plan of Merger"), which provides for the merger of Merger Sub into Horizon Organic. As a holder of Horizon Organic common stock, you and all other such holders other than Dean Foods will be entitled to receive $24.00 in cash, without interest (the "Cash Merger Consideration"), for each share of Horizon Organic common stock that you own. (See "THE SPECIAL MEETING: INFORMATION CONCERNING PROXY SOLICITATION AND VOTING: Solicitation, Voting and Revocation of Proxies," p. 10).

  •
  Because Merger Sub was created only to facilitate the Merger, it has no assets. Dean Foods will fund approximately $254,000,000 to effect the payment of the total Cash Merger Consideration to our common stockholders (assuming exercise of all outstanding Company stock options prior to the effective time of the Merger). As of September 30, 2003, Dean Foods owned 1,338,000 shares of our common stock, and Dean Foods intends to vote its shares in favor of the Merger. (See the discussion of conflicts of interest below in this summary and "SPECIAL FACTORS: Interests of Certain Persons in the Merger," p. 43).

  •
  Dean Foods is one of the nation's leading food and beverage companies. It is the nation's leading processor and distributor of milk and other dairy products, and a leader in the soy-foods and specialty foods industries. Dean Foods produces a full line of company-branded and private label dairy products. It operates in more than 120 manufacturing facilities across the United States and in Spain and has approximately 28,000 employees worldwide. (See "THE AGREEMENT AND PLAN OF MERGER: Parties to the Merger Transaction, Dean Foods Company," p. 61).

  •
  This is a "going private" transaction. As a result of the Merger:

  •
  Dean Foods will hold all of our capital stock and equity interest;

  •
  Our current common stockholders will no longer have an interest in any future earnings or growth of the business;

  •
  We will no longer be a publicly-traded company; and

  •
  Our common stock will no longer be traded on the Nasdaq National Market. (See "SPECIAL FACTORS: Certain Effects of the Merger," p. 41).

  •
  The proposed Merger involves a potential conflict of interest because Dean Foods holds approximately 12.9% of our common stock, and two employees of Dean Foods or a wholly- owned subsidiary of Dean Foods serve on our board of directors (the "Board"), one of whom is a designated representative of Dean Foods. As a result, the Board formed a special committee (the "Special Committee"), consisting of all directors except the two employees of Dean Foods, for the purposes of considering, negotiating and making a recommendation to our Board regarding any transaction involving a transfer of ownership, including the proposed Merger.

    Charles F. Marcy, our President and Chief Executive Officer, served as a non-voting member on the Special Committee. (See "SPECIAL FACTORS: Background of the Proposal," p. 11).

  •
  In October 2002, we retained the services of RBC Dain Rauscher Inc., a member company of RBC Capital Markets ("RBC"), as the financial advisor to the Board, to consider strategic alternatives and, if requested, to give us an opinion as to the fairness of a proposed transaction to our common stockholders. (See "SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor," p. 22).

  •
  From March 2003 through June 28, 2003, RBC explored the interest of other prospects in a potential transaction involving a change in ownership of our Company. No one other than Dean Foods submitted an offer. (See "SPECIAL FACTORS: Background of the Proposal," p. 11).

  •
  On June 29, 2003, RBC rendered its opinion to the Special Committee and the Board that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the $24.00 per share Cash Merger Consideration to be paid in the Merger was fair, from a financial point of view, to the holders of Horizon Organic common stock other than Dean Foods. The full text of RBC's opinion is attached to this proxy statement as Appendix B. The summary of RBC's opinion which is located in the section of this proxy statement entitled "SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor" is qualified by reference to the full text of the opinion, which we urge you to read carefully in its entirety. The opinion was directed to Horizon Organic's Special Committee and the Board and does not constitute a recommendation as to how any holder of our common stock should vote on the Merger. (See "SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor," p. 22).

  •
  The Special Committee has determined that the Merger is fair to and in the best interests of our common stockholders other than Dean Foods and has recommended to our Board that the Merger should be completed under the terms of the Agreement and Plan of Merger. (See "SPECIAL FACTORS: The Special Committee and Its Recommendation," p. 18).

  •
  Acting on the unanimous recommendation of the Special Committee, our Board, without dissent, has approved and adopted the Agreement and Plan of Merger and authorized the Merger and recommends that you vote FOR approval and adoption of the Agreement and Plan of Merger and the Merger. (See "SPECIAL FACTORS: The Board's Recommendation," p. 22).

  •
  The Merger must be approved and adopted by a majority of our outstanding shares of common stock. (See "THE SPECIAL MEETING: INFORMATION CONCERNING PROXY SOLICITATION AND VOTING: Record Date, Outstanding Voting Securities and Voting Rights," p. 9).

  •
  The Merger is subject to several additional conditions, including clearance by the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On August 6, 2003, we received notice that this condition had been met. The parties expect that the Merger will be effective in early January 2004, subject to such conditions. (See "THE AGREEMENT AND PLAN OF MERGER: Conditions," p. 64, also see "AMENDMENT TO AGREEMENT AND PLAN OF MERGER," Appendix D).

  •
  The Agreement and Plan of Merger may be terminated at any time before the completion of the Merger by mutual written consent of both Dean Foods and us or by either party in certain instances. (See "THE AGREEMENT AND PLAN OF MERGER: Termination, Amendment and Waiver; Termination or Break-Up Fee," p. 66).

  •
  If the Agreement and Plan of Merger is terminated by Dean Foods in certain circumstances, including in the event that we breach the "no shop" provision of the Agreement and Plan of Merger, or the Board withdraws its recommendation of the Merger or recommends an alternative transaction to the Merger, then we will be obligated to pay Dean Foods a termination or "break-up" fee in the amount of $10,000,000 and reimbursement of expenses not to exceed $2,000,000. (See "THE AGREEMENT AND PLAN OF MERGER: Termination, Amendment and Waiver; Termination or Break-Up Fee," p. 66).

  •
  If you choose not to vote in favor of the Merger, Delaware law entitles you to a judicial appraisal of the fair value of your shares of common stock. There are procedural requirements that you will have to follow if you decide to pursue a judicial appraisal. We will not pay any expenses that you might incur in this regard. (See "DISSENTERS' RIGHTS: STOCKHOLDERS EXERCISING THEIR APPRAISAL RIGHTS," p. 68).

  •
  Your receipt of cash as a result of the Merger will generally be taxable to you. (See "OTHER DISCLOSURES: Material Federal Income Tax Consequences," p. 71).

QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL

        The following questions and answers are intended to summarize and highlight selected information from this Proxy Statement. These questions and answers do not contain all the information that may be important to you in evaluating the proposal. You should carefully read the entire Proxy Statement and all of its appendices including documents incorporated by reference prior to casting your vote.

WHAT AM I BEING ASKED TO VOTE UPON?

        You are being asked to consider and vote upon two proposals: (1) a proposal to approve and adopt the Agreement and Plan of Merger, pursuant to which a company that is wholly-owned by Dean Foods will be merged into our Company; and (2) a proposal to approve, if necessary, the adjournment of the Special Meeting to allow time to solicit additional proxies in connection with the Merger. As a result of the Merger, Dean Foods will hold all outstanding capital stock and equity interest of the Company, and you will no longer hold any of our stock. (See "THE SPECIAL MEETING: INFORMATION CONCERNING PROXY SOLICITATION AND VOTING: Business of the Special Meeting," p. 9).

WHAT WILL I RECEIVE IN THE MERGER?

        As a result of the Merger, each of your shares will be converted into the right to receive $24.00 in cash, which will be paid to you after the Merger is completed. Dean Foods will pay the aggregate Cash Merger Consideration of approximately $254 million (assuming exercise of all outstanding Company stock options). (See "SPECIAL FACTORS: Source of Funds to Complete the Merger," p. 49).

DOES DEAN FOODS HAVE THE FINANCIAL RESOURCES TO COMPLETE THE TRANSACTION?

        It is expected that Dean Foods will obtain the funds necessary to pay this amount from funds drawn under its revolving credit facility with various lenders and that Dean Foods has sufficient availability under its revolving credit facility to pay the Cash Merger Consideration. (See "SPECIAL FACTORS: Source of Funds to Complete the Merger," p. 49).

WHY WAS THE SPECIAL COMMITTEE FORMED?

        Our Board formed the Special Committee in connection with evaluating, negotiating and approving the terms of the Agreement and Plan of Merger. Dean Foods currently holds approximately 12.9% of our common stock. Our Board believed that a Special Committee of directors who are not agents, officers or employees of any potential acquirer of our Company, including Dean Foods, and who do not have a financial interest in the Merger materially different from the common stockholders was advisable to eliminate any potential conflict of interest in evaluating, negotiating and recommending the Merger and the terms of the Agreement and Plan of Merger. The Special Committee was formed on May 13, 2003. Its responsibility was to consider, negotiate and make recommendations to our Board with respect to transactions that would involve the transfer of ownership of the Company. The Special Committee has completed this activity. (See "SPECIAL FACTORS: Background of the Proposal," p. 11).

WHY IS THE BOARD RECOMMENDING THE MERGER?

        Relying on the recommendation of the Special Committee and the opinion of RBC, our Board has approved the Merger and the Agreement and Plan of Merger and has voted to recommend that you vote FOR approval of the Merger and the Agreement and Plan of Merger.

        We entered into the Agreement and Plan of Merger, among other reasons, to permit our stockholders to realize a significant premium over market prices for our common stock. The Cash

Merger Consideration represents a premium of more than forty-six percent (46%) over the average closing price of our common stock for the thirty days prior to June 29, 2003, the date on which we signed the Agreement and Plan of Merger.

        The Company retained RBC as an expert financial advisor to provide guidance to the Special Committee and the Board concerning the proposed Merger. The Board received an opinion from RBC on which the Special Committee and the Board have relied. It is RBC's opinion that as of June 29, 2003, the $24.00 per share to be paid to the common stockholders in the Merger is fair from a financial point of view. (See "SPECIAL FACTORS: The Special Committee and Its Recommendation," p. 18).

HOW WAS THE AMOUNT OF THE MERGER CONSIDERATION DETERMINED?

        The Cash Merger Consideration of $24.00 per share was determined by direct negotiations between Dean Foods and the Company. (See "SPECIAL FACTORS: The Special Committee and Its Recommendation," p. 18 and "SPECIAL FACTORS: Background of the Proposal," p. 11).

WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

        If the Agreement and Plan of Merger is adopted and approved at the Special Meeting, and the other conditions to the Merger are satisfied or waived, the Merger is expected to be completed in early January 2004. (See "THE AGREEMENT AND PLAN OF MERGER: Effective Time," p. 62).

ARE THERE CONDITIONS TO THE MERGER OTHER THAN ITS APPROVAL AT THE SPECIAL MEETING OR OTHER CIRCUMSTANCES UNDER WHICH THE MERGER MAY NOT BE COMPLETED?

        Yes. Before the Merger can be completed, the conditions contained in the Agreement and Plan of Merger must be satisfied or waived. These conditions include, among others, the accuracy of representations and warranties made by us and by Dean Foods, the absence of material adverse changes in our business, the satisfaction of certain requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, completion of the Merger on or before January 15, 2004 and other contractual conditions common to a transaction of this type and size. The requirements relative to the Hart-Scott-Rodino condition were met on August 6, 2003. The Agreement and Plan of Merger was amended on November 14, 2003 to revise the date on which Dean Foods or Horizon Organic may terminate the Agreement and Plan of Merger from December 15, 2003 to January 15, 2004 if the Merger has not been completed by such date. The Amendment to Agreement and Plan of Merger is attached hereto as Appendix D. Further, we can terminate the Merger at any time prior to its completion by mutual consent, and either of us can terminate the Merger if certain events occur. In certain circumstances, we would have to pay Dean Foods a termination fee together with expenses if we terminate the Merger.

        Additionally, there are two (2) pending lawsuits filed since June 29, 2003, which question various aspects of the Merger and seek to enjoin the completion of the Merger. We believe the lawsuits have no merit, and we are vigorously defending them. (See "SPECIAL FACTORS: Post June 29, 2003 Litigation," p. 43).

WHAT ARE THE CONSEQUENCES OF THE MERGER TO PRESENT MEMBERS OF MANAGEMENT AND THE BOARD?

        Our current Board will resign effective upon the closing of the Merger. It is expected that, in general, members of our current management will continue to serve in management positions of the merged entity after the Merger. Like all of our other stockholders except Dean Foods, members of management and the Board will be entitled to receive $24.00 per share in cash for each of their shares of common stock. Ms. Goolsby, the designated representative of Dean Foods on the Board, intends to surrender and cancel her Horizon Organic stock options immediately prior to the Merger. (See "SPECIAL FACTORS: Certain Effects of the Merger: Resignation of Directors," p. 42).

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES?

        Your receipt of cash for your shares in the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. You will recognize a gain or loss equal to the difference between $24.00 per share and your tax basis in the shares of Horizon Organic common stock that you owned immediately prior to the completion of the Merger. For U.S. federal income tax purposes, this gain or loss generally will be a capital gain or loss if you held the shares of common stock as a capital asset.

        Tax matters are very complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the Merger as may be applied to you. (See "OTHER DISCLOSURES: Material Federal Income Tax Consequences," p. 71).

WHEN AND WHERE IS THE SPECIAL MEETING?

        The Special Meeting will be held at our Company's offices at 6311 Horizon Lane, Longmont, Colorado, on December 18, 2003 at 9:30 a.m. Mountain time. (See "THE SPECIAL MEETING: INFORMATION CONCERNING PROXY SOLICITATION AND VOTING: General: Date, Time and Place of Special Meeting," p. 9).

WHO CAN VOTE ON THE AGREEMENT AND PLAN OF MERGER?

        Any holders of our common stock at the close of business on October 22, 2003, the record date for the Special Meeting, may vote in person or by proxy at the Special Meeting.

WHAT VOTE IS REQUIRED TO ADOPT AND APPROVE THE AGREEMENT AND PLAN OF MERGER?

        The Agreement and Plan of Merger must be adopted and approved by the affirmative vote of at least a majority of the outstanding shares of our common stock.

        Dean Foods, together with Horizon Organic's directors and management, hold an aggregate of 2,704,434 shares of common stock issued and outstanding, which constitute 26.09% of the Company's shares issued and outstanding (this number and percentage calculation do not include any shares that may be purchased by reason of the exercise of options prior to or coincident with the closing of the Merger). Assuming that all of such shares are voted in favor of the Merger, 2,478,462 additional shares or 23.91% of the shares issued and outstanding would have to be voted by other stockholders in favor of the Merger in order for it to be completed.

        No Horizon Organic directors or members of management have agreed to vote their Company stock in favor of the Merger, although as of the date hereof, all intend to do so. (See "THE SPECIAL MEETING: INFORMATION CONCERNING PROXY SOLICITATION AND VOTING: Business of the Special Meeting," p. 9).

WHAT DO I NEED TO DO WITH MY PROXY CARD?

        After you have carefully read this document, indicate on your proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed, postage prepaid return envelope as soon as possible so that your shares may be represented and voted at the Special Meeting.

WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

        The failure to return your proxy card will have the same effect as voting AGAINST the Agreement and Plan of Merger because approval requires the affirmative vote of a majority of the outstanding shares of our common stock.

WHAT WILL HAPPEN TO THE MARKET FOR THE COMMON STOCK AFTER THE MERGER?

        At the effective time of the Merger (the "Effective Time"), trading in our common stock on the Nasdaq National Market will cease, and there will no longer be a public market for it. Price quotations for the Company's common stock will no longer be available and the registration of our common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

SHOULD I SEND MY STOCK CERTIFICATES NOW?

        No. After the Merger is completed, you will receive written instructions about how to exchange your shares of common stock for a cash payment of $24.00 per share, without interest.

MAY I VOTE IN PERSON?

        Yes. You may attend the Special Meeting of stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy from the broker, bank or other nominee.

MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

        Yes. You may change your vote at any time before your proxy card is voted at the Special Meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Horizon Organic at its executive offices located at 6311 Horizon Lane, Longmont, CO 80503, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker regarding how you may change your prior instructions.

IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

        No. Your shares will not be voted unless you follow the directions your broker sends to you regarding how to vote your shares. If you do not give your broker instructions, your broker will not vote your shares; it will have the same effect as a vote AGAINST the Merger, and AGAINST any vote to adjourn the Special Meeting, if necessary, to allow time to solicit additional proxies in connection with the Merger.

WHO SHOULD I CONTACT IF I HAVE FURTHER QUESTIONS?

        You may contact Horizon Organic's Investor Relations department at the address and telephone number below:

      Horizon Organic Holding Corporation
      Attention: Ms. Jennifer J. Matuschek
      6311 Horizon Lane
      Longmont, CO 80503
      303-530-2711, Extension 178

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "SEC"). These reports and information may be read and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of the reports and information filed by the Company may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a worldwide web site on the internet that contains reports, proxy statements and other information about registrants, such as the Company, that file electronically with the SEC. The address of that web site is http://www.sec.gov. Additionally, the Company makes its public filings available on its website at www.horizonorganic.com.

THE SPECIAL MEETING:
INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

General: Date, Time and Place of Special Meeting

        The Company is soliciting the enclosed proxy on behalf of its Board for use at the Special Meeting to be held on December 18, 2003 at 9:30 a.m. Mountain time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. This Proxy Statement is furnished in connection with the solicitation.

        The Special Meeting will be held at the Company's offices at 6311 Horizon Lane, Longmont, Colorado. The Company intends to mail this Proxy Statement and accompanying proxy card on or about November 21, 2003, to all stockholders entitled to vote at the Special Meeting.

Business of the Special Meeting

        At the Special Meeting, the Company's stockholders will consider and vote upon two proposals: (1) the proposal to approve and adopt the Agreement and Plan of Merger, pursuant to which Merger Sub will be merged into the Company ("Proposal 1"); and (2) a proposal to approve, if necessary, the adjournment of the Special Meeting to allow time to solicit additional proxies in connection with the Merger ("Proposal 2"). Upon approval of Proposal 1, each outstanding share of Horizon Organic common stock (other than shares held by stockholders who have properly perfected their appraisal rights) will be converted into the right to receive $24.00 in cash. A copy of the Agreement and Plan of Merger is attached as Appendix A hereto.

        Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted for or against the Proposals as indicated by the voting stockholder.

Record Date, Outstanding Voting Securities and Voting Rights

        The Board has set the close of business on October 22, 2003 as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 10,367,165 shares of Horizon Organic's common stock outstanding. Each share of the Company's common stock is entitled to one vote on the Proposals and any other matter to be acted upon at the Special Meeting.

        Under Delaware law, the representation in person or by proxy of a majority of the votes that are entitled to be cast is necessary to provide a quorum at the Special Meeting. At the Special Meeting, the affirmative vote of a majority of the shares issued and outstanding is required to approve Proposal 1. However, the affirmative vote of a majority of the shares represented at the Special Meeting is required to approve Proposal 2.

        Abstentions will not be counted as a vote in favor of Proposal 1 or Proposal 2. Abstentions will be counted for the purposes of determining the presence or absence of a quorum. In the case of each Proposal, an abstention will have the same effect as a vote against the respective Proposal.

        The two Proposals are not considered routine matters. Accordingly, broker-dealers who hold shares in street name will not have authority to vote on either of them. For the purposes of the vote on Proposals 1 and 2, broker non-votes will have the same effect as votes against each Proposal.

        The Merger is not structured so that approval is required of a majority of the unaffiliated stockholders; rather it requires the approval of the holders of a majority of the Company's common stock, including stock held by affiliates of the Company. Dean Foods' holds 1,338,000 shares, or approximately 12.9% of the Company's outstanding shares of common stock, which Dean Foods' will vote for the Merger.

Solicitation, Voting and Revocation of Proxies

        The Company will bear the cost of preparing and mailing this Proxy Statement, the Notice of Special Meeting and the enclosed proxy. There will be no special Internet web page set up to solicit or receive proxies. Proxies may be solicited by telephone, the use of mail or e-mail communications that will be originated by officers, directors, and a small number of regular employees of the Company who will not be specially compensated for their efforts. The Company may request that banks and broker-dealers solicit proxies from their customers and will reimburse them for their reasonable expenses incurred in connection with such solicitation.

        The enclosed proxy is solicited on behalf of the Board. The submission of a proxy does not preclude the right to vote in person if any stockholder giving the proxy so desires. Stockholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person at the Special Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Special Meeting. Attendance at the meeting will not, by itself, revoke a proxy.

Dissenters' Rights of Appraisal

        The business presented is the vote upon the Merger of the Company with a third party. Under Section 262 of the Delaware General Corporation Law, if a vote sufficient to effect the Merger is obtained, a stockholder who chooses to dissent from the transaction may have his interest in the Company judicially appraised and then paid at the appraised price. This price could be higher or lower than the Cash Merger Consideration. These rights are discussed in detail in the accompanying materials.

Adjournments

        Although it is not expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting, by approval of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy at the Special Meeting, whether or not a quorum exists. There is a separate proposal on the proxy for stockholders to vote on whether Thomas D. McCloskey, Jr., the Company's Chairman of the Board, and Thomas P. Briggs, the Company's Chief Financial Officer, as holders of the proxies, may effect such an adjournment.

SPECIAL FACTORS

        The Agreement and Plan of Merger provides that Merger Sub will be merged with and into the Company and that following the Merger, the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation. The terms of and conditions to the Merger are contained in Appendix A to this Proxy Statement. The discussion in this Proxy Statement of the Merger and the Agreement and Plan of Merger, which consists of a summary description of all of the material terms of the Agreement and Plan of Merger, is subject to and qualified in its entirety by reference to the more complete information set forth in Appendix A.

Background of the Proposal

        Horizon Organic produces and markets the leading brands of organic milk in the U.S. and the United Kingdom and a full line of branded, refrigerated, organic dairy products and organic juices. The Company markets its products under the Horizon Organic and The Organic Cow of Vermont brand names in the U.S. and the Rachel's Organic brand name in the United Kingdom. Horizon Organic is the largest brand of organic foods in the U.S. It also licenses its Horizon Organic brand for use on organic dairy products in Japan and organic eggs in the U.S. According to Information Resources, Inc., a market research firm, its organic fluid milk has an approximately 70% market share of all organic fluid milk sold in conventional supermarket chains in the U.S.

        Dean Foods is one of the nation's leading food and beverage companies. It is the nation's leading processor and distributor of milk and other dairy products, and a leader in the soy-foods and specialty foods industries. Dean Foods produces a full line of company-branded and private label dairy products. It operates in more than 120 manufacturing facilities across the United States and in Spain and has approximately 28,000 employees worldwide.

        Dean Foods originally acquired 1,100,000 shares of common stock from Horizon Organic pursuant to a Stock Purchase Agreement, dated as of June 5, 1998, by and between Horizon Organic and Dean Foods (the "1998 Stock Purchase Agreement"). Subsequent to the 1998 Stock Purchase Agreement, Dean Foods acquired additional shares of common stock in the following amounts: (i) 75,000 shares at a purchase price of $15.79 per share on February 2, 1999, (ii) 75,000 shares at a purchase price of $15.50 per share on February 10, 1999, (iii) 40,000 shares at a purchase price of $15.72 per share on February 23, 1999, (iv) 23,000 shares at a purchase price of $15.67 per share on February 23, 1999, and (v) 25,000 shares at a purchase price of $15.67 per share on March 1, 1999. All of the shares purchased after the 1998 Stock Purchase Agreement were purchased in private transactions pursuant to the Major Stockholder Agreement (defined below, see also "SPECIAL FACTORS: Interests of Certain Persons in the Merger: Transactions and Relationships between Horizon Organic and Dean Foods," p. 43).

        Pursuant to the 1998 Stock Purchase Agreement, Horizon Organic and Dean Foods entered into a Stockholder Agreement, dated as of June 5, 1998 (the "Stockholder Agreement"). Under the Stockholder Agreement: (i) so long as Dean Foods' fully diluted ownership percentage in Horizon Organic is at least five percent (5%), Dean Foods has the right to designate one member of the Board; (ii) Dean Foods has certain preemptive rights to maintain its ownership percentage in Horizon Organic; (iii) Dean Foods' voting ownership percentage in Horizon Organic may not exceed twenty-five percent (25%) without the consent of Horizon Organic (the "Standstill Obligation"); (iv) Dean Foods is required, so long as its fully diluted ownership percentage is at least five percent (5%), to attend all duly held stockholders meetings and to vote its shares of common stock, subject to certain limitations, (a) for management's nominees to the Board, (b) to approve amendments to Horizon Organic's equity incentive plans that increase the number of shares reserved for issuance, and (c) to approve amendments to Horizon Organic's certificate of incorporation that increase the authorized capital stock; (v) Dean Foods is prohibited from soliciting proxies with respect to any of Horizon Organic's voting securities or from becoming a participant in an election contest with respect to the election of Horizon Organic's directors; (vi) there are certain restrictions on Dean Foods' transfer of Horizon

Organic stock; (vii) Dean Foods is granted various rights, including a right of first negotiation to acquire Horizon Organic, registration rights and a right of first refusal if one of certain Dean Foods' competitors offers to purchase stock from Horizon Organic; and (viii) Dean Foods must vote in favor of an acquisition of Horizon Organic by a third party if approved by the Board.

        Also, pursuant to the 1998 Stock Purchase Agreement, Dean Foods entered into a Major Stockholder Agreement (the "Major Stockholder Agreement") with certain other Horizon Organic investors (the "Major Stockholders"), which contains provisions relating to the common stock. Pursuant to the Major Stockholder Agreement, each of the Major Stockholders granted to Dean Foods a right of first negotiation to acquire any shares of common stock that such Major Stockholder intends to sell in private resale and which shares were: (i) held by such Major Stockholder as of the date of the Major Stockholder Agreement, or (ii) acquired upon exercise of options or warrants outstanding as of such date. Furthermore, as long as Dean Foods is entitled to have a representative on the Board, each Major Stockholder must take such action as may be necessary so that all of the Major Stockholder's shares of common stock are voted for Dean Foods' designee representative on the Board. Finally, the Major Stockholder Agreement provides Dean Foods with a right of first refusal if one of certain Dean Foods' competitors offers to purchase a Major Stockholder's shares of common stock.

        At the time of Dean Foods' acquisition of shares of Company common stock in 1998, it disclosed in a Schedule 13D filed with the SEC that it was acquiring its shares for investment purposes and that its intention was to review continuously and monitor its investment in Horizon Organic.

        On September 15 and 16, 2002, Paul Repetto, a co-founder of the Company who was then a member of the Board, at his request, and in his individual capacity, met with Gregg Engles, the Chief Executive Officer of Dean Foods, and Michelle Goolsby, the Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer of Dean Foods and a member of the Board, in Dallas, Texas, to discuss the relationship between the Company and Dean Foods. They discussed the potential benefits of and alternatives to improving and expanding the strategic relationship between the Company and Dean Foods. This conversation focused the attention of Dean Foods on its relationship with Horizon Organic.

        On October 23, 2002, Mr. Engles and Ms. Goolsby, at their request, met in Dallas, Texas, with Thomas D. McCloskey, Jr., Chairman of the Board, and Clark R. Mandigo II, an independent member of the Board, and indicated that Dean Foods' management was interested in exploring the possibility of acquiring the remaining shares of Horizon Organic common stock not owned by Dean Foods and requested that the Company permit Dean Foods to review confidential information of the Company.

        On October 30, 2002, the Board met in executive session to consider the request from Dean Foods. Ms. Goolsby did not attend the executive session because she is the designated representative of Dean Foods on the Board pursuant to the Stockholder Agreement, and Richard L. Robinson also did not attend. Mr. Robinson has served on the Board since July 1996. In 1999, he became Co-Chief Executive Officer of Robinson Dairy, LLC when it was acquired by Dean Foods, and he has remained in that position. He did not attend the executive session because of his current relationship with Dean Foods, even though his relationship with Horizon Organic preceded his relationship with Dean Foods. During the executive session, the Board granted permission to management to provide confidential information to Dean Foods subject to the terms of a confidentiality agreement. In order to receive the confidential information from the Company, Dean Foods was required to execute a letter (the "Waiver Letter") whereby Dean Foods would have a period of forty-five (45) days in which to negotiate exclusively with respect to an acquisition of the Company, and thereafter, Dean Foods would waive its right of first negotiation pursuant to the Stockholder Agreement. The Company would then be permitted to negotiate an acquisition of the Company for six (6) months with any other party, free of Dean Foods' right of first negotiation. In addition, at its executive session, the Board approved the engagement of RBC to advise the Company in connection with the review of its strategic alternatives, including any possible sale of the Company or the continuation of its existing course as an independent company, which might require raising additional capital. Prior to this time, the Board's strategy was to operate the Company as an independent public company. However, the Board recognized the risks in the Company's ability to continue to meet public market expectations for its continued growth and profitability and its need to raise additional equity capital to continue its growth.

        On October 30, 2002, Dean Foods executed a confidentiality agreement to be effective October 29, 2002. Also on October 30, 2002, the Company executed an engagement letter with RBC. On November 18, 2002, the Company and Dean Foods executed the Waiver Letter.

        Members of the Company's management and representatives of RBC met in person with members of Dean Foods' management and representatives of Goldman, Sachs & Co., Dean Foods' financial advisor ("Goldman"), in Dallas, Texas on November 19, 2002, to discuss the business and prospects of the Company. Thereafter, representatives of the Company and RBC, in numerous telephone conferences and meetings, provided Dean Foods and its advisors with additional, detailed information concerning the Company's business and prospects from a financial and legal perspective.

        On November 21, 2002, the board of directors of Dean Foods held its regular quarterly meeting and received a report from management on due diligence and status regarding Horizon Organic.

        On January 3, 2003, Dean Foods' exclusive negotiation right in the Waiver Letter expired.

        The Board held a meeting on January 29, 2003, during which the directors of the Company, not including Ms. Goolsby and Mr. Robinson, met in executive session. The Board considered the strategic alternatives of a sale of the Company to Dean Foods or another company or the continuation of the Company's existing course as an independent company with the possibility of raising additional capital for continued growth. RBC presented information on these strategic alternatives. The Board did not reject either of these alternatives at that time. However, based upon the information presented, the Board authorized RBC to explore the level of interest in a potential acquisition of the Company by certain companies that it believed to be the most likely to have a high level of interest and financial capacity for such a transaction. At this point in time, Dean Foods had not submitted a proposal.

        At a meeting of Dean Foods' board of directors on February 21, 2003, representatives from Goldman provided the board of directors with an overview of Horizon Organic, a status report on due diligence and a preliminary valuation analysis of the Company.

        On February 26, 2003, a representative of Goldman informed a representative of RBC that Dean Foods was continuing to conduct due diligence and, while Dean Foods had not yet made a determination regarding valuation, based on its due diligence conducted to date, management of Dean Foods expected valuation to be in a range of $18.00 to $21.00 per share. Goldman also stated that Dean Foods might pay part of the consideration in any transaction in the form of stock. During subsequent discussions, RBC requested a more precise indication of value, and Goldman indicated that management of Dean Foods expected the potential valuation to be in the range of $20.00 per share. Thereafter, at the direction of Mr. McCloskey, RBC informed Goldman that the Board believed the valuation of the Company was significantly higher and, therefore, that the Company was not interested in a transaction with Dean Foods.

        On March 3, 2003, the Company instructed RBC to commence solicitation of other prospects. RBC contacted eleven (11) other prospects. Ten (10) of these prospects expressed interest and requested a package of public information. Three (3) of these prospects, along with their partners, executed confidentiality agreements and met with members of the Company's management and representatives of the Company's auditors and advisors, reviewed documents in the Company's data room and performed other substantial due diligence.

        At a meeting of Dean Foods' board of directors on March 24, 2003, management reported that it had ceased due diligence with respect to Horizon Organic.

        On April 21, 2003, Mr. Engles and Ms. Goolsby met with Mr. McCloskey and Charles F. Marcy, the Company's President and Chief Executive Officer, in Broomfield, Colorado to discuss whether the parties had an interest in resuming due diligence which might change Dean Foods' perspective as to the possible valuation of the Company.

        At a meeting on May 13, 2003, the Board held an executive session without the attendance of Ms. Goolsby or Mr. Robinson. Mr. Repetto was no longer a member of the Board because his term had expired on the same day. At the executive session, RBC reported on the level of interest of the prospects solicited, stating that two prospects, other than Dean Foods, remained interested in a possible acquisition transaction at that time. The members of the Board considered the continuation of Horizon Organic as an independent public company to be a viable strategy, but subject to the risks of continuing to meet public market expectations for its continued growth and profitability and its need to raise additional equity capital to continue its growth. They had previously considered making a public offering of additional shares of the Company's common stock to support its future growth. However, by the end of the first quarter of 2003, they had abandoned such an offering based upon the volatility of the Company's stock price, uncertain market conditions, and the Company's failure to sell its Idaho dairy farm. Accordingly, the members of the Board considered a potential sale of the Company given the interest that had been expressed by Dean Foods and the two other prospects. The full Board then reconvened and authorized the appointment of a Special Committee to consider, negotiate and make recommendations to the Board regarding any transaction involving a sale of the Company. The Board appointed Mr. McCloskey as the chairman of the Special Committee, directors Jamison, Paul, Gordon and Mandigo as voting members of the Special Committee, and Mr. Marcy as a non-voting member of the Special Committee. Ms. Goolsby and Mr. Robinson were not members of the Special Committee due to their relationships with Dean Foods. All voting members of the Special Committee were non-employee directors. Mr. Marcy was not a voting member because of the potential for a conflict of interest due to "change of control" provisions contained in his employment agreement with Horizon Organic. Mr. Marcy was appointed as a non-voting member of the Special Committee in order that the voting members would have the benefit of Mr. Marcy's knowledge of the Company, Dean Foods and the other prospects. Further, his participation would also enable him to better assist the Special Committee in fulfillment of its purposes.

        On May 16, 2003, RBC delivered to the two prospects that remained interested in a possible acquisition transaction an invitation to submit bids by June 6, 2003. The invitation was not sent to Dean Foods, with whom discussions were continuing. On May 27, 2003, RBC delivered the form of an agreement and plan of merger providing for a cash-out merger of the Company, without addressing pricing, to the two prospects that received the May 16, 2003 letter. RBC and Horizon Organic continued to work with these prospects until June 28, 2003. Ultimately, no prospects submitted a bid in response to such invitation.

        On June 13, 2003, at the request of counsel for Dean Foods, counsel for the Company provided to counsel for Dean Foods the form of agreement and plan of merger that had been provided to other prospects, which agreement provided for a cash-out merger of the Company, without addressing pricing. On June 25, 2003, counsel for Dean Foods provided to counsel for the Company written comments to the form of agreement and plan of merger, without addressing pricing.

        On June 26, 2003, representatives of Goldman informed representatives of RBC that Dean Foods had expressed an interest in receiving an invitation to submit a bid with respect to a possible acquisition of the Company. Dean Foods made the request to avoid violating its Standstill Obligation under the Stockholder Agreement.

        On June 26, 2003, the Special Committee held a telephonic meeting at which representatives of RBC reported on the status of discussions with the interested prospects. RBC reported that Dean Foods had expressed interest in receiving an invitation to submit a bid. RBC reported that there were no prospects other than Dean Foods then interested and capable of submitting a bid by July 3, 2003, the date on which the Dean Foods waiver of its right of first negotiation under the Stockholder Agreement would expire. In addition, RBC reported its belief that based on conversations with representatives of Goldman, Dean Foods might be willing to offer between $23.00 and $25.00 per share, subject to authorization by its board of directors and receipt of a waiver of its Standstill Obligation from the Company. The Special Committee understood that such range represented the belief of RBC only, and that the board of directors of Dean Foods had not yet acted upon the matter. RBC also reported that Dean Foods' management desired to present the matter for consideration by its board of directors at a meeting being held late in the afternoon of June 27, 2003. The Special Committee considered the information presented by RBC including a valuation analysis concerning valuation and the results of the efforts to obtain other bidders.

        The valuation analysis presented by RBC to the Special Committee on June 26, 2003 is identical in all material respects to the report presented to the Board on June 29, 2003, as described more fully in "SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor," p. 22, except that (i) the June 29, 2003 report was updated to reflect the Company's and the comparable companies' common stock closing prices on June 27, 2003; (ii) the June 26, 2003 report did not contain the premium analysis and the historical relative value performance for the Company, comparable companies, and the NASDAQ Composite Index; and (iii) the June 26, 2003 report presented the comparable company analysis based on a range of prices between $23.00 per share and $25.00 per share, in $0.50 increments. The RBC report included valuation analyses based upon the last 12 months of Horizon Organic's financial results as of May 31, 2003, including the first quarter of 2003. The Company announced its first quarter results to the public by press release on May 5, 2003. Further on June 18, 2003, the Company announced through a press release that it had reached the milestone of $200,000,000 in sales for the 12 months ended April 30, 2003. The Special Committee believed, at the time of its meeting on June 26, 2003, that the reported results and expectations for similar results in the future were reflected in the price of the Company's stock at that time. The Special Committee also believed that the Company's results of operations for the six months ended June 30, 2003 would be consistent with the guidance previously disclosed to the public. Also at the meeting on June 26, 2003, the Special Committee had considered the risks to the Company of continuing to meet public market expectations for its continued growth and profitability and its need to raise additional equity capital to continue its growth. The Special Committee then adjourned the meeting until the following morning, June 27, 2003, to allow the members to further consider the matter.

        With respect to other prospective buyers approached by RBC since March 3, 2003, three prospects expressed an interest. One of these other three prospects completed preliminary due diligence and advised RBC on May 16, 2003 that it was no longer interested in pursuing a transaction. The second of these prospects had completed preliminary due diligence, but was not actively pursuing a transaction on June 28, 2003. The third of these prospects continued to perform due diligence until June 28, 2003. However, the Special Committee had doubts about this prospect's financial ability to consummate a transaction. Communication with the latter two prospects continued until June 28, 2003. The communications with each prospect focused on its gaining a better understanding of the Company's business so it could be in a position to provide an offer, if it determined it was in its interest to do so. During the due diligence process, each of these three other prospects communicated concerns about the proposed transaction based upon its perception of its respective inability to operate the Horizon Organic business in a manner that would enable it to achieve its desired returns. Ultimately, none of these other prospects made an offer to acquire the Company nor did any of these prospects indicate a desire to pursue a transaction after the announcement of the Merger.

        At the reconvened meeting on June 27, 2003, the Special Committee decided that a cash price of $24.00 per share or more was fair from a financial point of view and in the best interests of the Company and its stockholders. The Special Committee reached this conclusion based upon its judgment as to the historical price of the Company's shares, the valuation analysis in the RBC report of June 26, 2003, the results of the solicitation of other prospects, the risks to the Company of continuing to operate as an independent public company, the results of operations and the prospects of the Company, its knowledge of Dean Foods and the nature of the consideration to be received. (See "SPECIAL FACTORS: The Special Committee and its Recommendation: The Special Committee's Recommendation," p. 19).

        The Special Committee did not disclose to Dean Foods its conclusion that the $24.00 price was the lowest that it would accept. Rather, it authorized the Company's counsel to send a letter to counsel for Dean Foods waiving the Standstill Obligation and inviting a proposal from Dean Foods so long as (i) the proposal was at a price of at least $24.00; and (ii) the negotiations could be successfully concluded by the end of the day on June 29, 2003. Further, the letter contained the qualification that the price per share could not be reduced by reason of the severance and retention program previously authorized by the Company (See "SPECIAL FACTORS: Interest of Certain Persons in the Merger, Other Related Party Transactions," p. 45) and acceleration of vesting of outstanding options (See "SPECIAL FACTORS: Treatment of Stock Options," p. 41). The Special Committee believed that it was important to conclude the negotiations of the Agreement and Plan of Merger on June 29, 2003 because the Dean Foods' waiver of its right of first negotiation pursuant to the Waiver Letter expired on July 3, 2003. The Special Committee believed it was more favorable to conclude the negotiations at a time when the remaining prospects could submit offers to purchase the Company rather than when Dean Foods had a right to negotiate exclusively. At this time, the Special Committee also authorized Mr. McCloskey to represent it in the proposed negotiations.

        Following the meeting, the Company's counsel delivered such letter by e-mail to counsel for Dean Foods. Counsel for Dean Foods indicated by return e-mail to counsel for the Company that he was not authorized to receive any information concerning pricing.

        Late in the afternoon of June 27, 2003, the board of directors of Dean Foods met in a special meeting to consider making a proposal to acquire Horizon Organic. Management, outside counsel and advisors to Dean Foods, including Goldman, made presentations, and management and Goldman presented a limited valuation analysis of Horizon Organic. The board of directors of Dean Foods authorized an offer for Horizon Organic at a price of $23.00 per share, subject to receipt of a waiver of the Standstill Obligation. The board of directors of Dean Foods also authorized its Executive Committee to increase the offer to $24.00 per share if necessary.

        Following the meeting of the board of directors of Dean Foods, counsel for the Company and representatives of RBC met with members of Dean Foods' management, counsel for Dean Foods and representatives of Goldman. Dean Foods informed the Company that its board of directors had approved the commencement of an effort to acquire Horizon Organic through a cash-out merger at a price of $23.00 per share, subject to receipt of a waiver of the Standstill Obligation. Mr. McCloskey and Mr. Engles conducted negotiations regarding pricing in two separate telephone discussions and finally agreed to a merger price of $24.00 per share, which Mr. McCloskey would recommend to the Board and Mr. Engles would recommend to his Executive Committee. Thereafter, counsel for the Company executed and delivered to counsel for Dean Foods a letter, effective June 27, 2003, confirming the Company's invitation, without any reference to price, to submit a bid.

        Thereafter, the representatives of the Company and Dean Foods continued to negotiate the terms of the Agreement and Plan of Merger.

        During the morning of June 28, 2003, the Special Committee met and received a report from RBC and Company counsel with respect to the status of the negotiations. The valuation presented by RBC to the Special Committee on June 28, 2003 is identical in all material respects to the report presented to the Board on June 29, 2003, as described more fully, in "SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor," p. 22. Upon review of the valuation factors discussed at its previous meeting as well as the report of the negotiations, the Special Committee by unanimous vote of its voting members authorized the Company's representatives to proceed with the negotiation of a definitive merger agreement with a price of $24.00 per share without reduction for the costs of the severance and retention program and the acceleration of vesting of all Horizon Organic options granted to employees and directors of Horizon Organic prior to July 22, 2003, subject to approval of the Board at its meeting scheduled for June 29, 2003. The Special Committee selected the $24.00 per share amount based upon its judgment as to the historical price of the Company's shares, the valuation analysis in the RBC report of June 28, 2003, the results of the solicitation of other prospects, the risks to the Company of continuing to operate as an independent public company, the results of operations and the prospects of the Company, its knowledge of Dean Foods and the nature of the consideration to be received. The Special Committee also considered recently reported results and the Company's guidance disclosed to the public. The Special Committee believed that the $24.00 per share price represented a significant premium over a market price that already reflected the recently published reports concerning the favorable results of the Company's operations. The Special Committee believed the Company's market price also reflected, to some extent, the expected growth rate of the organic foods industry. The Special Committee also believed there was considerable risk in the Company's ability to maintain performance levels into the future required to achieve and maintain a stock price equal to or greater than that offered by Dean Foods. (See "SPECIAL FACTORS: The Special Committee and its Recommendation: The Special Committee's Recommendation," p. 19).

        On June 28, 2003, the Executive Committee of the board of directors of Dean Foods authorized the Cash Merger Consideration of $24.00 per share. The representatives of the Company and Dean Foods continued to negotiate and finalize the Agreement and Plan of Merger through June 29, 2003. These negotiations: (i) established that Dean Foods would offer to assume all then-outstanding Company stock options and substitute similar rights to acquire shares of the common stock of Dean Foods; (ii) established that the Company stock options granted prior to July 22, 2003 would be accelerated so as to be fully vested at closing; (iii) clarified the representations and warranties of the Company; (iv) clarified the Company's covenants regarding non-solicitation of other proposals and the conduct of its business pending closing, including specific provisions regarding the business that the Company could conduct and the acquisitions and sales of certain assets that could occur without the consent of Dean Foods; (v) established the amount of the termination fee at $10,000,000 and the maximum expense reimbursement at $2,000,000; and (vi) clarified the conditions under which the Agreement and Plan of Merger can be terminated.

        Late in the afternoon on June 29, 2003, the Company's Board met by telephone. RBC rendered its oral opinion to the Special Committee and the Board that, as of that date and subject to the assumptions, qualifications and limitations set forth in its written opinion that was concurrently delivered to the Special Committee and the Board, the Cash Merger Consideration to be paid in the proposed Merger was fair, from a financial point of view, to the holders of Horizon Organic common stock. (See "SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor," p. 22, as well as the full text of the RBC opinion contained in Appendix B, for the assumptions, qualifications and limitations set forth in RBC's opinion, as well as the presentation made by RBC to the Special Committee and the Board in connection with its opinion). Also, counsel for the Company discussed the material terms of the draft of the Agreement and Plan of Merger, a copy and summary of which had been provided to the members of the Board the previous evening. Without dissent, the Board, with Ms. Goolsby and Mr. Robinson abstaining, then approved the Merger and execution of the Agreement and Plan of Merger and, further, resolved that the matter be submitted to a vote of the Company's stockholders with the Board's recommendation for approval.

        The Agreement and Plan of Merger was then executed by the parties on the evening of June 29, 2003.

        On June 30, 2003, the Company and Dean Foods issued a joint press release at approximately 8:30 a.m. Eastern time announcing the signing of the Agreement and Plan of Merger.

Certain Potential Director Conflicts of Interest

        The proposed Merger involves a potential conflict of interest because Dean Foods is a significant stockholder in Horizon Organic and two employees of Dean Foods or a wholly-owned subsidiary of Dean Foods, Ms. Goolsby and Mr. Robinson, serve as directors of Horizon Organic. Ms. Goolsby is the designated representative of Dean Foods pursuant to the Stockholder Agreement. Additionally, Ms. Goolsby holds 1,245 shares of Horizon Organic common stock (representing less than one-tenth of one percent of the issued and outstanding Horizon Organic common stock), which shares were awarded by Horizon Organic as compensation for services rendered as a director of Horizon Organic. Horizon Organic also granted to Ms. Goolsby options to acquire an aggregate of 21,000 shares of Horizon Organic common stock as follows: (i) 3,000 shares at an exercise price of $9.50 on May 16, 2000, (ii) 6,000 shares at an exercise price of $7.00 on May 16, 2001, (iii) 6,000 shares at an exercise price of $17.79 on May 14, 2002, and (iv) 6,000 shares at an exercise price of $13.59 on May 13, 2003, each of which options vests in equal annual increments over a five year period after the date of grant. None of these options has been exercised, and Ms. Goolsby intends to surrender and cancel her options immediately prior to the Merger.

        Horizon Organic granted Mr. Robinson options to acquire an aggregate of 24,000 shares of Horizon Organic common stock as follows: (a) 3,000 shares at an exercise price of $16.06 on May 12, 1999; (b) 3,000 shares at an exercise price of $16.06 on May 16, 2000; (c) 6,000 shares at an exercise price $7.00 on May 16, 2001; (d) 6,000 shares at an exercise price of $17.79 on May 14, 2002; and (e) 6,000 shares at an exercise price of $13.59 on May 13, 2003, each of which options vests in equal annual increments over a five year period after the date of grant. In addition to the above options, Mr. Robinson is the beneficial owner of 56,092 shares of the Company's common stock.

        Ms. Goolsby and Mr. Robinson may have interests in the Merger that are different from, or are in addition to, the interests of the other common stockholders of the Company.

        All of the members of the Board, in addition to Ms. Goolsby and Mr. Robinson, hold Horizon Organic stock options. The Board intends to exercise its power to accelerate the vesting of all stock options that were granted prior to July 22, 2003, in order to permit them to be exercised in connection with the completion of the Merger. The acceleration and exercise of such options will not decrease the Cash Merger Consideration to be paid to each common stockholder.

        The Special Committee and the Board believe that all potential conflicts of interest have been fully disclosed and that these potential conflicts of interest have not affected their conclusions and recommendations with respect to the Merger. Ms. Goolsby and Mr. Robinson were not members of the Special Committee and abstained from voting on the Merger and related matters as members of the Board.

The Special Committee and Its Recommendation

  The Special Committee

        At a meeting of the Board on May 13, 2003, the Board authorized the appointment of a Special Committee to consider, negotiate and make recommendations to the Board regarding any transaction involving a possible sale of the Company. Mr. McCloskey was appointed as the chairman of the Special Committee; directors Jamison, Paul, Gordon and Mandigo, all members of the Board, were appointed as voting members of the Special Committee; and Mr. Marcy was appointed as a non-voting member of the Special Committee. Ms. Goolsby and Mr. Robinson were not included on the Special Committee, did not receive reports concerning a possible sale of the Company and, further, did not participate in any of the Board discussions regarding the sale of the Company prior to the Board meeting on June 29, 2003. The Special Committee was established to remove directors with relationships with any potential acquirers from any knowledge of or participation in the process of considering, negotiating and deciding on a recommendation to the Board concerning the transfer of all of the Company's business. A majority of directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Merger. The Company had engaged RBC to advise it in connection with its review of strategic alternatives and, if requested, to furnish an opinion concerning the fairness of any transaction involving the transfer of Horizon Organic's stock or assets.

  The Special Committee's Recommendation

        On June 28, 2003, the Special Committee recommended to the Board that it proceed with the Merger. The Special Committee believed it had obtained sufficient information to support its opinion and belief as follows: (1) that the Merger was fair to the unaffiliated stockholders on a substantive basis; (2) that the consideration of the Merger and its negotiation were accomplished in a manner that provided for meaningful procedural protection of the unaffiliated stockholders; and (3) that the timing of the Merger was in the best interest of the Company's unaffiliated stockholders.

        The Special Committee believes that the following support its belief and opinion as to the substantive fairness to the unaffiliated stockholders: (1) all stockholders—affiliates and unaffiliated—are to receive the same price per share; (2) the price represents fair value in relation to current market prices, historical market prices and net book value of the Company; and (3) the Company has received no other firm offer relative to the sale of the Company.

        The Special Committee believes that the following support its belief and opinion that appropriate procedures were followed to assure independent consideration of the proposed Merger and to assure that such consideration would result in a recommendation that would be fair to the unaffiliated stockholders: (1) the Board excluded Dean Foods' representatives from meetings and discussions regarding a possible sale of the Company until the June 29, 2003 meeting; (2) the Board retained a reputable financial advisor to assist it in considering alternative courses; (3) the Board appointed a Special Committee to consider the Dean Foods proposal; (4) no affiliates of Dean Foods were members of the Special Committee; and (5) all of the members of the Special Committee were not employees of the Company, except Mr. Marcy who was a non-voting member. Because the Special Committee believed these procedural steps would ensure fairness, the Special Committee recommended the Merger without requiring that it be approved by a majority of unaffiliated stockholders and without retaining a representative to negotiate and prepare a fairness report on the Merger solely for the unaffiliated stockholders.

        The following are the material factors that the Special Committee considered in reaching its belief and opinion as to the Merger's fairness to the unaffiliated stockholders:

        (1)   The cash price of $24.00 per share to be paid in the Merger, (a) represents a premium of more than thirty percent (30%) over the $18.37 average closing price for the Company's shares for the ten (10) trading days ending on June 27, 2003 (the last full trading date prior to the Company's announcement of the Merger), (b) represents a premium of more than forty-six percent (46%) over the $16.38 average closing price of the Company's shares for the thirty (30) trading days ending on June 27, 2003, (c) represents a premium of more than sixty percent (60%) over the $14.96 average closing price of the Company's shares for the sixty (60) trading days ending on June 27, 2003, and (d) represents a price higher than any closing price of the Company's shares in the history of the Company.

        (2)   The financial presentation of RBC, including its opinion dated June 29, 2003 to the Special Committee and the Board that, as of that date and subject to the assumptions, qualifications and limitations set forth in its written opinion that was concurrently delivered to the Special Committee and the Board, the $24.00 per share Cash Merger Consideration was fair, from a financial point of view, to Horizon Organic's common stockholders other than Dean Foods. (See "SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor," p. 22, as well as the full text of the RBC opinion contained in Appendix B, for the assumptions, qualifications and limitations set forth in RBC's opinion, and the presentation made by RBC to the Special Committee and the Board in connection with its opinion). Further, the Special Committee noted the relatively wide range of values on the various valuation methodologies presented by RBC and that in some cases the Cash Merger Consideration was below and in other cases above the mean and median of the range of values. The Special Committee decided to rely upon the RBC analyses that are summarized in "SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor," p. 22. The Special Committee believed that the wide variation of numbers derived from the different analytical approaches employed by RBC made it more important to rely on RBC's opinion as to fairness taken as a whole. Further, the Special Committee concluded that the credibility of RBC and its report were supported by the variety of findings that were presented. The Special Committee did not consider obtaining an updated fairness opinion from RBC following the release of the Company's financial results for the period ended June 30, 2003 since such results were consistent with the guidance the Company had previously provided to the public with respect to such period. These results were also consistent with the financial forecasts RBC relied upon in preparing its Discounted Cash Flow, Comparable Company, and Precedent Transaction analyses, including actual results for the Company through May 31, 2003.

        (3)   The fact that the Agreement and Plan of Merger, including the Cash Merger Consideration, was approved by a majority of the directors who were not employees of the Company.

        (4)   The fact that none of the other prospects contacted had presented a bid to the Company.

        (5)   The belief that Dean Foods was the most likely potential acquirer to submit a premium bid because of its historical knowledge of the Company, the size and scale of its dairy operations, its interest in the growth of its branded products portfolio and its financial capacity.

        (6)   The fact that the Agreement and Plan of Merger under certain circumstances allows the Company a reasonable opportunity to respond to certain third party alternative acquisition proposals and, if a superior proposal is made, to terminate the Agreement and Plan of Merger and accept the superior proposal subject to certain limitations, including the payment of a ten million dollar ($10,000,000) termination fee and an expense reimbursement of up to two million dollars ($2,000,000).

        (7)   The fact that the Company has been unable to execute agreements for the sale of its Idaho farm within the previously anticipated timeframe.

        (8)   The fact that the Board had previously considered and, during the first quarter of 2003, had abandoned the making of a public offering of shares of the Company's common stock to raise additional equity to support its future growth due to its inability to sell the Idaho farm, the volatility of the Company's stock price and uncertain market conditions at the time.

        (9)   The fact that the offer is for all cash without a financing contingency.

        (10) The belief that $24.00 per share represents the highest price it could negotiate with Dean Foods or any other potential acquirer. This belief as to Dean Foods derives from the initial offer of $23.00 per share authorized by Dean Foods' board of directors on June 27, 2003, and the subsequent negotiations conducted by Mr. McCloskey, on behalf of Horizon Organic, and Mr. Engles, on behalf of Dean Foods. Notwithstanding RBC's belief expressed to the Special Committee on June 26, 2003 as to the range of prices that might be available, Dean Foods specifically indicated that it was unwilling to offer more than $24.00 per share. The Special Committee's belief as to the price that might be offered by other potential acquirers derives from the fact that no other prospect had made an offer.

        (11) The Merger would resolve any risks to the Company of meeting public market expectations for its continued growth and profitability. The Merger would also eliminate significant expenses related to legal and regulatory compliance.

        (12) As the Cash Merger Consideration of $24.00 per share far exceeded the Company's net book value ($6.33 per share as of March 31, 2003), the net book value was not deemed a relevant consideration.

        (13) The belief that the Merger would help promote the expansion of the organic food industry because Dean Foods has the financial resources to accelerate the growth of Horizon Organic.

        (14) Two common measures of going concern value were presented to the Special Committee by RBC in its presentation of the Discounted Cash Flow and Comparable Company analyses, and the Cash Merger Consideration was within the valuation ranges implied by these two analyses. (See SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor," p. 22). The Special Committee relied upon and adopted RBC's analyses as a whole, including the Discounted Cash Flow and Comparable Company analyses as measures of going concern value included in RBC's analyses.

        (15) The Special Committee did not believe that liquidation value would provide a relevant measure of Horizon Organic's value. The Special Committee believed that the value of the business as a going concern exceeded the value of the business should it be sold in pieces, net of costs of shutting down operations and terminating contractual obligations. Accordingly, the Special Committee did not direct RBC to conduct an appraisal of Horizon Organic's assets for the purposes of assessing liquidation value. The Company has not purchased or offered shares of its common stock in the past two years except as described under the heading Prior Stock Purchases on page 48 of the Proxy Statement with respect to purchases made by the Company's 401(k) Plan. Accordingly, the Special Committee did not consider purchase prices for its common stock previously paid by the Company.

        The Special Committee also considered negative factors concerning the Merger, but determined that these factors were outweighed by the benefits supporting the Merger. These negative factors included the following:

        (1)   The Agreement and Plan of Merger prohibits the Company and its representatives from soliciting third party bids and from accepting third party bids except in specified circumstances, including the payment of a termination fee and reimbursement of expenses in amounts considered reasonable.

        (2)   Following the Merger, the Company will be wholly-owned by Dean Foods, and its current stockholders will cease to participate in future earnings, if any, or growth in value, if any, of the Company.

        (3)   Pending closing, the Agreement and Plan of Merger requires the Company to obtain the consent of Dean Foods to engage in certain transactions (generally those outside the course of normal operations).

        (4)   Any earnings of the Company prior to closing will accrue to the benefit of Dean Foods without adjustment to the Cash Merger Consideration if the Merger is closed.

        (5)   The possibility that the Merger might not be consummated.

        (6)   The potential adverse effects of the public announcement of the Merger on the Company's sales and operating results, ability to attract and retain key employees and ability to enter into and maintain key relationships with its suppliers, processors and distributors.

        (7)   The possibility that the earnings of the Company prior to the closing of the Merger might exceed the expected earnings of the Company (as of the date of this Proxy Statement, no such event has occurred).

        The Merger does not require the approval of at least a majority of the Company's common shares held by persons who are unaffiliated with the Company. Additionally, a majority of directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of the unaffiliated holders of the Company's common shares. RBC was retained for the purposes of advising the Board and the Special Committee on negotiating the terms of the Merger and preparing a report concerning the fairness of the Cash Merger Consideration. The Special Committee believes that because steps were taken to exclude the members of the Board with a relationship to Dean Foods from participation on the Special Committee and from any Board vote on the Merger, the engagement of RBC as adviser to the Special Committee and the Board, the efforts to solicit other prospects, the absence of special consideration in the Merger to the Company's directors (other than the acceleration of all of Horizon Organic's stock options), the limited ownership of the Company's common shares by Dean Foods and the restrictions on the activities on Dean Foods as set forth in the Stockholder Agreement, approval of the Merger by a majority of the Company's outstanding common shares (including those held by Dean Foods and the Company's directors and management) provides meaningful procedural protections to the Company's common stockholders who are unaffiliated with the Company.

        Accordingly, the Special Committee believes that the Merger is substantively and procedurally fair to the unaffiliated holders of the Company's common shares.

  Compensation for Members of the Special Committee and the Board

        Pursuant to the Company's compensation policy for directors who are not employees of the Company, Mr. McCloskey, Mr. Gordon, Mr. Mandigo, Ms. Jamison and Ms. Paul each received $500 for each of the two meetings of the Special Committee that they attended. No other compensation was paid to the Special Committee. Each member of the Board, other than Mr. Marcy, received $1,500 for attending the June 29, 2003 meeting of the Board.

The Board's Recommendation

        The Board concluded that the Cash Merger Consideration is fair to the Company's common stockholders and approved the execution of the Agreement and Plan of Merger. The Board directed that it be submitted to the Company's common stockholders with the Board's recommendation for approval. In its consideration of the Agreement and Plan of Merger, the Board adopted the analysis and conclusions of the Special Committee and RBC with respect to the fairness of the Cash Merger Consideration. The Board believes that both the Agreement and Plan of Merger and the Merger are fair to Horizon Organic's common stockholders, including stockholders who are not affiliates of Horizon Organic, and that the Cash Merger Consideration permits the Company's stockholders to realize a significant premium over market prices of the Company's common stock. No member of the Board dissented from voting to recommend the Agreement and Plan of Merger and the Merger to the Company's stockholders. Ms. Goolsby and Mr. Robinson abstained from such vote because each is affiliated with Dean Foods.

Opinion of Horizon Organic's Financial Advisor

        Horizon Organic, acting through the Board, retained RBC under an engagement letter dated October 30, 2002, to act as financial advisor to Horizon Organic in connection with a review of its strategic alternatives and, if requested, to furnish an opinion as to the fairness to Horizon Organic or the Horizon Organic stockholders (as applicable), from a financial point of view, of the consideration to be received by Horizon Organic or its stockholders in connection with any possible transaction involving the acquisition of Horizon Organic's stock or assets. RBC was neither retained for the purpose of making a recommendation nor did it make a recommendation as to the amount of the consideration to be paid in the Merger. Its engagement was to review the fairness of the consideration to which the parties had agreed through negotiation.

        On June 29, 2003, RBC rendered its oral opinion, which was confirmed by delivery of its written opinion dated June 29, 2003, to the Board that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the Cash Merger Consideration, as defined below, was fair, from a financial point of view, to the Horizon Organic stockholders other than Dean Foods.

        THE FULL TEXT OF RBC'S WRITTEN OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY RBC, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. THE SUMMARY OF THE OPINION BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. HORIZON ORGANIC URGES STOCKHOLDERS TO READ THE RBC OPINION CAREFULLY AND IN ITS ENTIRETY.

        On October 30, 2002, by letter agreement, the Company engaged RBC for a term of one year to begin immediately. Overall, the Company retained RBC to provide certain services in connection with any transaction or series thereof where there would be transferred, directly or indirectly, a controlling interest in the Company. The letter agreement placed no limitations upon RBC in the preparation of its report on the fairness of the Merger. None of the Board or any of the Company's affiliates, including Dean Foods, imposed any limitations on the scope of, or gave instructions regarding RBC's opinion.

        RBC's opinion was provided for the information and assistance of the Board in connection with its consideration of the Merger. RBC did not recommend to the Board or the Special Committee the amount of consideration to be paid in the Merger. RBC was authorized by the independent members of the Board to solicit other potential purchasers of Horizon Organic in addition to Dean Foods. RBC engaged in discussions with several potential acquirers regarding the acquisition of all or a part of Horizon Organic's common stock. RBC did not express any view as to, and its opinion did not address, the merits of Horizon Organic's underlying decision to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which Horizon Organic might engage.

        RBC's opinion and presentation to the Board were only two of many factors taken into consideration by the Board in making its determination to adopt and approve the Agreement and Plan of Merger. RBC's opinion does not constitute a recommendation to Horizon Organic stockholders as to how they should vote on the adoption and approval of the Agreement and Plan of Merger.

        RBC's opinion addressed solely the fairness, from a financial point of view, of the Cash Merger Consideration to the Horizon Organic stockholders and did not address in any way any other Merger terms or agreements including, without limitation, the financial or other terms of any voting or employment agreement.

        In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to it by Horizon Organic (including, without limitation, the financial statements and related notes of Horizon Organic). RBC did not assume responsibility for independently verifying, and did not independently verify, this information.

        Included in the information (summarized below) reviewed by RBC in connection with its review of the Merger and the preparation of its opinion were historical financial information and financial forecasts for continuing operations prepared by Horizon Organic, and Horizon Organic's forecast regarding the sale of the assets related to discontinued operations, referred to in this section and the opinion of RBC as the "Company Financials." In preparing its opinion, RBC relied, without independent investigation, on the advice received from Horizon Organic that the Company Financials were prepared by Horizon Organic's management in good faith and in the ordinary course of business for use by Horizon Organic. Horizon Organic advised RBC that RBC's use of the Company Financials in connection with RBC's fairness analysis and the preparation of RBC's opinion had been authorized by the Board. In addition, RBC assumed that Horizon Organic would perform substantially in accordance with the financial forecasts included in the Company Financials.

        In rendering its opinion, RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of Horizon Organic's assets or liabilities, and RBC was not furnished with any valuations or appraisals of these types. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of Horizon Organic's property or facilities.

        RBC assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Agreement and Plan of Merger were true and correct, that each party would perform all of its covenants and agreements under the Agreement and Plan of Merger, and that all conditions to the consummation of the Merger would be satisfied without waiver.

        RBC's opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which it was supplied as of such date, and was without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which might exist or occur after such date. Unless otherwise noted, all analyses were performed based on market information available as of June 27, 2003 (the last trading day following the end of which its analysis was finalized and its opinion rendered).

        In connection with its review of the Merger and the preparation of its opinion, RBC undertook the review and inquiries and performed other studies and analyses it deemed necessary and appropriate under the circumstances, including:

  •
  reviewing and analyzing certain publicly available financial and other data with respect to Horizon Organic and certain other relevant historical operating data relating to Horizon Organic made available to RBC from published sources and from the internal records of Horizon Organic;

  •
  conducting discussions with members of the senior management of Horizon Organic with respect to the business prospects and financial outlook of Horizon Organic;

  •
  reviewing the Company Financials;

  •
  reviewing the reported prices and trading activity for the common stock of Horizon Organic;

  •
  comparing the financial performance of Horizon Organic and the prices and trading activity of Horizon Organic common stock with that of other comparable publicly-traded companies and their securities;

  •
  participating in certain discussions and negotiations among representatives of Dean Foods and its respective financial and legal advisors; and

  •
  reviewing the financial terms of the execution copy dated June 29, 2003 of the Agreement and Plan of Merger (RBC assumed in its opinion that the executed version of the Agreement and Plan of Merger would not differ, in any respect material to its opinion, from the execution copy).

        In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

  •
  RBC compared the financial metrics, to the extent publicly available, of certain selected precedent transactions with the financial metrics implied by the Cash Merger Consideration;

  •
  RBC prepared a discounted cash flow analysis using the Company Financials; and

  •
  RBC compared selected market valuation metrics of Horizon Organic and other comparable publicly-traded companies with the metrics implied by the Cash Merger Consideration.

        In connection with the rendering of its opinion to the Board, RBC prepared and delivered to the Special Committee and Board written materials containing the analyses listed above and other information material to the opinion. Those written materials, dated June 29, 2003, as well as earlier interim sets of materials delivered to the Special Committee on June 26, 2003 and June 28, 2003, have been filed with the SEC as exhibits to the Schedule 13E-3 Transaction Statement in which this Proxy Statement was cross referenced. RBC's opinion and those presentations will be made available for inspection and copying at Horizon Organic's principal executive offices during its regular business hours by any interested security holder of Horizon Organic or any representative of the holder which has been so designated in writing. The foregoing 13E-3 Transaction Statement, Proxy Statement and presentations may be accessed through the Horizon Organic website, www.horizonorganic.com.

        Set forth below is a summary of RBC's analyses, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

        Historical Common Stock Performance. RBC conducted a historical analysis of the closing price of Horizon Organic's common stock based on closing prices on the Nasdaq National Market and also examined prices of a peer group of publicly-traded organic/healthy food manufacturing and retailing companies (this peer group of "Comparable Companies" is listed in the discussion of RBC's Comparable Company Analysis later in this section).

        RBC noted that in the period from January 1, 2001 until June 27, 2003, Horizon Organic's closing stock price ranged between $4.44 and $19.38, and averaged $12.73 per share.

        RBC also noted that for the twelve months ended June 27, 2003, Horizon Organic's closing stock price ranged between $11.07 and $19.38, and averaged $14.97 per share.

        RBC also pointed out that in the period from January 1, 2001 until June 27, 2003, Horizon Organic's stock outperformed the Comparable Companies as well as the NASDAQ Composite index. Specifically, Horizon Organic's stock appreciated 326.6% over this period, while the NASDAQ Composite index declined by 34.2%. The Comparable Companies ranged from down 51.0% to up 157.6%.

        Premium Analysis. RBC calculated the premium implied by the $24.00 Cash Merger Consideration relative to certain base prices. The table below sets forth RBC's premium analysis:

Description of Base	Base Price	Premium Implied by $24.00
10 trading day prior average	$18.37	30.7%
30 trading day prior average	$16.38	46.5%
60 trading day prior average	$14.96	60.4%
52 week high	$19.38	23.8%
52 week low	$11.07	116.8%

        RBC noted that the premium analysis does not constitute a valuation technique as such, but serves as a comparison of the proposed cash consideration to various base prices.

        Precedent Transaction Analysis. RBC prepared a precedent transaction analysis of Horizon Organic's implied transaction multiples relative to corresponding multiples of fifteen acquisitions of branded food and beverage companies that RBC deemed similar to Horizon Organic (collectively referred to as the "Selected Precedents"). In this analysis, RBC compared, among other things, the enterprise value of Horizon Organic implied by the $24.00 Cash Merger Consideration, expressed as a multiple of revenue, EBITDA (earnings before interest, taxes, depreciation and amortization) and EBIT (earnings before interest and taxes) for the actual twelve months ended May 31, 2003, to the respective average, median, minimum and maximum enterprise value multiples of the Selected Precedents. In addition, RBC compared, among other things, the $24.00 Cash Merger Consideration, expressed as a multiple of actual earnings per share for the twelve months ended May 31, 2003, to the respective average, median, minimum and maximum price-to-earnings multiples of the Selected

Precedents. For the purposes of RBC's analysis, enterprise value was defined as market capitalization, or equity value, plus long-term debt (including the current portion thereof), market value of preferred stock and minority interest, less cash and cash equivalents and less the estimated value of Horizon Organic's discontinued operations. In performing this analysis, RBC analyzed the following fifteen transactions:

Date	Acquirer	Target
December 2002	Hain Celestial Group Inc.	Imagine Foods Inc.
May 2002	Dean Foods Company	White Wave Inc.
March 2002	Cadbury Schweppes	Nantucket Nectars
October 2001	Coca-Cola Co.	Odwalla Inc.
October 2001	Group Danone	Stonyfield Farm
October 2000	Pepsico Inc.	South Beach Beverage
April 2000	Unilever NV	Ben and Jerry's Homemade Inc.
March 2000	Hain Food Group Inc.	Celestial Seasonings Inc.
February 2000	Nestle SA	PowerBar Inc.
January 2000	Kraft Foods	Balance Bar Co.
January 2000	Kraft Foods	Boca Burger Inc.
December 1999	Rexall Sundown Inc.	MET-Rx Nutrition Inc.
October 1999	Kellogg Company	Worthington Foods Inc.
April 1999	Hain Food Group Inc.	Natural Nutrition Group Inc.
April 1999	Cadbury Schweppes	Hawaiian Punch

        The date is the public announcement date of the offer price. Although none of these transactions involved the acquisition of the target by an affiliate of the target, RBC used the Selected Precedents because they were acquisitions of branded food and beverage companies that RBC felt were similar to Horizon Organic. RBC selected these 15 transactions because, in its judgment, in each case the target was generally reasonably similar to Horizon Organic with regard to, among other things, size and branded product offerings, and because the transactions occurred during a period that RBC considered relevant for this analysis. As noted under "Other Considerations," however RBC did not view any single company or transaction as directly comparable to Horizon Organic or the Merger.

        For the purpose of calculating the multiples, revenue, EBITDA, EBIT and earnings per share were derived from the actual revenue, EBITDA, EBIT and earnings per share of the target companies in the last twelve months prior to the announcement of the transaction, or LTM, revenue, EBITDA, EBIT and earnings per share, respectively. Financial data regarding the Selected Precedents was derived from filings with the SEC, press releases and institutional investment research estimates publicly available as of June 27, 2003, and, in the case of Horizon Organic, the Company Financials.

        The following table compares the Implied Transaction Multiples (set forth in the column below) for the proposed Merger with the corresponding average, median, minimum and maximum multiples for the Selected Precedents:

Precedent Transaction Analysis Multiples
Enterprise value As a multiple of:	Implied Transaction Multiples
		Average	Median	Minimum	Maximum
LTM Revenue	1.4x	1.9x	1.7x	0.7x	3.5x
LTM EBITDA	27.3x	17.5x	16.0x	7.2x	30.2x
LTM EBIT	42.7x	30.6x	31.0x	10.1x	53.0x
Price as a multiple of:
LTM Earnings Per Share	65.7x	47.1x	45.1x	16.2x	81.9x

        Aggregating the average, median, minimum and maximum data for the Selected Precedents, as set forth in the preceding table; this analysis resulted in an implied valuation range of $4.91 to $59.11 per share of Horizon Organic common stock.

        Discounted Cash Flow Analysis.    RBC performed a discounted cash flow analysis on Horizon Organic in which it analyzed the present (as of May 31, 2003) value of Horizon Organic's projected after-tax cash flows through 2007 at a range of discount rates and terminal EBITDA multiples. In performing this analysis, RBC:

  •
  based projected unlevered free cash flows on the Company Financials;

  •
  defined unlevered free cash flows as EBITDA less cash taxes on EBIT, capital expenditures and increases in working capital;

  •
  calculated terminal values by applying a terminal EBITDA multiple to Horizon Organic's projected 2007 EBITDA; and

  •
  determined a range of appropriate weighted average costs of capital or discount rates.

        In making these calculations, RBC applied a range of terminal EBITDA multiples from 14.0x to 18.0x and a range of discount rates from 17% to 21%. RBC selected 17% to 21% as the appropriate range of discount rates by calculating the weighted average cost of capital for an optimally capitalized company similar to Horizon Organic—18.6%, or 19% when rounded, and then selected a range around that mid-point that it deemed appropriate. After deducting $36 million for Horizon Organic's net debt (long term debt, including the current portion thereof, less cash and cash equivalents) and adding the estimated value of its discontinued operations, of $20 million as of May 31, 2003, this analysis yielded the following per share equity values for Horizon Organic common stock:

	Terminal EBITDA Multiple
Discount Rate
	14.0x	15.0x	16.0x	17.0x	18.0x
17.0%	$25.79	$27.40	$29.01	$30.62	$32.23
18.0%	$24.95	$26.51	$28.06	$29.62	$31.17
19.0%	$24.15	$25.65	$27.15	$28.66	$30.16
20.0%	$23.38	$24.83	$26.28	$27.73	$29.18
21.0%	$22.64	$24.04	$25.44	$26.85	$28.25

        Aggregating the 17% to 21% discount rates and 14.0x to 18.0x terminal EBITDA multiples, as set forth in the preceding table, the discounted cash flow analysis resulted in an implied valuation range of $22.64 to $32.23 per share of Horizon Organic common stock.

        Comparable Company Analysis.    RBC prepared a comparable company analysis of Horizon Organic's implied transaction multiples relative to the multiples implied by the public trading prices of a peer group of Comparable Companies listed below. RBC compared, among other things, the enterprise value of Horizon Organic implied by the $24.00 Cash Merger Consideration, expressed as a multiple of actual LTM revenue, EBITDA and EBIT ended May 31, 2003 and revenue, EBITDA and EBIT as estimated for calendar year, or CY, 2003, to the respective average, median, minimum and maximum enterprise value multiples of the Comparable Companies implied by the public trading prices of their common stock. In addition, RBC compared, among other things, the $24.00 Cash Merger Consideration, expressed as a multiple of actual LTM earnings per share ended May 31, 2003 and earnings per share as estimated for CY 2003 to the respective average, median, minimum and maximum price-to-earnings multiples of the Comparable Companies implied by the public trading prices of their common stock. In making this comparison, RBC used the Company Financials in determining the relevant data for Horizon Organic and publicly available data as of June 27, 2003 (including published research reports and company press releases) for the Comparable Companies. In performing this analysis, RBC analyzed the following four companies: (i) Hain Celestial Group Inc.;

(ii) Lifeway Foods Inc.; (iii) United Natural Foods Inc., and (iv) Wild Oats Markets Inc. (the "Comparable Companies").

        RBC selected these four companies for the comparable company analysis because it concluded that this analysis should be performed relative to a peer group of publicly traded organic/healthy food manufacturing and retailing companies, as noted under "Other Considerations," however, RBC did not view any single company as directly comparable to Horizon Organic.

        The following table summarizes RBC's comparison, made as of June 27, 2003, of the Implied Transaction Multiples, set forth in the column below, for the proposed Merger with the corresponding average, median, minimum and maximum multiples for the Comparable Companies (no control premium was reflected in the results of the public market trading multiples of the Comparable Companies):

Comparable Company Analysis Multiples
Enterprise value as a multiple of:	Implied Transaction Multiples
		Average	Median	Minimum	Maximum
LTM Revenue	1.4x	1.1x	0.9x	0.4x	2.0x
CY 2003 Revenue	1.2x	1.0x	0.8x	0.4x	1.9x
LTM EBITDA	27.3x	11.3x	11.2x	7.9x	15.1x
CY 2003 EBITDA	22.8x	8.9x	8.5x	7.0x	11.6x
LTM EBIT	42.7x	16.2x	17.7x	10.3x	19.1x
CY 2003 EBIT	34.1x	13.0x	12.4x	8.8x	18.4x
Price as multiple of:
LTM Earnings Per Share	65.7x	28.9x	27.4x	20.6x	40.1x
CY 2003 Earnings Per Share	54.5x	22.0x	19.6x	17.0x	31.6x

        Aggregating the average, median, minimum and maximum data for the Comparable Companies, as set forth in the preceding table resulted in an implied valuation range of $5.47 to $37.07 per share of Horizon Organic common stock.

        Summary of Analyses.    Based on the three analyses described above, RBC noted that the Cash Merger Consideration was within the implied valuation range resulting from each analysis. RBC also noted that, (i) in the case of some of the analyses, as specifically set forth with respect to each analysis separately above, the Cash Merger Consideration was below the mean and median of the range, and (ii) in the case of others of the analyses, it exceeded the mean and median of the range. In reaching its opinion, RBC did not assign any particular weight to any one analysis, or the results yielded by that analysis, although RBC noted that none of its analyses, if viewed on a stand-alone basis failed to support its opinion. Rather, having viewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the Cash Merger Consideration was fair, from a financial point of view to the Horizon Organic stockholders other than Dean Foods. RBC believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Horizon Organic, the Merger and the data selected for use in its analyses, as further discussed under "Other Considerations" below.

        Other Considerations.    No single company or transaction used in the above analyses as a comparison is directly comparable to Horizon Organic or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness, from a financial point of view, to the Horizon Organic stockholders other than Dean Foods of the Cash

Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

        The opinion of RBC as to the fairness to Horizon Organic's stockholders other than Dean Foods, from a financial point of view, of the Cash Merger Consideration was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

        The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented above taken as a whole and also on application of RBC's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis, and RBC did not find it practicable to assign relative weights to the factors considered in reaching its opinion. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

        In connection with its analyses, RBC made, and was provided by Horizon Organic's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Horizon Organic's control. Analyses based upon estimates of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Horizon Organic, none of Horizon Organic, RBC or any other person assumes responsibility if future results or actual values are materially different from these estimates or assumptions.

        Horizon Organic selected RBC to act as its financial advisor, and render its opinion, based on RBC's experience in mergers and acquisitions and in securities valuation generally. Prior to the current engagement, Horizon Organic had considered a public offering and had pursued a potential transaction with RBC acting as lead manager. RBC also advised Horizon Organic in preliminary discussions concerning a potential acquisition of another company. RBC did not receive any compensation for its prior engagements since no transactions were ultimately consummated. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of Horizon Organic and receive customary compensation in connection therewith. RBC also may actively trade Horizon Organic securities for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities.

        Under the terms of the RBC engagement letter, Horizon Organic paid RBC a fairness opinion fee of $500,000 in connection with the rendering of its opinion, which is creditable against the contingent transaction fee referred to below, but is not contingent on the closing of the Merger. In the event that a transaction of the kind covered by the engagement letter is completed during or within 12 months following the end of RBC's engagement, RBC will be entitled to the transaction fee and if the Merger is completed the transaction fee is estimated to be $3.8 million. Horizon Organic and RBC believe that the opinion and transaction fees are customary for transactions of this nature. Whether or not the Merger closes, Horizon Organic has also agreed to reimburse RBC for its reasonable out-of-pocket expenses and to indemnify it against liabilities relating to or arising out of services performed by RBC in connection with the Merger, including without limitation, liabilities arising under the federal securities laws. The terms of the engagement letter were negotiated at arm's-length between Horizon Organic and RBC, and the Special Committee and the Board were aware of this fee arrangement at the time of their consideration and approval of the Merger.

Dean Foods' and Merger Sub's Position on Fairness

        Dean Foods and Merger Sub believe that the Merger is both substantively and procedurally fair to stockholders of the Company that are not affiliated with the Company or Dean Foods. The position of Merger Sub regarding the fairness of the Merger to unaffiliated stockholders of the Company as set forth in this section is identical to the position taken by Dean Foods as set forth in this section, as Merger Sub is a wholly owned subsidiary of Dean Foods created for the sole purpose of effectuating the Merger.

        The following are the material factors that Dean Foods considered in making its determination as to the fairness of the Merger to the Company's unaffiliated stockholders:

        (1)   The cash price of $24.00 per share to be paid in the Merger represents a significant premium above the Company's recent average share prices prior to June 27, 2003 (the last full trading date prior to the Company's announcement of the Merger). The Cash Merger Consideration represents a significant premium to the Company's historical closing stock prices, and Dean Foods believes the Cash Merger Consideration takes into account the Company's growth prospects, its recent financial performance and the risks associated with the Company.

        (2)   The similarity of Dean Foods' and Horizon Organic's businesses, the potential for the realization by Dean Foods of synergies and Dean Foods' interest in the growth of its branded products allowed it to submit a bid that was likely to be greater than other potential acquirers.

        (3)   The Agreement and Plan of Merger under certain circumstances allows the Company a reasonable opportunity to respond to certain third party alternative acquisition proposals and, if a superior proposal is made, to terminate the Agreement and Plan of Merger and accept the superior proposal subject to certain limitations, including the payment of a ten million dollar ($10,000,000) termination fee and an expense reimbursement of up to two million dollars ($2,000,000).

        (4)   The offer is for all cash without a financing contingency.

        (5)   Dean Foods did not consider the net book value as a relevant factor in determining the fairness of the Cash Merger Consideration because the $24.00 Cash Merger Consideration far exceeded the net book value of the Company ($6.33 per share as of March 31, 2003).

        (6)   In Goldman's reports to Dean Foods, which are discussed in detail below, Goldman presented several common measures of going concern value. Dean Foods adopted Goldman's analyses regarding going concern value. The Cash Merger Consideration was within and in some cases exceeded the valuation ranges implied by these analyses. (See SPECIAL FACTORS: "Report of Goldman, Financial Advisor to Dean Foods" p. 31).

        (7)   Dean Foods did not believe that liquidation value would provide a relevant measure of the Company's value because Dean Foods did not intend to liquidate the Company. Dean Foods believed that the value of the business as a going concern exceeded the value of the business should it be sold in pieces, net of costs of shutting down operations and terminating contractual obligations. Dean Foods believed that a portion of the value of Horizon Organic was attributable to the expected growth rate of the organic foods industry and potential growth of the Company's brands. This value could not be realized in a piecemeal sale. Therefore, Dean Foods did not instruct Goldman to conduct an appraisal of Horizon Organic's assets for the purpose of assessing liquidation value and did not otherwise engage in any liquidation analysis of the Company.

        (8)   Dean Foods did not consider prior stock purchases of the Company's common stock except to the extent that it analyzed current and historical stock prices of the Company as discussed above. Furthermore, Dean Foods' prior stock purchases were not relevant measures of the value of the Company as Dean Foods' purchases of the Company's common stock occurred at the time of the initial public offering and otherwise at least four years prior to the execution of the Agreement and Plan of Merger. The Company's stock price was, at the time of each of Dean Foods' prior stock purchases, substantially below the Cash Merger Consideration, and Dean Foods believed that its valuation analysis, including its assumptions regarding the growth rate of the industry and the risks associated with the Company, had changed substantially since such stock purchases. (See SPECIAL FACTORS: "Report of Goldman, Financial Advisor to Dean Foods" p. 31).

        (9)   Dean Foods was not aware of any firm offers that were made for the Company in the last two years by which to analyze the fairness of the Cash Merger Consideration.

        (10) Dean Foods reviewed the reports provided by Goldman in determining the range of values it was willing to pay for the Company. The Cash Merger Consideration was within the range of valuations of the Company that Goldman provided to Dean Foods. (See SPECIAL FACTORS: "Report of Goldman, Financial Advisor to Dean Foods" p. 31).

        Dean Foods also considered the following procedural factors:

        (1)   The Special Committee was made up of members of the Board that did not include individuals affiliated with Dean Foods. In its review of historical closing stock prices of the Company, Dean Foods considered closing stock prices beginning with the Company's initial public offering through June 29, 2003 (the date the Agreement and Plan of Merger was executed) and determined that the Cash Merger Consideration represented a price significantly higher than any closing stock price of the Company in the history of the Company.

        (2)   The Special Committee and the Board engaged RBC to advise them regarding the Merger and to provide a fairness opinion to the Special Committee and the Board.

        (3)   Dean Foods owns less than 13% of the Company's common stock.

        (4)   Dean Foods is restricted in its activities pursuant to the Stockholder Agreement.

        (5)   While Dean Foods and Horizon Organic's directors and management hold an aggregate of 26.09% of the Company's issued and outstanding common stock, the Merger is conditioned upon the approval of the majority of the Company's issued and outstanding common stock, which in turn requires the vote of a substantial number of unaffiliated common stockholders.

        (6)   A majority of the directors of the Company who were not employees of the Company voted to approve the Merger.

        The Merger is not structured to require the approval of a majority of the unaffiliated stockholders of the Company. A majority of the directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. However, Dean Foods believes that the factors stated above provide sufficient procedural safeguards to protect the interests of the unaffiliated stockholders of the Company.

Report of Goldman, Financial Advisor to Dean Foods

        Dean Foods retained Goldman to advise it in connection with a possible transaction with Horizon Organic. In February and June 2003, Dean Foods received from Goldman certain discussion materials relating to Horizon Organic and the Merger, including a preliminary valuation overview (the "February

Discussion Materials") and limited valuation analyses (the "June Discussion Materials"). Goldman did not render any opinion with respect to the Merger or the fairness of the Cash Merger Consideration to Dean Foods or any holders of common stock of Horizon Organic, nor was it retained or engaged to do so. Goldman provided its financial advisory services solely for the information and assistance of Dean Foods in connection with its consideration of a possible transaction with Horizon Organic.

        The February Discussion Materials and June Discussion Materials do not constitute a recommendation as to whether any holder of Horizon Organic common stock should vote in favor of, against or abstain from voting on the Merger.

        In connection with the February Discussion Materials and the June Discussion Materials, Goldman reviewed, among other things, recent publicly available information concerning Horizon Organic and Dean Foods and certain internal financial projections for Horizon Organic prepared by the management of Dean Foods.

        These internal financial projections were prepared by Dean Foods starting with the publicly disclosed historical financial information of Horizon Organic. Dean Foods made adjustments to this financial information to reflect its expectations as to (i) increased growth rates, (ii) increased sales and marketing expenses and (iii) reductions in the Company's processing, distribution and general and administrative costs following the Merger. These projections assumed the Merger was consummated. Dean Foods did not prepare any projections with respect to Horizon Organic remaining as an independent company.

        The adjustments to the historical financial information were made on the basis of a review of both publicly available and nonpublic information of Horizon Organic. The nonpublic information reviewed by Dean Foods was provided by Horizon Organic during Dean Foods' due diligence investigation of Horizon Organic subject to a confidentiality agreement. Similar information was provided or available to all other interested bidders subject to confidentiality agreements. Such nonpublic information included (i) monthly financial statements for 2001 and 2002 and the first five months of 2003; (ii) historical financial information for each of the Company's product lines, including ultra high temperature (UHT) milk, high temperature short time (HTST) milk, cheese, yogurt, butter, juice and industrial products; (iii) financial statements for each of the Company's operating dairy farms during the periods in (i), including the Company's Idaho dairy farm held by the Company for sale and accounted for as discontinued operations; (iv) a break-out of information as to the Company's international sales, specifically by product line and whether such sales were under the Rachel's Organic brand or under private label store brands; (v) the Company's consolidated budget for 2003, along with the Company's international budget for 2003; (vi) detailed information on marketing and promotional costs for the Company's U.S. operations, by type of promotional program; (vii) detailed information on depreciation and amortization by category during the periods in (i); and (viii) detailed information on the Company's corporate overhead during the periods in (i). Dean Foods also reviewed and considered nonpublic contractual agreements between the Company and third parties regarding (i) processing and distribution of the Company's products, including processing and distribution costs per unit and historical processing volumes and budgeted 2003 volumes for each major processor; and (ii) brokerage, royalty and licensing agreements. Dean Foods also considered information it purchased from a third party service (Information Resources, Inc.) which reflected market share and other information regarding sales of organic milk and organic dairy products nationally and in various major U.S. metropolitan markets. For purposes of projecting the Company's federal income tax obligations, Dean Foods also reviewed and considered in its adjustments nonpublic information pertaining to (i) the Company's outstanding stock options, including a detailed stock option schedule reflecting whether such options are qualified incentive stock options or nonqualified options for tax purposes, and (ii) the Company's U.S. and foreign income tax returns for 2001 and the related analysis of deferred income tax assets and liabilities for 2001 and 2002. Finally, Dean Foods reviewed and considered nonpublic information as to the salary and benefits, severance and stay bonus amounts potentially payable to certain employees of Horizon Organic.

        Goldman used the projections prepared by Dean Foods during February and June 2003 in connection with its preparation and presentation of the February Discussion Materials and the June Discussion Materials, respectively. Dean Foods gave no specific instructions and imposed no limitations on Goldman with respect to Goldman's preparation of the February Discussion Materials or the June Discussion Materials.

        Goldman also:

  •
  reviewed the reported prices and trading activities for the common stock of Horizon Organic and Dean Foods;

  •
  compared certain publicly available financial and stock market information for Horizon Organic and Dean Foods with similar information for certain other companies the securities of which are publicly traded; and

  •
  reviewed the financial terms of certain recent business combinations in the food and beverage industry specifically and in other industries generally.

        Goldman did not make an independent evaluation or appraisal of the assets and liabilities of Horizon Organic or any of its subsidiaries and was not furnished with any such evaluation or appraisal. Goldman expressed no view as to the price at which the Dean Foods common stock may trade following completion of the Merger.

        The following is a summary of the February Discussion Materials and the June Discussion Materials. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to those analyses by Goldman. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 19, 2003, in the case of the February Discussion Materials, and June 24, 2003, in the case of the June Discussion Materials, and is not necessarily indicative of current market conditions.

        The following summary of financial analyses includes information presented in tabular format. You should read these tables together with the text of each summary.

   February Discussion Materials

        Selected Companies Analysis.    Goldman reviewed and compared certain financial information for each of Dean Foods and Horizon Organic to the corresponding financial information, ratios and public market multiples for the following publicly traded corporations of comparable market capitalizations to those of Dean Foods and Horizon Organic in the food industry:

  •
  American Italian Pasta Company;

  •
  Flowers Foods, Inc.;

  •
  The Hain Celestial Group, Inc.;

  •
  The J.M. Smucker Company;

  •
  Lance, Inc.;

  •
  McCormick & Company, Incorporated; and

  •
  Vermont Pure Holdings, Ltd.

        Although none of the selected companies is directly comparable to either Dean Foods or Horizon Organic, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Dean Foods and Horizon Organic.

        Goldman also calculated and compared various financial multiples and ratios based on the most recent publicly available information and I/B/E/S International Inc., or IBES, earnings estimates. The multiples and ratios of each of Dean Foods, Horizon Organic and the selected companies were calculated using the respective closing prices of their common stock as of February 19, 2003. With respect to each of Dean Foods, Horizon Organic and the selected companies, Goldman calculated:

  •
  the closing price of its common stock as of February 19, 2003 as a percentage of the prior 52-week high closing market price for its common stock;

  •
  the equity market capitalization, which is the market value of common equity (on a fully diluted basis);

  •
  the enterprise value, which is the equity market capitalization plus net debt (the book value of debt less cash and marketable securities), as a multiple of latest twelve months, or LTM, sales;

  •
  the enterprise value as a multiple of LTM earnings before interest, taxes and depreciation and amortization, or EBITDA;

  •
  the enterprise value as a multiple of LTM earnings before interest and taxes, or EBIT;

  •
  the price to earnings ratios for estimated calendar years 2003 and 2004;

  •
  the estimated five-year compound annual growth rate of earnings per share, or EPS CAGR;

  •
  the estimated price to earnings ratio to estimated five-year EPS CAGR for estimated calendar year 2004;

  •
  LTM EBITDA and LTM EBIT margins (EBITDA and EBIT ratios to sales); and

  •
  the dividend yield.

        The results of these analyses are summarized in the table below:

					Enterprise Value Multiples(2)
											Calendarized P/E Multiples(2)
		% of 52 Week High												5-Year EPS CAGR (2)	2004 PE/5-Year EPS CAGR		LTM Margins(1)
Company	Closing Price 02/19/03		Equity Market Cap(1)	Enterprise Value(1)	Sales LTM		EBITDA LTM		EBIT LTM										Dividend Yield
											2003	2004					EBITDA	EBIT
	(Dollar values in millions except for per share data)
Horizon Organic	$13.24	71%	$141	$181	1.0	x	17.6	x	28.0	x	31.9 x	26.7	x	20.0%	1.3	x	5.5%	3.4%	0.0%
Dean Foods(3)	42.41	100	4,105	7,199	0.8		8.4		10.5		13.6	12.4		9.1	1.4		9.5	7.6	0.0
American Italian Pasta	42.13	81	793	1,047	2.8		12.3		16.3		15.9	13.9		16.5	0.8		22.8	17.3	0.0
Flowers Foods	25.64	98	787	1,027	0.6		8.3		18.6		19.4	14.0		9.0	1.6		7.5	3.4	0.2
Hain Celestial	15.39	69	517	527	1.3		15.0		19.4		16.1	13.5		15.0	0.9		8.7	6.7	0.0
J.M. Smucker(4)	35.02	84	1,764	1,800	1.4		7.1		9.0		15.8	14.7		8.5	1.7		19.6	15.4	2.3
Lance	10.55	64	307	349	0.6		5.1		8.5		16.2	14.6		7.0	2.1		12.0	7.2	6.1
McCormick & Company(5)	22.50	84	3,229	3,773	1.6		9.7		11.8		15.6	14.1		11.0	1.3		16.7	13.8	2.0
Vermont Pure	4.05	76	86	137	1.9		10.0		15.0		22.5	NA		35.0	NA		19.2	12.7	0.0
	High	100%	$4,105	$7,199	2.8	x	17.6	x	28.0	x	31.9 x	26.7	x	35.0%	2.1	x	22.8%	17.3%	6.1%
	Mean	81%	$1,303	$1,782	1.3	x	10.4	x	15.2	x	18.6 x	15.5	x	14.6%	1.4	x	13.5%	9.7%	1.2%
	Median	81%	$787	$1,027	1.3	x	9.7	x	15.0	x	16.1 x	14.1	x	11.0%	1.3	x	12.0%	7.6%	0.0%
	Low	64%	$86	$137	0.6	x	5.1	x	8.5	x	13.6 x	12.4	x	7.0%	0.8	x	5.5%	3.4%	0.0%

(1)
Source: Latest publicly available financial statements. Equity market capitalization is based on diluted shares outstanding.

(2)
Sources: LTM numbers are based upon the latest publicly available financial statements. Projected sales, EBITDA, EBIT, and EPS source: IBES median estimates. All projected sales, EBITDA, EBIT, and EPS estimates have been calendarized for companies which have fiscal years ending on date other than December 31.

(3)
EBIT and EBITDA include equity earnings in unconsolidated affiliates. Not pro forma for the acquisition of White Wave and Marie's.

(4)
Pro forma for acquisition of Jif & Crisco.

(5)
EBIT and EBITDA include equity earnings in unconsolidated affiliates.

        Analysis of Selected Comparable Transactions.    Goldman analyzed certain publicly available information relating to the following selected pending or completed transactions in the food and beverage industry since October 1996:

Date	Acquiror	Target
December 2002	The Hain Celestial Group, Inc.	Imagine Foods Inc.
August 2002	Nestlé SA	Chef America, Inc.
June 2002	Nestlé SA	Dreyer's Grand Ice Cream, Inc.
May 2002	Dean Foods Company	White Wave, Inc. (64%)
February 2002	Nestlé SA	Northern Foods' Ski and Munch Bunch yogurt brands (Northern Foods plc)
December 2001	Nestlé SA	Haagen-Dazs (Pillsbury Bakeries and Foodservice Inc.) (50%)
October 2001	Groupe Danone	Stonyfield Farm Inc. (40%)
October 2001	The Coca-Cola Company	Odwalla, Inc.
August 2001	H. J. Heinz Company	Delimex (Fenway International, Inc.)
January 2001	Campbell Soup Company	Several of Unilever's European Soup & Sauce Businesses (Unilever plc/Unilever NV)
October 2000	PepsiCo, Inc.	South Beach Beverage Co. LLC
September 2000	Cadbury Schweppes Public Limited Company	Snapple Beverage Group, Inc.
April 2000	Unilever NV	Slim-Fast Foods Co.
April 2000	Unilever plc and Unilever NV	Ben & Jerry's Homemade, Inc.
March 2000	The Hain Food Group	Celestial Seasonings, Inc.
February 2000	Nestlé SA	PowerBar Inc.
January 2000	Kraft Foods Inc.	Boca Burger, Inc.
January 2000	Kraft Foods Inc.	Balance Bar Company
October 1999	Worthington Foods Inc.	Kellogg Company
August 1999	The Procter & Gamble Company	The Iams Company
November 1998	Groupe Danone	AquaPenn Spring Water Company, Inc.
September 1997	Suiza Foods Corporation	The Morningstar Group Inc.
October 1996	The Morningstar Group Inc.	Presto Food Products, Inc.

        For each of the selected transactions, Goldman calculated and compared enterprise value as a multiple of LTM EBITDA and LTM EBIT, and as a multiple of LTM EBITDA margins and LTM EBIT margins. The following table presents the results of this analysis:

	Selected Transactions
	LTM Margins			LTM Margins
Enterprise Value as a Multiple of:
	Sales	EBITDA	EBIT	EBITDA	EBIT
Mean	2.2	18.7	25.4	13.9%	10.6%
Median	2.0	15.5	20.7	12.0%	9.9%

        Analysis at Various Prices.    Goldman performed certain analyses, based on historical information and projections provided by the management of Dean Foods. Using a price per share range of Horizon Organic common stock of $13.24 to $22.00 (which results in a premium range of 0.0% to 66.2%) and including Dean Foods' existing stake in Horizon Organic, Goldman calculated the implied total equity value (on a fully diluted basis) and enterprise value of Horizon Organic and the blended purchase price per share of Horizon Organic common stock (which takes into account Dean Foods' purchase of its 13% interest in Horizon Organic at $11.00 per share). Goldman also calculated for actual fiscal year 2002, estimated fiscal year 2003 and estimated fiscal year 2004, (i) the ratio of enterprise value to sales, (ii) the ratio of enterprise value to EBITDA, and (iii) the ratio of enterprise value to EBIT. The following table presents the results of Goldman's analysis:

		(Dollar amounts in millions except for per share data)
Stock price as of February 19, 2003 ($)			$13.24
Premium to Market Price as of February 19, 2003			0.0%		20.8%		36.0%		51.1%		66.2%
Purchase Price Per Share ($)			13.24		16.00		18.00		20.00		22.00
Dean Foods Blended Purchase Price Per Share			11.93		14.30		16.05		17.82		19.59
Equity Consideration—Diluted ($)(a)(b)			137.3		164.5		184.7		205.0		225.3
Net Debt(c)			25.4		25.4		25.4		25.4		25.4
Enterprise Value(c)			162.7		189.9		210.1		230.4		250.8
Enterprise Value/Sales(d)	FY 2002A	187.9	0.9	x	1.0	x	1.1	x	1.2	x	1.3	x
	FY 2003E	242.6	0.7		0.8		0.9		0.9		1.0
	FY 2004E	331.4	0.5		0.6		0.6		0.7		0.8
Enterprise Value/EBITDA(d)	Normalized FY 2002A	8.4	19.4	x	22.7	x	25.1	x	27.5	x	29.9	x
	Reported 2002A	10.2	16.0		18.7		20.7		22.7		24.7
	FY 2003E	4.2	39.1		45.6		50.4		55.3		60.2
	FY 2004E	18.5	8.8		10.2		11.3		12.4		13.5
Enterprise Value/EBIT(d)	Normalized FY 2002A	6.2	26.1	x	30.5	x	33.7	x	37.0	x	40.2	x
	Reported 2002A	6.5	25.2		29.4		32.5		35.7		38.8
	FY 2003E	2.0	80.5		93.9		103.9		113.9		124.0
	FY 2004E	16.4	9.9		11.6		12.8		14.1		15.3

(a)
Assumes 10.3 million shares of common stock outstanding on a non-diluted basis as of December 31, 2002, including 1.3 million shares owned by Dean Foods purchased for $11.00 per share.

(b)
Assumes 1.2 million options outstanding.

(c)
Assumes debt of $40.8 million as of December 31, 2002 and fees of $5.0 million, net of cash of $1.4 million and $19.0 million in net proceeds from the sale of dairy farm assets.

(d)
Based on Dean Foods management projections. Assumes fees for shelf space of $8.2 million in 2003 and $1.5 million in 2004.

        Accretion/Dilution Analysis.    Goldman analyzed the accretion or dilution in earnings per share of the combined company (based on different estimates of the standalone earnings per share of Dean Foods and Horizon Organic) as compared to the standalone earnings per share of Dean Foods. Goldman performed this analysis using a price per share range of Horizon Organic common stock of $13.24 to $22.00, excluding Dean Foods' 13% stake in Horizon Organic and applying the following assumptions:

  •
  Dean Foods IBES earnings per share estimates of $3.13 for fiscal year 2003 and $3.43 for fiscal year 2004;

  •
  Horizon Organic earnings per share estimates of $0.09 for 2003 and $0.87 for fiscal year 2004 based on Dean Foods management projections;

  •
  Dean Foods' current ownership of 13% of Horizon Organic's shares outstanding on a non-diluted basis;

  •
  Exclusion of synergies;

  •
  Tax rate of 37% for Dean Foods and 39% for Horizon Organic;

  •
  Dean Foods cost of debt of 6.0%;

  •
  Cash portion of consideration financed through incremental borrowing;

  •
  No allocation of excess purchase price to intangibles; and

  •
  $5.0 million of transaction costs.

        Goldman performed the above analysis in three cases: (i) assuming that 100% of the merger consideration was stock, (ii) assuming that 50% of the merger consideration was stock and 50% was cash, and (iii) assuming that 100% of the merger consideration was cash. The analyses indicated that a proposed merger involving 100% of stock consideration would have a dilutive effect on the pro forma earnings per share of the combined entity in estimated fiscal years 2003 and 2004. The analyses further indicated that a proposed merger involving 50% of stock consideration and 50% of cash consideration would have a dilutive effect on the pro forma earnings per share of the combined entity in estimated fiscal year 2003, a dilutive effect on the pro forma earnings per share of the combined entity in estimated fiscal year 2004 for the range of per share merger consideration of $18.00 to $22.00 and a slightly accretive effect on the pro forma earnings per share of the combined entity in estimated fiscal year 2004 for the range of per share merger consideration of $13.24 to 16.00. Finally, the analyses indicated that a proposed merger involving 100% of cash consideration would have a dilutive effect on the pro forma earnings per share of the combined entity in estimated fiscal year 2003 but an accretive effect in estimated fiscal year 2004.

        Discounted Cash Flow Analyses.    Goldman performed discounted cash flow, or DCF, analyses based upon forecasts provided by Dean Foods' management in February 2003. Goldman developed a financial sensitivity case and a business sensitivity case of the DCF analysis, using different parameters.

        Financial Sensitivity Case.    Goldman calculated a range of implied per share values for the common stock of Horizon Organic based on the sum of: (1) the implied present value of the unlevered, free cash flows (operating income less income taxes, plus depreciation and amortization, less increases in working capital and less capital expenditures) that Horizon Organic expects to generate over a five-year period from 2003 through 2007, using a range of discount rates between 8.0% and 10.0%, and (2) the implied present value of the terminal value of Horizon Organic's future cash flows as of December 31, 2007, calculated by multiplying the EBITDA estimated for fiscal year 2007 by a range of multiples of 8.0x to 11.0x and discounting the result over a five-year period using a range of discount rates between 8.0% and 10.0%. This analysis yielded implied per share present values of the Horizon Organic's common stock, ranging from $14.64 to $21.64, assuming 10.3 million shares of common stock of Horizon Organic on a non-diluted basis outstanding as of December 31, 2002, 11.5 million shares of common stock of Horizon Organic on a fully diluted basis outstanding as of December 21, 2002, an adjustment to net debt for $19.0 million of proceeds from the sale by Horizon Organic of a farm in Idaho and $5.0 million of fees and tax benefits resulting from the cash-out of non-qualified stock options.

        Business Sensitivity Case.    Goldman developed a Business Sensitivity Case of the DCF analysis by using a range of estimated Horizon Organic EBIT margins of (2.0%) to 2.0% and a range of sales growth of (4.0%) and 4.0%. Goldman selected these EBIT margins and sales growth ranges based on historical trends of Horizon Organic's EBIT margins and sales growth. Goldman then calculated a range of implied per share values for the common stock of Horizon Organic using the same methodology described in (1) and (2) in the Financial Sensitivity Case above but assuming a discount rate of 10.0% and an EBITDA terminal multiple of 10.0x. This analysis yielded implied per share present values of Horizon Organic's common stock, ranging from $9.66 to $28.72, based on the same assumptions as in the Financial Sensitivity Case above.

  June Discussion Materials

        Accretion/Dilution Analysis.    Using projections for both Dean Foods and Horizon Organic provided by Dean Foods management in June 2003, Goldman analyzed the accretion or dilution in earnings per share of the combined company (based on different estimates of the standalone earnings per share of Dean Foods and Horizon Organic) as compared to the standalone earnings per share of Dean Foods. Goldman performed this analysis using a price per share range of Horizon Organic common stock of

$22.50 to $25.00, excluding Dean Foods' 13% stake in Horizon Organic and applying the following assumptions:

  •
  Completion of the merger at the beginning of calendar year 2003;

  •
  Common stock prices for Dean Foods and Horizon Organic common stock as of June 24, 2003;

  •
  Dean Foods' ownership of 13% of Horizon Organic's common stock outstanding on a non-diluted basis;

  •
  Tax rate of 39% for both Dean Foods and Horizon Organic;

  •
  Dean Foods cost of debt of 3.50%;

  •
  No excess purchase price allocation to intangibles;

  •
  $9.3 million in transaction costs, a range of possible severance costs, $2.0 million in upgrade expenses to Horizon Organic's Steuben processing facility, or the Queensboro capital project, and $1.0 million in proceeds from the sale of certain Horizon Organic real estate in California.

        Goldman performed the above analyses taking into account and excluding synergies estimates provided by Dean Foods management, in each case assuming that 100% of the merger consideration was cash consideration. In the case without synergies, the analyses indicated that the merger would have a slightly dilutive effect on the pro forma earnings per share of the combined entity in estimated fiscal year 2003 and a slightly accretive effect on the pro forma earnings per share of the combined entity in estimated fiscal year 2004. In the case with synergies, the analyses indicated that the merger would have a moderately accretive effect on the pro forma earnings per share of the combined entity in estimated fiscal year 2004.

        Discounted Cash Flow Analyses.    Goldman performed discounted cash flow, or DCF, analyses based upon forecasts provided by Dean Foods' management in June 2003. Goldman developed a financial sensitivity case and a business sensitivity case of the DCF analysis, using different parameters, each with and without synergies estimates provided by Dean Foods management.

        Financial Sensitivity Case Without Synergies.    Assuming no synergies, Goldman calculated a range of implied per share values for the common stock of Horizon Organic based on the sum of: (1) the implied present value of the unlevered, free cash flows that Horizon Organic expects to generate over a five-year period from 2003 through 2007, using a range of discount rates between 8.0% and 10.0%, and (2) the implied present value of the terminal value of Horizon Organic's future cash flows as of December 31, 2007, calculated by multiplying the EBITDA estimated for fiscal year 2007 by a range of multiples of 8.0x to 11.0x and discounting the result over a five-year period using a range of discount rates between 8.0% and 10.0%. This analysis yielded implied per share present values of the Horizon Organic's common stock, ranging from $12.14 to $18.52, assuming, among other things, 10.3 million shares of common stock of Horizon Organic on a non-diluted basis outstanding as of March 31, 2003, 11.9 million shares of common stock of Horizon Organic on a fully diluted basis outstanding as of March 31, 2003, outstanding debt of $39.2 million, $9.3 million in fees and tax benefits resulting from the cash-out of non-qualified stock options, no expenses resulting from the Queensboro capital project and $1.0 million in proceeds from the sale of the California real estate owned by Horizon Organic.

        Business Sensitivity Case Without Synergies.    Goldman developed a Business Sensitivity Case, excluding synergies, by using a range of estimated Horizon Organic EBIT margins from (2.0%) to 2.0% and a range of sales growth from (4.0%) to 4.0%. Goldman selected these EBIT margins and sales growth ranges based on historical trends of Horizon Organic's EBIT margins and sales growth. Goldman then calculated a range of implied per share values for the common stock of Horizon Organic based on the same methodology as described in (1) and (2) in the Financial Sensitivity Case Without Synergies above but assuming a discount rate of 9.0% and an EBITDA terminal multiple of 10.0x (assuming 4.0x terminal EBITDA multiple with respect to Horizon Organic's farm in Idaho due to the different growth rate of that asset). This analysis yielded implied per share present values of the

Horizon Organic's common stock, ranging from $7.91 to $26.42, based on the same assumptions as in the Financial Sensitivity Case Without Synergies above.

        Financial Sensitivity Case With Synergies.    Including synergies, Goldman calculated a range of implied per share values for the common stock of Horizon Organic based on the sum of: (1) the implied present value of the unlevered, free cash flows that Horizon Organic expects to generate over a five-year period from 2003 through 2007, using a range of discount rates between 8.0% and 10.0%, and (2) the implied present value of the terminal value of Horizon Organic's future cash flows as of December 31, 2007, calculated by multiplying the EBITDA estimated for fiscal year 2007 by a range of multiples of 8.0x to 11.0x and discounting the result over a five-year period using a range of discount rates between 8.0% and 10.0%. This analysis yielded implied per share present values of the Horizon Organic's common stock, ranging from $18.20 to $27.25, assuming, among other things, 10.3 million shares of common stock of Horizon Organic on a non-diluted basis outstanding as of March 31, 2003, 11.9 million shares of common stock of Horizon Organic on a fully diluted basis outstanding as of March 31, 2003, outstanding debt of $39.2 million, $9.3 million in fees and tax benefits resulting from the cash-out of non-qualified stock options, $2.0 million in expenses resulting from the Queensboro capital project and $1.0 million in proceeds from the sale of the California real estate owned by Horizon Organic.

        Business Sensitivity Case With Synergies.    Goldman developed a Business Sensitivity Case, including synergies, by using a range of estimated Horizon Organic EBIT margins from (2.0%) to 2.0% and a range of sales growth of (4.0%) and 4.0%. Goldman selected these EBIT margins and sales growth ranges based on historical trends of Horizon Organic's EBIT margins and sales growth. Goldman then calculated a range of implied per share values for the common stock of Horizon Organic using the same methodology described in (1) and (2) in the Financial Sensitivity Case With Synergies above but assuming a discount rate of 9.0% and an EBITDA terminal multiple of 10.0x (assuming 4.0x terminal EBITDA multiple with respect to Horizon Organic's farm in Idaho due to the different growth rate of that asset). This analysis yielded implied per share present values of Horizon Organic's common stock, ranging from $14.18 to $35.73, based on the same assumptions as in the Financial Sensitivity Case With Synergies above.

        The preparation of financial analyses is a complex process and is not necessarily susceptible to summary description. No company used in the above analyses as a comparison is directly comparable to Dean Foods or Horizon Organic, and no transaction used is directly comparable to the transactions contemplated by the merger agreement.

        Goldman prepared these analyses for the information and assistance of the board of directors of Dean Foods in connection with its consideration of a possible transaction with Horizon Organic. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses.

        Goldman is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman and its affiliates may actively trade the debt and equity securities of Dean Foods and Horizon Organic (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

        Goldman was selected by Dean Foods as its financial advisor in connection with a potential transaction involving Horizon Organic because Goldman is an internationally-recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman acted as financial advisor to a company, also known as Dean Foods Company ("Legacy Dean"), in connection with its acquisition by Dean Foods (then known as Suiza Foods Corporation) in December 2001. In connection with the services provided by Goldman in that transaction, Legacy Dean paid Goldman a fee in the amount of $19.1 million. In connection with Goldman's services relating to the Merger, Goldman expects to receive from Dean Foods a fee in the amount of $3.25 million, all of which is contingent upon consummation of the Merger. Dean Foods has also agreed to reimburse Goldman for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Goldman against certain liabilities arising out of Goldman's engagement, including certain liabilities under the federal securities laws.

Purposes and Reasons for the Merger

        Both the management of Horizon Organic and the management of Dean Foods believe that the opportunities to increase the revenues and earnings of Horizon Organic are much greater under Dean Foods' ownership than they would be if Horizon Organic were to remain an independent public company.

        The positions of Merger Sub regarding the timing, purposes, reasons, alternatives and structure of the Merger are identical to the positions taken by Dean Foods as set forth in this section, as Merger Sub is a wholly owned subsidiary of Dean Foods created for the sole purpose of effectuating the Merger.

        Historically, Horizon Organic's business has not required substantial investment in capital assets other than at the dairy farms (the larger of which is currently for sale). As a result, Horizon Organic has not been necessarily "capital constrained" as is often the case for small public or private companies. However, the continued growth of the business would depend upon a substantial increase in sales and marketing spending and investment in research and development and product innovation. If Horizon were to remain independent and not complete the Merger, such increased spending could have a negative near term impact on the earnings of Horizon Organic and, as a result, a potentially negative impact on the value of the Horizon Organic shares. Under the ownership of Dean Foods, however, any increased sales and marketing spending and investment in research and development and product innovation to accelerate the growth at Horizon Organic would have substantially less impact on Dean Foods' earnings due to its much greater revenue and earnings base.

        The Board has concluded that both the timing and the pricing of the Merger are appropriate and that the Merger will allow Horizon Organic stockholders to realize the value of their investment in Horizon Organic in cash at a price that represents a substantial premium over the market price of the common stock before the public announcement of the offer by Dean Foods to acquire Horizon Organic. In addition, the Board undertook the Merger at this time, as opposed to any other, to enable stockholders of the Company to take advantage of the growth rate of the organic foods industry generally and that of the Company. Even with the Company's recent growth, the Board believed there was considerable risk to the Company in the Company's ability to maintain performance levels in the future required to achieve and maintain a stock price equal to or greater than that offered by Dean Foods. (See "SPECIAL FACTORS: The Board's Recommendation," p. 22).

        All officers and directors of the Company have indicated their intention to vote all shares of Horizon Organic common stock held by them in favor of the Merger.

        Dean Foods believes that consumers are becoming more concerned about health, nutrition and the environment. As a result, more consumers are buying products, including organic products, which they believe promote healthy lifestyles. This consumer trend has resulted in significant growth in the organic foods market in recent years. Dean Foods believes that this trend will continue in the foreseeable future and that Dean Foods will have the opportunity, through its acquisition of Horizon Organic, to expand its offerings of organic products viewed as healthier by the consumer. Dean Foods believes that its acquisition of Horizon Organic at this time provides it with the best opportunity, in light of current consumer demands and market conditions, to leverage its national refrigerated distribution system and its processing, distribution and marketing resources to accelerate the growth and strengthen the market position of the Horizon Organic brands.

        Dean Foods considered alternative means to accomplish its objective of expanding its offerings of organic products, but determined that its acquisition of Horizon Organic would be accomplished more quickly and cost-efficiently and provided greater certainty than other means. Dean Foods and Horizon Organic did not consider alternative means or structure to accomplish the acquisition of Horizon Organic by Dean Foods. Dean Foods and Horizon Organic desired to structure the transaction as a subsidiary merger so that Dean Foods would acquire all of the shares of the common stock of Horizon Organic that it did not currently own for cash in a transaction that would not result in the recognition of taxable income by either Dean Foods or Horizon Organic.

Treatment of Stock Options

        For holders of stock options, including both employees and directors, to participate in the Merger, such holders must exercise their options prior to the closing of the Merger. Holders of Company stock options will be granted the right to carry over their existing stock option rights to a comparable option plan sponsored by Dean Foods, or they can exercise their options in connection with the closing. The Board intends to accelerate vesting to cause all outstanding options granted prior to July 22, 2003 to be fully vested with no further waiting periods or conditions to be met for vesting in connection with the closing of the Merger.

Certain Effects of the Merger

  Participation in Future Growth

        As a result of the Merger, the common stockholders will not have an opportunity to continue their equity interest in the Company and, therefore, will not share in the future earnings and potential growth of the Company. Upon consummation of the Merger, the Company common stock will no longer be listed or traded on the Nasdaq National Market and price quotations will no longer be available; and the registration of the common stock under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, will be terminated. The termination of registration of the common stock under the Securities Exchange Act of 1934, as amended, will eliminate the requirement to provide information to the SEC and the public, rendering no longer applicable the provisions of the Securities Exchange Act of 1934, as amended, including the periodic reporting requirements under Section 15(d), the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings.

        Dean Foods currently has an indirect interest as a Company stockholder in 12.9% of the net book value and earnings of the Company (12.9% of the net book value and earnings of the Company as of or for the nine months ended September 30, 2003 is $8.8 million and $121,697, respectively). Upon the consummation of the Merger, Dean Foods will own 100% of the net book value and earnings of the Company (100% of the net book value and earnings of the Company as of or for the nine months ended September 30, 2003 is $68.4 million and $943,386, respectively).

        At the closing of the Merger, Dean Foods will hold 100% of the equity interest in the Company. The Merger will have the effect of increasing Dean Foods' interest in the net book value and net earnings of the Company to 100%. Dean Foods will be the sole beneficiary of any future earnings and growth of the Company and will have the ability to benefit from any corporate opportunities that may be pursued by the Company in the future. Dean Foods will also bear the risk of any decreases in the value of the Company.

        At the closing of the Merger, Merger Sub will terminate as both a taxable and a legal entity. The Merger has no other effect on Merger Sub as its only purpose is to effectuate the Merger and its only activity is to participate in the Merger.

        The benefits to the common stockholders include the right to receive $24.00 per share for their shares of common stock and the removal of market-based risks. The detriments of the Merger to the common stockholders include their ceasing to participate in future earnings and growth, if any, of Horizon Organic and the fact that receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. Each stockholder's gain or loss per share will be equal to the difference between $24.00 and the stockholder's basis per share in the common stock. If a stockholder holds the common stock as a capital asset, the gain or loss from the exchange will be a capital gain or loss. The gain or loss will be long-term if the stockholder's holding period is more than one year. (See "OTHER DISCLOSURES: Material Federal Income Tax Consequences," p. 71).

        The receipt of cash pursuant to the Merger will be a taxable transaction. (See "OTHER DISCLOSURES: Material Federal Income Tax Consequences," p. 71).

        Tax matters are very complicated, and the tax consequences of the Merger to each stockholder will depend upon each stockholder's own factual situation. Stockholders should consult their own tax advisors concerning the effects of this transaction.

  Resignation of Directors

        Upon completion of the Merger, all current Horizon Organic directors will resign, and Dean Foods, as the sole owner of all of the outstanding shares of Horizon Organic, will elect a new board of directors.

Plans for Horizon Organic After the Merger

        Management of Horizon Organic expects that, except as described in this Proxy Statement, Dean Foods will continue the business and operations of Horizon Organic after the Merger substantially as they are currently being conducted by Horizon Organic.

        If the Merger is consummated, Horizon Organic will become a wholly-owned subsidiary of Dean Foods. Accordingly, after the consummation of the Merger, the former stockholders of Horizon Organic will not have the opportunity to participate in the earnings and growth of Horizon Organic and will not have any right to vote on corporate matters. In addition, the former stockholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquirer of Horizon Organic in a sale transaction, if any, occurring after the consummation of the Merger. Additionally, after the consummation of the Merger, such former stockholders will not face any risk of losses generated by Horizon Organic's operations or any decrease in the value of Horizon Organic's shares.

        Except as described in this Proxy Statement and as previously announced with respect to the sale of the Company's farms, neither Horizon Organic nor Dean Foods has any present plans or proposals involving Horizon Organic that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or other change in Horizon Organic's corporate structure or business. After the Merger, Dean Foods may acquire or dispose of assets of Horizon Organic or make other changes in its business, corporate structure, capitalization, management or indebtedness that it considers to be in the best interests of Horizon Organic. Neither Horizon Organic nor Dean Foods has formulated any specific plans concerning the repayment of the indebtedness incurred in connection with the Merger. However, it is anticipated that such indebtedness will be repaid primarily with or by means of available cash and cash flow from the operations of Horizon Organic and/or Dean Foods, with proceeds from any new debt or equity financings by Dean Foods, or such other means as Horizon Organic and Dean Foods may determine in their sole discretion.

Conduct of Horizon Organic's Business if the Merger is Not Completed

        If the Merger is not completed, the Board expects to continue to operate Horizon Organic's business substantially as it is presently operated. The Board is not presently considering any alternative transaction.

Regulatory Matters

  Hart-Scott-Rodino Antitrust Improvements Act of 1976

        Under the terms of the Agreement and Plan of Merger, as the value of the acquisition will exceed $50 million, the Merger is subject to Section 7A of the Clayton Act, 15 U.S.C. Section 18a, as added by Section 201 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Both the Company and Dean Foods filed the required Notification and Report Form with the Federal Trade Commission ("FTC") for the purpose of providing the FTC and/or the Department of Justice the opportunity to review the Merger for possible antitrust considerations. On August 6, 2003, the Company and Dean Foods received communication confirming that the conditions of the review had been met and no further action would be required.

  SEC and Other Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the filings and notices required under Rules 13e-3 and 14(a)-3 of the Securities Exchange Act of 1934, as amended, and the filing of the certificate of merger with the Secretary of State of the State of Delaware.

Post June 29, 2003 Stockholder Litigation

        Five stockholders separately filed class action complaints relative to the Merger. Four actions were filed in the Court of Chancery in New Castle County, Delaware. One action was filed in the District Court of Boulder County, Colorado. The Delaware actions were filed as follows: three on June 30, 2003 and one on July 3, 2003. The Colorado action was filed on July 1, 2003, and amended on September 17, 2003. The four Delaware actions have been consolidated into one action. Horizon Organic, the members of the Board and Dean Foods are defendants in all of the actions. The complaints generally allege that the Cash Merger Consideration is unfair and inadequate and results from breaches of fiduciary duty and self-dealing by the Company, its directors and Dean Foods. The actions generally seek to enjoin the Merger and, if the Merger is consummated, to rescind the Merger or receive damages. The Company believes that the actions are without merit and is vigorously defending these actions. The defendants have not yet answered the complaints. As of this time, none of the litigations has resulted in the issuance of any order that would preclude the consummation of the Merger. Dean Foods has a right to terminate the Agreement and Plan of Merger in the event that a court enjoins the consummation of the Merger or in the event that any litigation results in a material adverse change.

Interests of Certain Persons in the Merger

  Transactions and Relationships between Horizon Organic and Dean Foods

        Concurrent with the initial public offering of shares of its common stock on July 2, 1998, and pursuant to the Stock Purchase Agreement dated as of June 5, 1998, by and between Horizon Organic and Dean Foods (formerly Suiza Foods Corporation), Horizon Organic sold to Dean Foods 1,100,000 shares of common stock in a private placement at a price of $11 per share. Subsequent to the 1998 Stock Purchase Agreement, Dean Foods acquired 238,000 additional shares of Horizon Organic common stock in private transactions pursuant to the Major Stockholder Agreement. Dean Foods beneficially owns 1,338,000 shares of Horizon Organic common stock. These shares represent approximately 12.9% of the 10,365,790 shares of Horizon Organic common stock outstanding as of

September 30, 2003. Pursuant to the 1998 Stock Purchase Agreement and subsequent agreements, certain restrictions were placed upon and certain rights were granted to Dean Foods as more fully described above. (See "SPECIAL FACTORS: Background of the Proposal," p. 10).

        Also in 1998 and in 1999, Horizon Organic entered into arrangements with Dean Foods, which include five-year processing and distribution agreements with three of Dean Foods' subsidiaries:

    •
    Model Dairy, a fluid milk processor located in Reno, Nevada, which currently processes organic milk for the Company;

    •
    Robinson Dairy, a fluid milk processor located in Denver, Colorado, which currently processes organic milk for the Company; and

    •
    Garelick Farms, a fluid milk processor and distributor with several locations in the northeastern United States, which does not currently process any of the Company's products.

        The processing and distribution agreement with Model Dairy provides that Model Dairy will distribute all of the Company's organic milk products that are available for sale in California and Nevada, with certain exceptions in Southern California, under the Horizon Organic label. The processing and distribution agreement with Robinson Dairy provides that it will process and distribute organic milk for Horizon Organic under its label as the exclusive processor for such milk products in Colorado. Horizon Organic also processes its products without a written agreement through Cultured Specialties, a subsidiary of Dean Foods with facilities located in Fullerton and Tulare, California. Additionally, Horizon Organic had products processed by Morningstar Foods, a subsidiary of Dean Foods located in Gustine, California, until March 2003.

        The Company paid Dean Foods (including its predecessor) and its subsidiaries aggregate processing fees of $18,697,000, $13,928,000, and $7,822,000 in 2002, 2001, and 2000, respectively. In addition, one of Horizon Organic's directors, Mr. Robinson, is the Co-Chief Executive Officer of Robinson Dairy, LLC and another Horizon Organic director, Ms. Goolsby, is the Chief Administrative Officer, Executive Vice President, General Counsel and Secretary of Dean Foods.

        In addition, the Stockholder Agreement also prohibits Dean Foods and its affiliates from selling organic white fluid milk products under its brands during the term of the Stockholder Agreement. Since January 2003, under a series of agreements, the Company has agreed to release any claim it might have for a violation of this covenant as a result of the activities of Dean Foods' affiliate, Alta-Dena Certified Dairy, Inc., in California through December 31, 2003, and Dean Foods has agreed not to increase its processing fees to the Company at its processing plants located in Fullerton and Tulare, California, Reno, Nevada, and Denver, Colorado through the same time period.

        Goldman provided its advisory services solely for the information and assistance of the board of directors of Dean Foods in connection with its consideration of a possible transaction with Horizon Organic. Goldman is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net-worth individuals. Goldman was selected by Dean Foods as its financial advisor in connection with a potential transaction involving Horizon Organic because Goldman is an internationally-recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman acted as financial advisor to a company, also known as Dean Foods Company ("Legacy Dean"), in connection with its acquisition by Dean Foods (then known as Suiza Foods Corporation) in December 2001. In connection with the services provided by Goldman in that transaction, Legacy Dean paid Goldman a fee in the amount of $19.1 million. In connection with Goldman's services relating to the Merger, Dean Foods has agreed to pay Goldman a fee in the amount of $3.25 million, all of which is contingent on the completion of the Merger. Dean Foods has also agreed to reimburse Goldman for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Goldman against certain liabilities, including certain liabilities under the federal securities laws. Goldman, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman also may provide investment banking services to Dean Foods and Horizon Organic in the future. Goldman provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold long and short positions in securities, including derivative securities, of Dean Foods or Horizon Organic for its own account and for the accounts of customers.

  Agreements Effective Post Merger Between the Company and Existing Company Management

        Neither the Company nor Dean Foods has entered into any revised employment agreements with existing Company management except for the Horizon Organic severance and retention program described in the following section and the agreement by Dean Foods in the Agreement and Plan of Merger to offer to Horizon Organic stock option holders the right to substitute their stock option agreement with a comparable Dean Foods plan.

  Other Related Party Transactions

        On June 10, 2003, with Ms. Goolsby and Mr. Robinson not in attendance, the Board met to consider and then adopted a severance and retention program for key members of the Company's management with respect to the possible sale of the Company. The goal of the severance and retention program is to provide key members of management with the incentives to remain with the Company for a stated period following any closing of a sale of the Company and protection from a loss of employment following a closing of a sale of the Company in order to preserve the value of the Company.

        Mr. Marcy is not included in the severance and retention program because the terms of his employment agreement with the Company make provision for him in the event of its sale. However, the Board granted him an increase in severance payment to the extent necessary to cover any excise tax attributable to any excess or parachute payments as defined in the tax law attributable to the sale of the Company. Further, in October 2001, the Board agreed to revise the severance provision applicable to Mr. Marcy's employment to allow for twenty-four (24) months of severance pay if he terminates his employment within twelve (12) months following a sale of the Company or eighteen (18) months of severance pay if he terminates his employment after twelve (12) months of a sale of the Company.

        The severance and retention program for management other than Mr. Marcy consists of the following: In the event of a sale of the Company, each participant is entitled to a severance payment plus out-placement services at the Company's expense if the Company terminates the employee without good cause (or the employee terminates employment with good reason) within a certain period of time after the closing of a sale. The severance payment for vice presidents is twelve (12) months of base salary. The severance payment for employees with the title of director or manager is six (6) months of base salary.

        In addition, if a termination occurs in the year in which the closing occurs, the Company owes the employee the full bonus for such year as if plan targets had been met. If a termination occurs in a year following the closing but during the severance period, the Company owes the employee a pro-rated bonus as if plan targets had been met during the applicable year. The severance period is twenty-four (24) months for officers and twelve (12) months for all other participants. In addition, all participants who complete the four (4) months of employment following the closing or who are terminated without cause or who terminate with good reason during the four (4) month period following the closing, will receive a bonus equal to a minimum of three (3) months and a maximum of six (6) months of base salary, as determined by the board of the acquiring company.

        From and after July 1, 2001, the Company granted to the following of its executive officers and directors stock options with respective values greater than $60,000:

Name	Position with Horizon Organic	Dates of Option Grant	Number of Options Granted	Exercise Price($)
Charles F. Marcy	President and Chief Executive Officer	01.30.2002 01.30.2002 01.29.2003 01.29.2003	75,670 14,330 52,083 7,917	14.50 14.50 12.63 12.63

Thomas P. Briggs	Sr. VP, Finance and Administration, Chief Financial Officer	01.30.2002 01.30.2002 01.29.2003 01.29.2003	14,421 15,579 22,499 7,501	14.50 14.50 12.63 12.63

Stephen J. Jacobson	VP Operations	01.30.2002 01.30.2002 01.29.2003 01.29.2003	422 19,558 15,862 9,138	14.50 14.50 12.63 12.63

Don J. Gaidano	VP International & Corporate Development	01.30.2002 01.30.2002 01.29.2003 01.29.2003 09.02.2003 09.02.2003	7,364 17,636 17,999 7,001 9,119 881	14.50 14.50 12.63 12.63 23.97 23.97

Susan L. Morse	VP Human Resources	10.21.2002 10.21.2002 01.29.2003 01.29.2003	3,424 26,576 15,000 5,000	15.05 15.05 12.63 12.63

Kevin R. O'Rell	VP R&D/Quality Assurance	01.30.2002 01.30.2002 01.29.2003 01.29.2003	5,593 14,407 15,373 9,627	14.50 14.50 12.63 12.63

Anthony J. Zolezzi	VP Corporate Development	07.31.2002 09.30.2002 12.31.2002 03.31.2003 06.30.2003 09.30.2003	17,500 8,750 8,750 4,375 4,375 4,375	12.98 15.60 16.19 13.02 23.75 23.91

John M. Haydock	VP Sales and Marketing	07.09.2001 01.30.2002 01.29.2003 01.29.2003	15,000 15,000 13,550 11,450	9.49 14.50 12.63 12.63

Thomas D. McCloskey, Jr.	Chairman of the Board of Directors	05.14.2002 05.13.2003	6,000 6,000	17.79 13.59

G. Irwin Gordon	Director	05.14.2002 05.13.2003	6,000 6,000	17.79 13.59

Clark R. Mandigo II	Director	05.14.2002 05.13.2003	6,000 6,000	17.79 13.59

Richard L. Robinson	Director	05.14.2002 05.13.2003	6,000 6,000	17.79 13.59

Michelle P. Goolsby	Director	05.14.2002 05.13.2003	6,000 6,000	17.79 13.59

Kathryn A. Paul	Director	05.14.2002 05.13.2003	6,000 6,000	17.79 13.59

Cynthia T. Jamison	Director	01.30.2002 05.14.2002 05.13.2003	10,000 6,000 6,000	14.50 17.79 13.59

        In addition, after July 1, 2001, the Company entered into employment agreements with Susan L. Morse, Anthony J. Zolezzi and John M. Haydock.

        The Company hired Susan L. Morse as Vice President Human Resources effective October 21, 2002 on the following terms:

  •
  a base salary of $145,000 per year,

  •
  incentive bonus up to 60% of base salary,

  •
  26 days paid time off,

  •
  participation in any employee benefit plan that is available to other Company employees and payment of the premiums or costs associated with participation in such employee benefit plan,

  •
  life insurance,

  •
  stock options as of such date as reflected in the above table,

  •
  disability insurance, and

  •
  reimbursement of reasonable business expenses.

        The Company hired Anthony J. Zolezzi as Vice President Corporate Development effective June 28, 2002 on the following terms:

  •
  a base salary of $120,000 per year,

  •
  no incentive bonus,

  •
  no paid time off,

  •
  participation in any employee benefit plan that is available to other Company employees and payment of the premiums or costs associated with participation in such employee benefit plan,

  •
  stock options as of such date as reflected in the above table,

  •
  reimbursement of reasonable business expenses, and

  •
  90 days notice of termination.

        Effective June 1, 2003, the Company and Mr. Zolezzi agreed to reduce his base salary to $60,000 per year and to reduce his notice of termination provision to 30 days.

        The Company hired John M. Haydock, Vice President Sales and Marketing on July 9, 2001 on the following terms:

  •
  a base salary of $140,016 per year,

  •
  an incentive bonus of up to 60% of base salary,

  •
  26 days paid time off,

  •
  stock options as of such date as reflected in the above table,

  •
  life insurance,

  •
  disability insurance,

  •
  participation in any of the Company's employee benefit plans that is available to other of its employees, including payment of costs and premiums associated therewith, and

  •
  reimbursement of reasonable business expenses, including a moving allowance of up to $80,000 and a car allowance of $600/month.

        The following chart reflects the benefits that could accrue to Horizon Organic Officers and Directors arising from the merger.

Prospective Benefits to Officers and Directors Resulting From the Merger

	Officers' Severance Package
Officers	Severance(1)	Retention Bonus	Out-Placement	Total Severance	$ Value Options(2)	TOTAL
Charles F. Marcy(3)	$700,000	$0	$5,000	$705,000	$7,105,300	$7,810,300
Thomas P. Briggs(4)	$185,000	$46,250	$5,000	$236,250	$1,287,300	$1,523,550
Kevin R. O'Rell(5)	$161,000	$40,250	$5,000	$206,250	$1,029,220	$1,235,470
Don J. Gaidano(6)	$180,000	$45,000	$5,000	$230,000	$1,004,000	$1,234,000
Stephen J. Jacobson(7)	$165,000	$41,250	$5,000	$211,250	$831,400	$1,042,650
John M. Haydock(8)	$165,000	$41,250	$5,000	$211,250	$644,400	$855,650
Susan L. Morse(9)	$150,000	$37,500	$5,000	$192,500	$495,900	$688,400
Anthony J. Zolezzi(10)	$0	$0	$0	$0	$384,213	$384,213

AGGREGATE	$1,706,000	$251,500	$35,000	$1,992,500	$12,781,733	$14,774,223
Directors	$ Value Options(11)
Thomas D. McCloskey, Jr.	$610,281
G. Irwin Gordon	$296,406
Kathryn A. Paul	$274,220
Clark R. Mandigo II	$269,031
Richard L. Robinson	$269,031
Michelle P. Goolsby(12)	$245,220
Cynthia T. Jamison	$194,720

AGGREGATE	$2,158,909

1.
All severance amounts represent one year's salary, except CEO, which is two years' salary. Payment of severance or retention bonus is contingent upon the happening of a termination or a retention.

2.
Value of options is derived by multiplying the number of options outstanding by the amount of the difference in the purchase price and the option strike price.

3.
President, CEO and Director

4.
SVP Finance and Administration, CFO and Secretary

5.
VP R&D/QA

6.
VP International and Corporate Development

7.
VP Operations

8.
VP Sales & Marketing

9.
VP Human Resources

10.
VP Corporate Development

11.
Value of options is derived by multiplying the number of options outstanding by the amount of the difference in the purchase price and the option strike price.

12.
Ms. Goolsby intends to surrender and cancel her Horizon Organic stock options immediately prior to the Merger.

Prior Public Offerings

        On July 2, 1998, Horizon Organic sold 3,000,000 shares of its common stock at a per share purchase price of $11 in an underwritten public offering registered under the Securities Act of 1933, as amended, Horizon Organic received aggregate proceeds from the offering of $33 million, and net proceeds, after deducting underwriting discounts and commissions, of approximately $30.69 million. Additionally, concurrent with the July 2, 1998 offering, Horizon Organic sold 1,100,000 shares of common stock to Dean Foods at the public offering price in a private placement, as described above.

Neither the Company nor Dean Foods has made any underwritten public offering of the common stock of Horizon Organic for cash during the past three years that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A (Rules 251 through 263 promulgated by the SEC under the Securities Act of 1933, as amended).

Prior Stock Purchases

        Dean Foods has not purchased any Company common stock in the past four years. In addition, during the past two years, the Company has not purchased shares of its common stock. However, the Company's 401(k) Plan, with funds provided by the Company, has purchased 6,842 shares of the Company's common stock during the past two years for the Employer's Discretionary Account of the Plan. The Employer's Discretionary Account of the 401(k) Plan provides the participants with shares of the Company's common stock with a value at the end of each year equal to 1% of the participant's base salary. The lowest price paid was $9.39 per share, including commission, and the highest price paid was $16.85 per share, including commission. The average price per share, including commission, paid in each quarter was as follows:

Quarter	Average Price
July 1, 2001 through September 30, 2001	$ 9.39
October 1, 2001 through December 31, 2001	$12.63
January 1, 2002 through March 31, 2002	$15.17
April 1, 2002 through June 30, 2002	no purchases
July 1, 2002 through September 30, 2002	$16.85
October 1, 2002 through December 31, 2002	no purchases
January 1, 2003 through March 31, 2003	$13.08
April 1, 2003 through June 30, 2003	no purchases
July 1, 2003 through September 30, 2003	no purchases

Source of Funds to Complete the Merger

        Dean Foods estimates that the total amount of funds required under the Agreement and Plan of Merger to purchase all of the outstanding shares of Horizon Organic common stock, other than those shares already owned by Dean Foods, to retire the Company's long-term debt and to pay related fees and expenses will be approximately $300 million. Dean Foods anticipates that the funds necessary to pay this amount will be obtained from funds drawn under its senior credit facility with various lenders. A summary of the material terms of such credit facility is set forth in Dean Foods' Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-12755), under the headings "Senior Credit Facility" and "Credit Facility Terms" in Note 5 of the "Notes to Condensed Consolidated Financial Statements" included therein. There are no material conditions to Dean Foods obtaining the financing necessary to pay the aggregate consideration payable in the Merger. No alternate financing arrangements have been made by Dean Foods.

Horizon Organic's Financial Forecasts

        Horizon Organic does not as a matter of policy make public forecasts or projections of future performance or earnings. However, the Company's management prepared the historical financial information and financial forecasts for Horizon Organic fiscal years ended December 31, 2000 through December 31, 2007 ("Financial Forecasts") set forth below in good faith and in the ordinary course of Horizon Organic's business for use by Horizon Organic in its business. The Financial Forecasts were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles ("GAAP"). The Company's certified public accountants, KPMG LLP, have not examined or compiled the Financial Forecasts or expressed any conclusion or provided any form of assurance with respect to the Financial Forecasts and, accordingly, assume no responsibility for them. They are included solely for the purpose of giving Horizon Organic stockholders access to the same non-public information that it provided to RBC and to Dean Foods.

        As indicated on page 22, included in the information reviewed by RBC in connection with its review of the Merger and the preparation of its opinion regarding the fairness of the Cash Merger Consideration, from a financial point of view, to Horizon Organic's stockholders other than Dean Foods was certain financial information prepared by the Company's management, the use of which by RBC for purposes of its analysis and opinion had been authorized by the Board. In the discussion of RBC's opinion and related analysis RBC referred to this financial information as the "Company Financials." The Company Financials included historical financial information that had been adjusted to eliminate extraordinary and non-recurring items and forward-looking financial information that had been prepared using comparable adjustments. The Company Financials were included in the RBC presentations that have been filed as exhibits to the Schedule 13E-3 to which this Proxy Statement is incorporated by reference. This was the same financial information that the Company provided to Dean Foods.

        The Financial Forecasts with respect to fiscal years 2003 through 2007 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. The Company has not revised the Financial Forecasts to reflect actual results for Horizon Organic's current fiscal year. The Financial Forecasts are based on a variety of estimates and hypothetical assumptions made by the Company's management, including those described below. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the Financial Forecasts will prove accurate, and actual results may materially differ. In addition the Financial Forecasts do not take into account any of the transactions contemplated by the Merger, which may also cause actual results to materially differ.

        For these reasons, as well as the bases and assumptions on which the Financial Forecasts were compiled, the inclusion of the Financial Forecasts in this Proxy Statement should not be regarded as an indication that the Financial Forecasts will be an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation to any stockholder regarding the information contained in the Financial Forecasts and, except as required by applicable securities laws, Horizon Organic does not intend to update or otherwise revise the Financial Forecasts to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

        The Financial Forecasts set forth below include EBITDA. "EBITDA" is defined as net income (loss) before income tax expense (benefit), interest expense, net, depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered as an alternative to any measure of performance presented in accordance with GAAP. Stockholders should not consider EBITDA in isolation from, or as a substitute for, net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA is presented in the projections because management believes that it could be useful for investors in assessing projected operating performance and projected performance relative to financial obligations. Additionally, EBITDA is a measure commonly used by financial analysts because of its usefulness in evaluating operating performance. EBITDA, as used by the

Company, is not necessarily comparable with similarly titled measures of other companies because all companies do not calculate EBITDA in the same fashion.

	Historical Result Fiscal Year Ended				Company Forecast Fiscal Year Ended
	12/31/00 2000A	12/31/01 2001A	12/31/02 2002A	5/31/03 LTM	12/31/03 2003E	12/31/04 2004E	12/31/05 2005E	12/31/06 2006E	12/31/07 2007E
	($ in millions, unless otherwise noted)
Revenue	$127.2	$158.9	$187.5	$202.4	$234.7	$305.0	$380.0	$457.0	$548.0
% Growth		24.9%	18.0%	22.7%	25.1%	30.0%	24.6%	20.3%	19.9%
Gross profit	$37.8	$47.0	$59.9	$64.1	$75.2	$104.9	$135.1	$166.7	$202.7
% Margin	29.7%	29.6%	31.9%	31.7%	32.1%	34.4%	35.5%	36.5%	37.0%
EBITDA	$4.8	$9.5	$10.3	$10.4	$12.4	$19.1	$25.1	$31.2	$36.2
% Margin	3.8%	6.0%	5.5%	5.1%	5.3%	6.3%	6.6%	6.8%	6.6%
EBIT	$1.1	$4.5	$6.5	$6.6	$8.3	$14.6	$20.5	$26.4	$32.0
% Margin	0.8%	2.9%	3.4%	3.3%	3.5%	4.8%	5.4%	5.8%	5.8%
Net income (cont. ops)	$0.3	$1.7	$3.6	$3.9	$4.7	NA	NA	NA	NA
% Margin	0.2%	1.0%	1.9%	1.9%	2.0%	NA	NA	NA	NA
EPS (cont. ops)	$0.03	$0.16	$0.34	$0.37	$0.44	NA	NA	NA	NA

        The above Financial Forecasts were developed as part of the Company's strategic planning process. The Financial Forecasts were initially prepared in the fall of 2002 as part of the Company's planning process and were updated during the spring of 2003 as part of the Company's consideration of a sale. These forecasts took into account the improvements in the Company's results of operations which were announced in the press releases on May 5 and June 18, 2003. The Company's senior management prepared a detailed internal budget for 2003 and then derived the Financial Forecasts for 2004 through 2007 based upon internally generated revenue growth and margin goals. These goals included revenue growth of 30% in 2004 trending down to 20% in 2007, and EBIT margin of 4.8% in 2004 improving to 5.8% in 2007. After the Merger, Dean Foods may choose to manage the Company in ways that render the Financial Forecasts irrelevant by changing products, strategy and other matters. Horizon Organic's stockholders should not rely upon the Financial Forecasts as being an accurate prediction of the results of operations conducted by Dean Foods after the Merger.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2003 by:

  •
  Each of our directors and executive officers;

  •
  Each person who is known to us to beneficially own more than five percent of the outstanding shares of our common stock; and

  •
  All of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent Beneficially Owned
Michelle P. Goolsby(3) c/o Dean Foods Company 2515 McKinney Avenue, Suite 1200 Dallas, Texas 75201	1,345,995	12.98%

Dean Foods Company 2515 McKinney Avenue, Suite 1200 Dallas, Texas 75201	1,338,000	12.91%

Gabelli Asset Management Inc.(4) One Corporate Center Rye, New York 10580-1435	1,321,154	12.75%

Thomas D. McCloskey, Jr.(5) 132 Main Street Aspen, Colorado 81611	1,147,663	11.07%

Fidelity Management & Research(6) 82 Devonshire Boston, Massachusetts 02109	745,224	7.19%

McCloskey 1998 GRAT 132 Main Street Aspen, Colorado 81611	547,449	5.28%

Charles F. Marcy(7)	354,707	3.42%
Clark R. Mandigo II(8)	94,285	**
Don J. Gaidano(9)	71,718	**
Richard L. Robinson(10)	59,977	**
Kevin R. O'Rell(11)	41,086	**
Thomas P. Briggs(12)	39,350	**
G. Irwin Gordon(13)	17,669	**
Stephen J. Jacobson(14)	16,318	**
John M. Haydock(15)	11,463	**
Anthony J. Zolezzi(16)	8,750	**
Susan L. Morse(17)	7,500	**
Kathryn A. Paul(18)	4,675	**
Cynthia T. Jamison(19)	4,497	**
All executive officers and directors as a group (15 persons)(20)	3,233,509	31.19%

**
Less than one percent

        Applicable percentage ownership is based on 10,365,790 shares of common stock outstanding as of September 30, 2003.

(1)
Unless otherwise set forth, all addresses are c/o Horizon Organic Holding Corporation, 6311 Horizon Lane, Longmont, Colorado 80503.

(2)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Share amounts include stock options exercisable within 60 days of September 30, 2003. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission.

(3)
Goolsby: Includes 6,750 shares subject to stock options exercisable within 60 days of September 30, 2003, which Ms. Goolsby intends to surrender and cancel immediately prior to the Merger, and 1,338,000 shares held by Dean Foods Company. Ms. Goolsby is the Executive Vice President, General Counsel and Chief Administrative Officer of Dean Foods Company and disclaims any beneficial ownership of the shares held by Dean Foods Company.

(4)
Based on a Schedule 13D filing as of October 28, 2003, for purchases made prior to the record date.

(5)
McCloskey: Includes 547,449 shares held by the McCloskey 1998 GRAT, of which Mr. McCloskey's children are the beneficiaries; 219,600 shares held by the McCloskey Trust, of which Mr. McCloskey is a trustee; and an aggregate of 13,200 shares held in income trusts by each of his four children (collectively, the "Income Trust Shares"); 155,280 shares held by McCloskey Ventures LLC, of which Mr. McCloskey is a manager (the "LLC Shares"); 107,178 shares held by the McCloskey 2002 GRAT; 80,901 shares held in the McCloskey Family Charitable Trust; and 115 shares held by Thomas D. McCloskey. Mr. McCloskey disclaims any beneficial interest in the Income Trust Shares and the LLC shares, except to the extent of his pecuniary interest in the LLC shares arising from his role therein. Also includes 24,750 shares subject to stock options exercisable on within 60 days of September 30, 2003.

(6)
Based on a Schedule 13D filing as of June 30, 2003.

(7)
Marcy: Includes 303,583 shares subject to stock options exercisable within 60 days of September 30, 2003.

(8)
Mandigo: Includes 53,730 shares held jointly with his spouse, an aggregate of 18,236 shares held in trust for his four children and 9,750 shares subject to stock options exercisable within 60 days of September 30, 2003.

(9)
Gaidano: Includes 35,500 shares subject to stock options exercisable within 60 days of September 30, 2003.

(10)
Robinson: Includes 9,750 shares subject to stock options exercisable within 60 days of September 30, 2003.

(11)
O'Rell: Includes 37,246 shares subject to stock options exercisable within 60 days of September 30, 2003.

(12)
Briggs: Includes 32,500 shares subject to stock options exercisable within 60 days of September 30, 2003.

(13)
Gordon: Includes 9,750 shares subject to stock options exercisable within 60 days of September 30, 2003.

(14)
Jacobson: Includes 16,140 shares subject to stock options exercisable within 60 days of September 30, 2003.

(15)
Haydock: Includes 11,250 shares subject to stock options exercisable within 60 days of September 30, 2003.

(16)
Zolezzi: Includes 8,750 shares subject to stock options exercisable within 60 days of September 30, 2003.

(17)
Morse: Includes 7,500 shares subject to stock options exercisable within 60 days of September 30, 2003.

(18)
Paul: Includes 4,000 shares subject to stock options exercisable within 60 days of September 30, 2003.

(19)
Jamison: Includes 4,000 shares subject to stock options exercisable within 60 days of September 30, 2003.

(20)
Includes 521,219 subject to stock options exercisable on September 30, 2003. See Notes 3 and 5 and 7 through 19 above.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of its equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of its common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        The Company believes, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2002, its directors, officers and greater than ten percent beneficial owners were in compliance with all Section 16(a) filing requirements applicable to them, except as follows: A Form 3 for the initial grant of stock options for Susan L. Morse, Vice President Human Resources, was inadvertently filed late. A Form 4 for the grant of stock options for Anthony J. Zolezzi, Vice President of Corporate Development was inadvertently filed late.

Executive Officers and Directors

        The Company's executive officers and directors are as follows:

Name	Age	Position
Charles F. Marcy(4)	53	President, Chief Executive Officer and Director
Thomas P. Briggs	55	Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary
Don J. Gaidano	54	Vice President International & Corporate Development
John M. Haydock	46	Vice President Sales and Marketing
Stephen J. Jacobson	60	Vice President Operations
Susan L. Morse	57	Vice President Human Resources
Kevin R. O'Rell	52	Vice President Research & Development/Quality Assurance
Anthony J. Zolezzi	49	Vice President Corporate Development
Thomas D. McCloskey, Jr.(3)(4)	56	Chairman of the Board of Directors
G. Irwin Gordon(1)(3)	53	Director
Clark R. Mandigo II(1)(2)	60	Director
Richard L. Robinson(3)	74	Director
Michelle P. Goolsby(3)	45	Director
Kathryn A. Paul(2)(3)	56	Director
Cynthia T. Jamison(1)(2)	44	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Governance Committee

(4)
Member of the Executive Committee

        Charles "Chuck" F. Marcy joined the Company as President, Chief Operating Officer and Director in November 1999 and in January 2000 was appointed President and Chief Executive Officer. Mr. Marcy previously served as President and Chief Executive Officer of the Sealright Corporation, a manufacturer of dairy packaging and packaging systems located in DeSoto, Kansas, from 1995 to 1998. From 1993 to 1995 Mr. Marcy was President of the Golden Grain Company, a subsidiary of Quaker Oats Company and maker of the Near East brand of all-natural grain-based food products. From 1991 to 1993 Mr. Marcy was President of National Dairy Products Corp., the dairy division of Kraft General Foods. From 1974 to 1991 Mr. Marcy held various senior marketing and strategic planning roles with Sara Lee Corporation and Kraft General Foods, both food manufacturing and marketing companies. Mr. Marcy received his Bachelor's degree in mathematics and economics from Washington and Jefferson College and a Masters of Business Administration degree, with a concentration in marketing and general management, from the Harvard Business School. He currently serves as a member of the boards of directors of the International Dairy Foods Association, the Organic Trade Association and Community Food Share.

        Thomas P. Briggs joined the Company as Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary in June 2000. He has served as the Company's Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary since January 2001. He became the Secretary in 2002. Mr. Briggs has over 13 years experience in the dairy foods industry and 30 years experience in finance. From 1990 through 2000, Mr. Briggs served as Vice President of Finance for Leprino Foods Company, the world's largest manufacturer of mozzarella cheese and one of the largest companies in the U.S. dairy industry located in Denver, Colorado. Mr. Briggs has both national accounting firm and public company experience. He began his career in 1969 with Price Waterhouse and in the late 1980s was a senior manager with Deloitte & Touche. He holds an inactive CPA license in Colorado. Mr. Briggs holds a Bachelors of Arts degree in accounting from Duke University and a Juris Doctorate degree from Georgetown University Law Center.

        Don J. Gaidano has served as the Company's Vice President International and Corporate Development since September 2003. Mr. Gaidano served as the Company's Vice President Managing Director in the United Kingdom from May 2002 until September 2003. From February 2001 to May 2002, he served as the Company's Managing Director. From June 2000 to January 2001, he served as the Company's Vice President Finance in the United Kingdom. Prior to that he served as the Company's Vice President, Finance & Administration, Chief Financial Officer, Treasurer and Secretary from May 1997 to June 2000. From April 1994 until April 1997, Mr. Gaidano worked as a private financial consultant for food manufacturers and distributors. Mr. Gaidano received a Bachelors of Science degree from the University of Santa Clara and is a Certified Public Accountant.

        John M. Haydock has served as the Company's Vice President Sales since July 2001, and Vice President Sales and Marketing since November 2002. Prior to joining the Company, he served as Vice President, Sales for Vlasic Foods International, a food manufacturing and marketing company located in Charlotte, North Carolina. From 1994 to 1998 he served in various sales and marketing roles for Good Humor-Breyers, a national dairy products processing, marketing and distribution company, including National Sales Director and Director of Grocery Sales. Prior to joining Good Humor-Breyers, Mr. Haydock served in various sales roles for Kraft General Foods. Mr. Haydock has over fourteen years experience in dairy industry sales positions. Mr. Haydock earned a Bachelors degree in marketing from Indiana University and a Masters of Business Administration degree from Keller Graduate School.

        Stephen J. Jacobson joined the Company as Director of Operations in January 2000. He has served as Vice President Operations since December 2000. From 1997 to 2000, Mr. Jacobson served as Director of Finance and Budgeting for Recycling Industries, Inc., a scrap metal company located in Englewood, Colorado. From 1995 to 1997 he served as Regional Distribution Director for Meadow Gold Dairies, a national milk processing, marketing and distribution company. From 1993 to 1995 he served as a consultant with the Denver Management Group, consultants for the dairy and beverage industry. From 1988 to 1993 Mr. Jacobson served as Product Manager for Advanced Energy Industries, a power-conversion supply manufacturer. Mr. Jacobson received a Bachelors of Arts degree in Finance and Economics from Hofstra University.

        Susan L. Morse has served as Vice President Human Resources since October 2002. Ms. Morse has 22 years experience in human resources. From 1999 to 2002, Ms. Morse was Vice President of Human

Resources with MessageMedia, an e-mail marketing services company, in Louisville, Colorado. From 1993 to 1997 Ms. Morse was Vice President of Human Resources at Neodata Service Inc., a direct marketing services company located in Louisville, Colorado, and upon that company's acquisition by Electronic Data Systems Corporation, an information technology and services company, held the same position from 1997 to 1999. Ms. Morse holds a Bachelor of Arts degree in Psychology from the University of Minnesota. She is on the Board of Directors for Community Food Share in Boulder and served as the chairperson from 2000 to 2002.

        Kevin O'Rell has served as Vice President Research & Development/Quality Assurance since May 1999. From 1987 to 1999, Mr. O'Rell was president of Brotech, a food and dairy consulting firm located in Indianapolis, Indiana. Prior to 1987 Mr. O'Rell held various technical positions at Beatrice Foods, and Crest Foods, consumer food product manufacturers. From 1982 to 1986 he served as Director of Research and Development for the Dannon Company. In April 2002 Mr. O'Rell was appointed to the National Organic Standards Board for a five-year term by the U.S. Secretary of Agriculture, Ann Veneman. Mr. O'Rell received his Bachelors degree in food science from the University of Illinois.

        Anthony J. Zolezzi joined the Company as Vice President Corporate Development in June 2002. From January 2002 to June 2002, Mr. Zolezzi was in charge of the Company's Business Development program on a consulting basis. From May 1999 to May 2002, Mr. Zolezzi served as President and CEO of The New Organics Company, a prepared organic foods company located in Long Beach, California. From January 1995 to May 1999 Mr. Zolezzi was the President and CEO of Zolezzi Foods, LLC, a food product consulting firm located in Long Beach, California, and EcoTerra Development LLC, an earth friendly agricultural brand for retail supermarkets located in Long Beach, California. From 1991 to 1995 Mr. Zolezzi held various interim executive positions with Meridian Products, a seafood products company, Galetti Brother's Foods, a food processing company, and Bunzl Foodservice Distribution, a food distribution company. From 1986 to 1991 Mr. Zolezzi was the President and CEO of Pacific Basic Foods, a food service distribution company for multi-unit restaurant operators which he founded. From 1976 to 1986 Mr. Zolezzi held various positions with Ralston Purina Company. Mr. Zolezzi received a Bachelors degree from Loyola University. Mr. Zolezzi currently serves on the board of directors for The New Organics Company, Agri Business Development and Eco Terra Development, LLC. Mr. Zolezzi is also the co-author of "Chemical Free Kids", a children's health and nutrition book.

        Thomas D. McCloskey, Jr. has served as a director since April 1994 and has served as the Company's Chairman of the Board of Directors from May 1994 until November 1997 and again from May 1999 until the present. Mr. McCloskey has served as Chairman of Cornerstone Holdings, LLC (and predecessor corporation), an investment firm located in Aspen, Colorado, since 1981. Mr. McCloskey received a Bachelors degree from the University of Notre Dame and a Masters of Business Administration degree from The Wharton School of the University of Pennsylvania.

        G. Irwin Gordon has served as a director since July 1998. Mr. Gordon is the founder and managing partner of The Trion Group, a Dallas, Texas based consulting and interim management firm. Mr. Gordon held the position of President and Chief Executive Officer of Gruma Corporation, a food manufacturing and marketing company located in Dallas, Texas, from July 2000 to September 2001. Mr. Gordon served as President and Chief Operating Officer of Dean Foods (formerly known as Suiza Foods Corporation) from February 1998 to October 1999. Mr. Gordon joined Dean Foods in August 1997 as its Executive Vice President. Prior to joining Dean Foods, Mr. Gordon served in various capacities for PepsiCo, Inc., most recently as Senior Vice President Global Branding for Frito Lay. Mr. Gordon received an Education degree from the University of British Columbia and a Management Certificate from Stanford University. Mr. Gordon currently serves on the board of directors of the Heska Corporation, where he serves as the chair of the audit committee and is a member of the governance committee.

        Clark R. Mandigo II has served as a director since July 1996. Since 1995, Mr. Mandigo has been a restaurant operator located in San Antonio, Texas with Papa John's franchises in Texas and Arizona. He currently serves as chairman of the executive committee for Lone Star Steakhouse & Saloon, Inc., a retail restaurant chain, where he is a member of the audit and compensation committees. Mr. Mandigo also serves as a Trustee for Accolade Funds, where he serves on the audit committee, and as a Trustee for U.S. Global Investors Funds, where he also serves on the audit committee. Mr. Mandigo received a Bachelors of Arts degree and a Juris Doctorate degree from the University of Kansas.

        Richard L. Robinson has served as a director since July 1996. Mr. Robinson has been the Co-Chief Executive Officer of Robinson Dairy, LLC, a subsidiary of Dean Foods Company located in Denver, Colorado, since 1999. Dean Foods acquired Robinson Dairy LLC in 1999. Mr. Robinson was the Chairman and Chief Executive Officer of Robinson Dairy, Inc. located in Denver, Colorado from 1975 to July 1999. Mr. Robinson currently serves on the board of directors of U.S. Exploration, Inc. where he is a member of the audit committee. In addition, Mr. Robinson currently serves as a director for HCA Health One and is a member of the management committee for Consolidated Container Corp. From 1993 to 1999, Mr. Robinson served as a director for US Bancorp where he was a member of the compensation and audit committees. From 1986 to 2000, Mr. Robinson served as a director of Asset Investors, Inc., where he served as a member of the audit committee. Mr. Robinson received a Bachelors degree from Colorado State University.

        Michelle P. Goolsby has served as a director since November 1999. Ms. Goolsby joined Dean Foods in July 1998 as Executive Vice-President, General Counsel and Corporate Secretary. In September 1999, she assumed the additional duties of Chief Administrative Officer. From September 1988 until July 1998, she held various positions with the law firm of Winstead Sechrest & Minick. Ms. Goolsby was elected to the Board pursuant to the Stockholder Agreement under which Dean Foods is entitled to appoint one member to the Board. Ms. Goolsby received a Juris Doctorate degree and a Bachelors degree from the University of Texas.

        Kathryn A. Paul has served as a director since June 2001. Ms. Paul joined Delta Dental Plan of Colorado, a dental insurance benefits company located in Denver, Colorado, as President and Chief Executive Officer in August 2001. Prior to joining Delta Dental Plan of Colorado, Ms. Paul served as President, Western Operations of Kaiser Permanente, a national health care organization located in Oakland, California. Ms. Paul held various management positions with the Kaiser Permanente organization from 1975 to 1999. Ms. Paul received a Bachelors degree from the University of California, a Masters of Public Health degree from the University of California-Berkeley, and an Advanced Management Program certificate from Harvard University.

        Cynthia T. Jamison has served as a director since March 2002. Ms. Jamison has been a partner with Tatum Partners, LLP, a financial consulting firm, in its Chicago, Illinois office since June 1999. Ms. Jamison currently serves as Chief Financial Officer for eMac Digital Corporation, located in Oak Brook Terrace, Illinois, as a partner of Tatum Partners, LLP. While at Tatum Partners, LLP, Ms. Jamison also served as Chief Financial Officer for SurePayroll, Inc., from March 2002 to August 2003 and for CultureWorx, Inc., a software manufacturer, from August 2000 to February 2002 and ISCO International, a wireless network equipment manufacturer, from August 1999 to August 2000. Prior to joining Tatum Partners, LLP, Ms. Jamison was the Chief Financial Officer for Chart House Enterprises, Inc., a publicly traded restaurant owner and operator located in Chicago, Illinois, from June 1998 to April 1999. Ms. Jamison was also the Vice President of Finance for Allied Domecq Retailing USA, the owner of Baskin Robbins and Dunkin Donuts. Ms. Jamison received a Bachelors of Arts degree in economics from Duke University and a Masters of Business Administration from the University of Chicago. Ms. Jamison is also a Certified Public Accountant. She currently serves on the board of Directors of Tractor Supply Company, where she is chairwoman of the compensation committee and a member of the audit and nominating committees.

        Officers of Horizon Organic are elected by the Board and serve at the discretion of the Board. There is no family relationship among any of Horizon Organic's directors or officers.

SELECTED FINANCIAL DATA

Selected Financial Data

        The Company is providing the following information to facilitate analysis of the financial aspects of the Merger. The summary selected consolidated financial data as of and for the years ended December 31, 2002, 2001, 2000, 1999, and 1998 have been derived from the audited consolidated financial data and notes thereto included in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002 which is incorporated herein by reference. The summary selected consolidated financial data as of and for the periods ended September 30, 2003 and 2002 have been derived from unaudited condensed consolidated financial data and notes thereto included in the Company's Quarterly Report on Form 10-Q filed with the SEC for the three months ended September 30, 2003, which is incorporated herein by reference. While it is the opinion of management that the six months data have been prepared on a basis substantially consistent with the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information for the periods, the results of such interim periods are not necessarily indicative of the results for the full fiscal year.

	Fiscal Year Ended
	Dec. 31, 2002	Dec. 31, 2001		Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 1998(1)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$187,537		$158,870	$127,206	$84,771	$49,271
Cost of sales	127,681		111,847	89,406	59,217	33,029

Gross profit	59,856		47,023	37,800	25,554	16,242
Selling expenses	41,390		31,341	25,387	18,399	11,007
General and administrative expenses	10,704		8,036	8,963	6,186	2,871
Intangible asset amortization	1,307		3,115	2,389	1,058	311

Operating income (loss)	6,455		4,531	1,061	(89)	2,053
Other income (expense), net	(545)		(1,750)	(548)	1,837	318

Income from continuing operations before income taxes	5,910		2,781	513	1,748	2,371
Income tax expense	(2,305)		(1,119)	(221)	(743)	(1,049)

Income from continuing operations	3,605		1,662	292	1,005	1,322
Income (loss) from discontinued operations before taxes	(4,954)		131	399	691	(1,463)
Income tax benefit (expense) from discontinued operations	1,316		(53)	(172)	(294)	627

Net income (loss)	$(33)		$1,740	$519	$1,402	$486

Income from continuing operations per basic share(2)	$.35		$.16	$.03	$.10	$.18

Income from continuing operations per diluted share(2)	$.34		$.16	$.03	$.10	$.17

Income (loss) from discontinued operations per basic share(2)	$(.35)		$.01	$.02	$.05	$.11

Income (loss) from discontinued operations per diluted share(2)	$(.34)		$.01	$.02	$.04	$.11

Net income (loss) per basic share(2)	$(.00)	$	. 17	$.05	$.15	$.07

Net income (loss) per diluted share(2)	$(.00)		$.17	$.05	$.14	$.06

Weighted average shares outstanding:
Basic	10,204		10,007	9,796	9,668	7,339
Diluted	10,583		10,213	10,030	9,992	7,742
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,382		$3,534	$2,438	$3,693	$14,384
Working capital	23,250		21,885	23,714	18,436	28,298
Total assets	128,207		129,268	132,164	84,612	69,356
Long-term debt, less current portion	14,110		40,313	45,685	11,337	4,923
Total stockholders' equity	65,653		60,754	58,644	57,888	55,970

(1)
As previously reported, the extraordinary loss on early extinguishment of the senior subordinated promissory notes and the write off of an unaccreted discount of $667,000 and related income tax benefit of $253,000 has been retroactively adjusted to no longer be treated as an extraordinary item (consistent with "Statement of Financial Accounting Standards No. 145" which was adopted effective January 1, 2003).

(2)
Net income (loss) per share is computed using the weighted average number of common shares (basic) and common and common equivalent shares (diluted) outstanding during the year. See note 2 to the Company's Consolidated Financial Statements.

	For the Nine Months Ended
	September 30, 2003	September 30, 2002
	(in thousands, except per share data) (unaudited)
Consolidated Statements of Operations Data:
Net sales	$161,840	$134,561
Cost of sales	110,716	91,694

Gross profit	51,124	42,867
Selling expenses	35,712	30,093
General and administrative expenses	10,632	7,669
Intangible asset amortization	987	979
Operating income	3,793	4,126
Other income (expense), net	(53)	(495)

Income from continuing operations before income taxes	3,740	3,631
Income tax expense	(1,459)	(1,416)

Income from continuing operations	2,281	2,215
Loss from discontinued operations before income taxes	(2,194)	(4,256)
Income tax benefit from discontinued operations	856	1,044

Net income (loss)	$943	$(997)

Income from continuing operations per basic share(1)	$.22	$.22

Income from continuing operations per diluted share(1)	$.21	$.21

Loss from discontinued operations per basic share(1)	$(.13)	$(.32)

Loss from discontinued operations per diluted share(1)	$(.12)	$(.30)

Net income (loss) per basic share(1)	$.09	$(.10)

Net income (loss) per diluted share(1)	$.09	$(.09)

Weighted average shares outstanding:
Basic	10,333	10,181
Diluted	10,767	10,574
Consolidated Balance Sheet Data:
Cash and cash equivalents	2,352	2,689
Working capital	22,219	23,581
Total assets	135,940	129,688
Long-term debt, less current portion	10,205	15,229
Total stockholders' equity	68,445	62,864

(1)
Net income (loss) per share is computed using the weighted average number of common shares (basic) and common and common equivalent shares (diluted) outstanding during the period. See note 8 to the Company's Consolidated Financial Statements in the Company's report on Form 10-Q for the quarterly period ended September 30, 2003.

Price Range for Horizon Organic Common Stock

        Horizon Organic common stock is listed on the Nasdaq National Market under the symbol "HCOW." The table below sets forth, for the calendar quarters indicated, the high and low sale prices of Horizon Organic common stock, as reported by the Nasdaq National Market. On September 30, 2003, the number of shares of our common stock held of record was 10,365,790 shares.

	High	Low
Fiscal Year Ending December 31, 2001
First Quarter	$6.625	$4.125
Second Quarter	9.71	4.45
Third Quarter	11.98	8.00
Fourth Quarter	17.21	9.95
Fiscal Year Ending December 31, 2002
First Quarter	$17.40	$12.72
Second Quarter	19.26	14.87
Third Quarter	18.24	11.65
Fourth Quarter	17.24	14.42
Fiscal Year Ending December 31, 2003
First Quarter	$15.69	$11.07
Second Quarter	23.75	12.89
Third Quarter	$23.97	$23.67
Fourth Quarter (through November 14, 2003)	$24.00	$23.85

Dividend Policy

        The Company has never declared or paid a cash dividend on its common stock and, if the Merger is not completed, does not anticipate doing so in the future. The Company has retained earnings and, if the Merger is not completed, expects to continue to retain future earnings, if any, to finance the growth and development of its business. Additionally, the Company's current line of credit and term loan with US Bank prohibits the Company from paying cash dividends.

THE AGREEMENT AND PLAN OF MERGER

        Horizon Organic, Dean Foods and Merger Sub have entered into the Agreement and Plan of Merger pursuant to which Merger Sub will merge with and into Horizon Organic, and each outstanding share of common stock, except for shares of common stock held by stockholders who exercise their appraisal rights and shares held by Dean Foods, will be converted into the right to receive $24.00. As a result of the Merger, Horizon Organic will be wholly-owned by Dean Foods.

Parties to the Merger Transaction

  Horizon Organic Holding Corporation

        Horizon Organic produces and markets the leading brands of organic milk and a full line of branded, refrigerated, organic dairy products and organic juices in the U.S. and the United Kingdom. The Company markets its products under the Horizon Organic and The Organic Cow of Vermont brand names in the U.S. and the Rachel's Organic brand name in the United Kingdom. Horizon Organic is the largest brand of organic foods in the U.S. It also licenses its Horizon Organic brand for use on organic dairy products in Japan and organic eggs in the U.S. According to Information Resources, Inc., a market research firm, its organic fluid milk has an approximately 70% market share of all organic fluid milk sold in conventional supermarket chains in the U.S.

        The Company has experienced rapid growth since introducing its first product, organic non-fat yogurt, in 1992. It became the first company to offer branded organic milk nationwide in the U.S., and it has continued to leverage its strong position as the leading organic food brand in the U.S. to capitalize on the growing demand for organic products. It sells its products through leading natural and organic retailers, national and regional conventional supermarket chains, mass merchant retailers, other specialty food retailers, and food manufacturers who use its organic milk in their products. Its products are available in many well-known retail companies in the U.S.

        The Company's principal executive office and mailing address is Horizon Organic Holding Corporation, 6311 Horizon Lane, Longmont, Colorado, 80503, Attention: Ms. Jennifer J. Matuschek, and its telephone number is 303-530-2711. Its website is www.horizonorganic.com.

        Neither the Company nor any of its officers or directors during the past five years has been convicted in a criminal proceeding, nor have they been a party to any judicial or administrative proceeding that resulted in a judgment, decree or order enjoining the Company, or any of its officers or directors, from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of any state or securities laws.

  Dean Foods Company

        Dean Foods Company, a Delaware corporation, is one of the nation's leading food and beverage companies. It is the nation's leading processor and distributor of milk and other dairy products, and a leader in the soy-foods and specialty foods industries. It produces a full line of company-branded and private label dairy products such as milk (flavored and unflavored), ice cream and ice cream novelties, coffee creamers, half-and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressings, lactose-free milk, soy milk, condensed milk and milk-based beverages. It also produces a number of soy-food products, including the nation's leading refrigerated soymilk. It is a leading supplier of pickles and a wide array of specialty food products. It produces juice and juice drinks, water and coffee, and has holdings in the consumer goods packaging industry.

        Dean Foods operates in more than 120 manufacturing facilities across the United States and in Spain and has approximately 28,000 employees on its team worldwide.

        Dean Foods' principal executive office and mailing address is Dean Foods Company, 2515 McKinney Avenue, Suite 1200, Dallas, Texas, 75201, Attention: Corporate Secretary, and its telephone number is 214-303-3400. Its website is www.deanfoods.com. The names, occupations and employment backgrounds of the directors and executive officers of Dean Foods are set forth in Dean Foods' filings with the SEC, including the Schedule 13D amendment filed by Dean Foods with respect to Horizon Organic on June 30, 2003.

        None of Dean Foods' officers or directors during the past five years has been convicted in a criminal proceeding. During the last five years, Dean Foods has not been convicted in a criminal proceeding except as follows: On March 30, 2001, as disclosed in Dean Foods' Form 10-K filed on April 2, 2001, Dean Foods reached a final settlement with the Department of Justice in connection with an investigation by the U.S. Attorney for Boston, Massachusetts into rebates paid by West Lynn Creamery ("West Lynn"), an entity acquired by Dean Foods in 1998, to certain of West Lynn's customers pursuant to a rebate program (the "West Lynn Rebate Program") conducted between 1992 and 1997. All of the rebates paid pursuant to the West Lynn Rebate Program occurred prior to Dean Foods' acquisition of West Lynn, and Dean Foods was not aware of any investigation of West Lynn at the time of the acquisition. West Lynn pled guilty on one charge of conspiracy to impede the collection of taxes by the Internal Revenue Service and was assessed a penalty in the amount of $7.2 million. This proceeding occurred in the United States District Court for the District of Massachusetts.

        During the last five years, Dean Foods has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. Neither Dean Foods nor any of its officers or directors during the past five years has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or order enjoining them, or any of them, from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of any state or securities laws.

  Capricorn Acquisition Sub, Inc.

        Merger Sub is a newly-formed Delaware corporation that is a wholly-owned subsidiary of Dean Foods organized for the sole purpose of effecting the Merger and has not conducted any business, and it is not anticipated that it will conduct any business outside of its role in the Merger. The principal executive offices, phone number and other contact information for Merger Sub are the same as those for Dean Foods. Merger Sub has no website. Its only purpose is to facilitate the acquisition of Horizon Organic by Dean Foods through the Merger.

Effective Time

        The Merger will be effective following stockholder approval of the Agreement and Plan of Merger and upon the acceptance of a certificate of merger by the Secretary of State of the State of Delaware. The Effective Time is currently expected to occur in early January 2004, subject to approval of the Agreement and Plan of Merger at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Agreement and Plan of Merger. (See "THE AGREEMENT AND PLAN OF MERGER: Conditions," p. 64).

Conversion of Securities; Payment of Cash Merger Consideration

        At the Effective Time, subject to the terms, conditions and procedures set forth in the Agreement and Plan of Merger, each share of issued and outstanding common stock held by stockholders other than Dean Foods immediately prior to the Effective Time (other than shares held by stockholders who properly perfect their appraisal rights) will, by virtue of the Merger, be converted into the right to receive the Cash Merger Consideration. From and after the Effective Time, all shares other than those held by Dean Foods, and without any action on the part of the holders, will no longer be outstanding and will be deemed tendered, canceled and retired and will cease to exist. Each holder of a certificate formerly representing any shares (other than shares held by stockholders who become entitled to appraisal rights and those held by Dean Foods) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Merger Consideration upon the surrender of the holder's certificate. All Horizon Organic common stock will be treated equally in the Merger, except that the Horizon Organic common stock owned by Dean Foods will not be converted into the right to receive any Cash Merger Consideration and instead will be cancelled. Each holder of shares who becomes entitled to appraisal rights will have the rights set forth in Section 262 of the Delaware General Corporation Law. (See "DISSENTERS' RIGHTS: STOCKHOLDERS EXERCISING THEIR APPRAISAL RIGHTS," p. 68).

        Before the Merger is completed, the parties will appoint Wells Fargo Stockholder Services to act as exchange agent (the "Paying Agent") for the payment of the Cash Merger Consideration. Dean Foods will deposit with the Paying Agent funds sufficient to pay the Cash Merger Consideration.

        After the completion of the Merger, the Paying Agent will mail a letter of transmittal, which will include instructions for the delivery of certificates representing the shares to the Paying Agent, to all holders of shares of Horizon Organic common stock. The letter of transmittal will also describe the procedures for electronic delivery of share certificates, if applicable. Holders of shares of Horizon Organic common stock should use the letter of transmittal to send certificates representing shares to the Paying Agent. After surrendering share certificates to the Paying Agent for cancellation, together with a completed letter of transmittal, holders of surrendered certificates will be entitled to promptly receive a cash payment in an amount equal to the number of shares represented by the surrendered certificates multiplied by the Cash Merger Consideration of $24.00 per share, without any interest thereon and less any applicable withholding taxes. Each surrendered certificate will thereupon be canceled.

        All cash paid upon the surrender of Horizon Organic share certificates will be deemed to fully satisfy all rights pertaining to the shares of Horizon Organic common stock so surrendered. If a stockholder's Horizon Organic share certificates have been lost, stolen or destroyed, the stockholder will be entitled to the Cash Merger Consideration only by signing an affidavit to that effect and delivering a reasonable indemnity to protect Horizon Organic against claims by another party related to his share certificates.

        No interest will be paid or accrued on the amount payable upon the surrender of any certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, then such payment shall be conditioned upon the certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the Paying Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes by reason of the payment to a person other than the registered holder of the certificate surrendered. The person requesting such payment otherwise must establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

        Within ten (10) days following six (6) months after the Effective Time, the Paying Agent, without further action or request, will deliver to the Company any funds made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing shares outstanding prior to the Effective Time, and thereafter such holders will be entitled to look to the Company only as general creditors with respect to cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Agreement and Plan of Merger will be liable to any holder of certificates formerly representing shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Each share of Merger Sub's common stock that is issued and outstanding immediately prior to the Merger will be converted at the Effective Time into one share of common stock of Horizon Organic.

Horizon Organic's Outstanding Stock Options

        The terms and conditions of the currently effective Horizon Organic stock option plans do not provide for the payment to holders of options of the net difference per share between the Cash Merger Consideration of $24.00 per share and their respective exercise prices as specified under the terms and conditions of their respective option grants. Thus, holders of options desiring to realize the positive net difference, if any, will have to first exercise their options. Holders of options to acquire Horizon Organic common stock will also be offered the opportunity to transfer their option rights for similar rights to acquire Dean Foods' common stock pursuant to a comparable plan offered by Dean Foods.

Conditions

        Each party's respective obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

  •
  the Agreement and Plan of Merger and the transactions contemplated therein shall have been approved, in the manner required by applicable law, by the holders of a majority of the outstanding shares of common stock of the Company entitled to vote thereon;

  •
  no court, government or governmental body, agency or instrumentality having or asserting jurisdiction over the parties shall have enacted, issued, promulgated, enforced or entered any law or order which is in effect and which has the effect of making illegal or otherwise prohibiting consummation of the Merger;

  •
  this Proxy Statement shall have been cleared by the SEC; and

  •
  no party shall be subject to any action which enjoins or prohibits the consummation of the Merger or which could constitute a material adverse event to the Company or Dean Foods.

        In addition to the conditions set forth above, the obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, unless waived by the Company:

  •
  the representations and warranties of Dean Foods and Merger Sub in the Agreement and Plan of Merger shall be true and correct in all material aspects as of the Effective Time as though made at the Effective Time, except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Dean Foods;

  •
  Dean Foods and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by them under the Agreement and Plan of Merger at or prior to the Effective Time; and

  •
  Horizon Organic common stockholders shall have approved the Merger.

        In addition to the conditions set forth above, the obligations of Dean Foods and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, unless waived by Dean Foods and Merger Sub:

  •
  the representations and warranties of the Company contained in the Agreement and Plan of Merger shall be true and correct as of such time, except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company; and

  •
  the Company shall have performed in all material respects its agreements contained in the Agreement and Plan of Merger required to be performed by it thereunder at or prior to the Effective Time.

Representations and Warranties

        The Company has made representations and warranties in the Agreement and Plan of Merger regarding, among other things, its organization and good standing and authority to enter into the Agreement and Plan of Merger, its capitalization, its subsidiaries, its title or right to use certain of its assets, its authorization for the Merger, its intellectual property, its financial statements, the absence of certain changes in the business of the Company since December 31, 2002, the content and submission of forms and reports required to be filed by the Company with the SEC, requisite governmental and other consents and approvals, compliance with all applicable laws, absence of litigation to which the Company is a party, the absence of material violations of laws and regulations, tax matters, brokers and finders fees, the status of its employee benefit plans and their compliance with applicable law, the status of its employee relations and its compliance with all laws relating to the employment of labor, environmental matters, the absence of defaults under its organizational documents and material contracts, and the absence of material undisclosed liabilities.

        Dean Foods and Merger Sub have made representations and warranties in the Agreement and Plan of Merger regarding, among other things, their organization and good standing and authority to enter into the Agreement and Plan of Merger, compliance with all applicable laws, authority to consummate the Merger, the absence of any filing with or action by any governmental authority, other than the filing of the Certificate of Merger and compliance with requirements of the SEC, and no violation of the organizational documents of either Merger Sub or Dean Foods or any applicable governmental regulation.

        The representations and warranties of the parties in the Agreement and Plan of Merger will expire upon consummation of the Merger.

Covenants

        Pursuant to the Agreement and Plan of Merger, the Company has agreed that prior to the Effective Time, the Company shall, among other things:

  •
  conduct business only in the ordinary course substantially consistent with past practice,

  •
  cause a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting on the Agreement and Plan of Merger and the transactions contemplated therein,

  •
  cause appropriate documents to be filed with the SEC in connection with the Merger in accordance with the SEC's requirements,

  •
  permit Dean Foods and Merger Sub and their agents access to the books, records and properties of the Company; and

  •
  notify Dean Foods and Merger Sub of certain events.

        The Agreement and Plan of Merger also provides that Dean Foods and Merger Sub shall not make any material misstatement of fact or omit a material fact in the Company's filings with the SEC and shall notify the Company of certain events.

        The parties to the Agreement and Plan of Merger covenant to:

  •
  use their best efforts in consummating the transactions contemplated therein,

  •
  cooperate with each other in the consummation of the transactions contemplated in the Agreement and Plan of Merger,

  •
  consult with each other before making any public announcement, and

  •
  take such further actions as may be necessary to consummate the Merger.

Indemnification

        The Agreement and Plan of Merger provides that Dean Foods and the Company after the closing of the Merger shall indemnify, among others, the Company's current directors and officers with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted under the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws and further, that any indemnification agreements reflecting such obligations will be assumed and honored effective with the closing of the Merger.

        The Agreement further provides that the Company, its successors and assigns, shall continue full directors' and officers' insurance for the Company's officers and directors for six (6) years after the closing of the Merger, to cover acts or omissions prior to the Merger.

Expenses

        The parties have agreed to pay their own costs and expenses in connection with the Agreement and Plan of Merger and the transactions contemplated thereby, except that in certain circumstances, a terminating party must reimburse the other party for its expenses.

No Shop Provision

        Section 5.3 of the Agreement and Plan of Merger obligates the Company not to seek alternative transactions, to turn away unsolicited offers and to continue to endorse the Merger until it is completed. However, if the Company receives an unsolicited superior proposal, it may terminate the Agreement and Plan of Merger subject to the payment of fees and expenses as described below.

Termination, Amendment and Waiver; Termination or Break-Up Fee

        The Agreement and Plan of Merger may be terminated at any time before the completion of the Merger:

  •
  by mutual written consent of both Dean Foods and Horizon Organic;

  •
  by either Dean Foods or Horizon Organic, if: (a) the Merger has not been completed by January 15, 2004, unless the failure to complete the Merger is the result of a breach of the Agreement and Plan of Merger by the party seeking to terminate the Agreement and Plan of Merger, or (b) any governmental entity issues an order or ruling or takes any other action permanently enjoining or otherwise prohibiting the Merger and such order, ruling or other action shall have become final and nonappealable, or (c) the approval of Horizon Organic stockholders is not timely obtained (The Agreement and Plan of Merger was amended on November 14, 2003 to revise the date on which Dean

  Foods or Horizon Organic may terminate the Agreement and Plan of Merger from December 15, 2003 to January 15, 2004 if the Merger has not been completed by such date. The Amendment to Agreement and Plan of Merger is attached hereto as Appendix D);

  •
  by Dean Foods if (a) any representation or warranty made by Horizon Organic in the Agreement and Plan of Merger is not true and correct in all material respects; (b) Horizon Organic fails to perform in any material respect any of Horizon Organic's obligations contained in the Agreement and Plan of Merger before the closing of the Merger; (c) any event occurs that has a material adverse effect on Horizon Organic, other than any event which is the direct result of (i) any action, or any negligent or willful failure to take an action, by Dean Foods or Merger Sub, (ii) any action, or any negligent or willful failure to take an action, by Horizon Organic which is caused by Dean Foods; and which breach or failure is not cured by Horizon Organic within 30 days of written notice to Horizon Organic of the breach; and provided that neither Dean Foods nor Merger Sub is then in material breach of any representation, warranty or covenant contained in the Agreement and Plan of Merger;

  •
  by Dean Foods if Horizon Organic breaches the "no-shop" provision of Section 5.3 of the Agreement and Plan of Merger, or if the Board withdraws its recommendation of the Merger; or if Horizon Organic, the Board or the Special Committee fails to confirm such recommendation upon request by Dean Foods, or recommends an alternative transaction to the Merger and, then, in any of such events, Dean Foods shall receive a termination or "break-up" fee in the amount of $10 million and reimbursement of expenses not exceeding $2,000,000;

  •
  by Horizon Organic if any representation or warranty made by Dean Foods or Merger Sub in the Agreement and Plan of Merger is not true and correct in all material respects, or either Dean Foods or Merger Sub has failed to perform in any material respect any of their obligations contained in the Agreement and Plan of Merger, which breach or failure is not cured by them within 30 days of written notice to them of the breach (provided that Horizon Organic is not then in material breach of any representation, warranty or covenant contained in the Agreement and Plan of Merger); and

  •
  further, by Horizon Organic upon payment of the termination or "break-up" fees described above.

        In the event of a termination, except as specifically provided in the Agreement and Plan of Merger, the Agreement and Plan of Merger will become void, without any liability or obligation on Horizon Organic's part or on the part of Dean Foods or Merger Sub, except to the extent that the termination results from the material breach by a party of any representation, warranty or covenant contained in the Agreement and Plan of Merger.

        Subject to the provisions of applicable law, the Agreement and Plan of Merger may be modified or amended, and provisions thereof waived, by written agreement of the parties. However, after approval of the principal terms of the Agreement and Plan of Merger by the stockholders of the Company, no amendment or waiver of a provision may be made relating to the manner or basis on which shares of the common stock will be converted into the Cash Merger Consideration which would adversely affect the stockholders of the Company unless such amendment or waiver of a provision is approved by the stockholders.

DISSENTERS' RIGHTS: STOCKHOLDERS EXERCISING
THEIR APPRAISAL RIGHTS

        Holders of shares of common stock are entitled to appraisal rights under Section 262 of the Delaware Corporation Law with respect to the Merger, provided that they comply with the conditions established by Section 262. The following discussion is not a complete statement of the law relating to such appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

        A record holder of shares of common stock who makes the demand described below with respect to such shares, who does not vote in favor of or deliver a written consent approving the Merger, and who otherwise complies with the statutory requirements of Section 262, will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of common stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of common stock" are to the record holder or holders of shares of common stock.

        Under Section 262, where a proposed merger is to be submitted for adoption and approval at a meeting of stockholders, as in the case of the Special Meeting, a corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This Proxy Statement constitutes that notice to the holders of common stock, and the applicable statutory provisions of the Delaware Act are attached to this Proxy Statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, the Company believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by the Company. Failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights. However, the failure to vote against the Proposal will not constitute a waiver of a stockholder's appraisal rights if a demand is properly made by a stockholder in accordance with Section 262.

        Holders of shares of common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to the Company before the taking of the vote on the Proposal at the Special Meeting. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Horizon Organic of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the common stock. A proxy or vote against the Proposal shall not constitute such a demand. Within ten (10) days after the Effective Time, the Company will notify each stockholder who has made such a demand and did not vote in favor of the Proposal of the date that the Merger has become effective.

        A person having a beneficial interest in shares of common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee as record holder.

        A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares of common stock as to which such person is the record owner. In such case, the written demand must set forth the number of shares of common stock covered by such demand. Where the number of shares of common stock is not expressly stated, the demand will be presumed to cover all shares of common stock outstanding in the name of such record owner.

        Within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. The Company has no present intent to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares of common stock appraised should initiate any petition necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of common stock not voting in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within ten days after the Company has received the written request therefore.

        If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware court may require the stockholders who have demanded an appraisal for their shares and who hold shares of common stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware court will appraise the shares of common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

        No representation is made as to the outcome of the appraisal of fair value as determined by the Court. In determining "fair value" the Delaware Court is required to take into account all relevant factors. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the $24.00 per share they would receive under the Agreement and Plan of Merger if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

        The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of common stock entitled to appraisal.

        Any holder of shares of common stock who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record as of a date prior to the Effective Date.

        At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger (i.e., to accept the Cash Merger Consideration); after this period, the stockholder may withdraw such demand for appraisal only with the Company's consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, the stockholders' rights to appraisal shall cease, and all holders of shares of common stock will be entitled to retain their shares of common stock pursuant to the terms of the Agreement and Plan of Merger. Any holder of shares of common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw his or her demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require the Company's written approval and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

OTHER DISCLOSURES

Expenses of the Transaction

        Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger and related financing and other transactions, which will be paid by the Company and Dean Foods are as follows:

Estimated Transaction Costs

Total
Financial advisory fees and expenses	$7,720,000
Legal fees and expenses	950,000
Printing and mailing expenses	100,000
SEC filing fees	18,000
Accounting fees	600,000
Miscellaneous	410,000

Total	$9,798,000

        The Company will pay approximately fifty percent (50%) of the above fees and costs.

        See "SPECIAL FACTORS: Opinion of Horizon Organic's Financial Advisor," p. 21 for a description of the fees to be paid to RBC in connection with its engagement. For a description of certain fees paid to the members of the Special Committee and the Board, see "SPECIAL FACTORS: The Special Committee and Its Recommendation: Compensation for Members of the Special Committee and the Board," p. 22.

Accounting Treatment

        The purchase of the Company's outstanding common stock from the common stockholders for cash will be accounted for by Dean Foods using the purchase method of accounting.

Material Federal Income Tax Consequences

        The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of common stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

        The receipt of the Cash Merger Consideration in the Merger by holders of common stock will be a taxable transaction for federal income tax purposes. Except as provided in the following paragraph, each holder's gain or loss per share will be equal to the difference between $24.00 and the holder's basis per share in the common stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, such capital gain will be subject to a maximum federal income tax rate of fifteen per cent (15%) for common stock held for more than 12 months. The foregoing discussion may not be applicable to stockholders who acquired their common stock pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

        A holder of common stock may be subject to backup withholding at the rate of thirty-one percent (31%) with respect to payments of Cash Merger Consideration received pursuant to the Merger, unless the holder (i) is a corporation or comes within certain other exempt categories and, where required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made to certain holders with respect to shares of common stock pursuant to the Merger, each holder must provide the Paying Agent with his correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of common stock who does not provide the Company with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Services (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. The Company (or its agent) will report to the holders of common stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

        Each holder of the common stock should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.

        The Merger is not expected to result in any material U.S. federal income tax consequences to Dean Foods. As a consequence of the Merger, the Company may generate a tax net operating loss from the exercise of stock options and from the deduction of certain transaction costs. The Merger does not result in any taxable income or loss to the Merger Sub and terminates its existence as a taxable entity. In fact, Dean Foods will include the Merger Sub in its consolidated financial statements.

Stockholder Proposals for Next Annual Meeting

        An annual meeting of stockholders will be held only if the Agreement and Plan of Merger is not approved and adopted or the Merger is otherwise not completed as described in this Proxy Statement. Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, requires that Horizon Organic include certain stockholder proposals in the Proxy Statement for an annual stockholders' meeting if the proposal is submitted prior to the deadline calculated under the rule. Stockholders desiring their proposals to be considered for inclusion in the Company's Proxy Statement relating to the next annual stockholders' meeting, if any, will be required to deliver their proposals to Horizon Organic by December 5, 2003.

        If a stockholder desires a matter to be considered at an annual meeting and his or her proposal is not submitted for inclusion in the Company's Proxy Statement by the deadline described above, the matter could still be considered at the meeting if the notice procedures outlined in the Company's bylaws are followed. Information regarding the matter would not, however, be contained in the Company's Proxy Statement relating to the meeting. Horizon Organic's bylaws provide that only stockholders of record entitled to vote at an annual meeting of stockholders may nominate a person for election to the Board or propose other business to be considered by the stockholders at an annual meeting. These stockholders must deliver to or mail to Horizon Organic's Secretary a written notice of the nomination or proposal to be received not less than 120 days prior to the date of the Company's Proxy Statement released to stockholders in connection with the previous year's annual meeting. The Company's Proxy Statement for the 2003 annual meeting was dated March 20, 2003. Horizon Organic has filed its bylaws with, and a copy of such bylaws may be obtained from, the SEC.

        Please address all notices to the Secretary of Horizon Organic Holding Corporation, 6311 Horizon Lane, Longmont, Colorado 80503.

Independent Public Accountants

        KPMG LLP has audited the consolidated balance sheets of the Company as of December 31, 2002 and 2001 and related statements of operations, stockholder's equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2002, which are included in Horizon Organic's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated by reference in this Proxy Statement.

Incorporation of Certain Documents by Reference

        The SEC allows the Company to "incorporate by reference" information from other documents that the Company files with them, which means that the Company can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and information that the Company files later with the SEC will automatically update and supersede this information. References to this "Proxy Statement" include those documents incorporated by reference.

        The Company incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 13, 2003.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 14, 2003.

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003.

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 12, 2003.

        The Company also incorporates by reference additional documents that may be filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this Proxy Statement and the date of the Special Meeting. These additional documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, current reports on Form 8-K, and proxy statements.

        The Company undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this Proxy Statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this Proxy Statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Please direct requests for copies to: Horizon Organic Holding Corporation, 6311 Horizon Lane, Longmont, Colorado 80503, Attn: Investor Relations, (303-530-2711).

        Because forward-looking statements made in connection with a going-private transaction are not entitled to the safe-harbor protections of the Private Securities Litigation Reform Act of 1995, any reference in filings incorporated by reference into this Proxy Statement to these safe-harbor protections are not incorporated by reference. The Company has not authorized anyone to give any information or make any representation about the Merger or the Company that differs from, or adds to, the information in this document or in Horizon Organic's documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

        The information contained in this document speaks only as of November 17, 2003 unless the information specifically indicates that another date applies.

By order of the Board of Directors of Horizon Organic Holding Corporation
Thomas P. Briggs, Secretary Longmont, Colorado

APPENDIX A

Agreement and Plan of Merger, dated as of June 29, 2003, by and among Dean Foods
Company, Capricorn Acquisition Sub, Inc. and Horizon Organic Holding Corporation

        AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2003 (the "Agreement"), by and among Dean Foods Company, a Delaware corporation (the "Parent"), Capricorn Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Parent ("Merger Sub"), and Horizon Organic Holding Corporation, a Delaware corporation (the "Company").

RECITALS

        The respective boards of directors of each of the Parent, Merger Sub and the Company (and, in the case of the Company, upon recommendation of a special committee of its board of directors) have approved and declared advisable this Agreement, the transactions contemplated hereby and the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), other than shares owned by the Parent, Merger Sub or the Company and Dissenting Shares (as defined in Section 2.4), will be converted into the right to receive Cash Consideration (as defined in Section 2.2).

AGREEMENT

        In consideration of the foregoing and the mutual covenants and agreements in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1: THE MERGER

        SECTION 1.1 The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

        SECTION 1.2 The Closing.    The closing of the Merger (the "Closing") will take place at 9:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties. The Closing will be held at the offices of Hughes & Luce, LLP, 1717 Main Street, Suite 2800, Dallas, Texas 75201 or such other place as is agreed to by the parties.

        SECTION 1.3 Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        SECTION 1.4 Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 1.5 Certificate of Incorporation and Bylaws.

        (a)   The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that such certificate of incorporation is identical to the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except that the Company's name shall be the name of the Surviving Corporation, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        (b)   The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that such bylaws are identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the Company's name shall be the name of the Surviving Corporation, and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        SECTION 1.6 Board of Directors and Officers.

        (a)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, disability, resignation or removal or until their respective successors are duly elected and qualified.

        (b)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, disability, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE 2: EFFECT OF THE MERGER ON THE
CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES FOR CASH CONSIDERATION

        SECTION 2.1 Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

          (a)   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

          (b)   Each share of Company Common Stock that is owned by the Company, Merger Sub or the Parent shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c)   Subject to the provisions of this Article 2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive Cash Consideration.

          (d)   As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and, subject to Section 2.4, each holder thereof shall cease to have any rights with respect thereto, except the right to receive Cash Consideration.

  SECTION 2.2 Cash Consideration.

        (a)   The sole consideration to be paid by the Parent for the benefit of the Company's shareholders in connection with the Merger shall be immediately collectible cash funds in the aggregate amount of $24.00 US per share of Company Common Stock issued and outstanding immediately prior to the Effective Time and which shall hereinafter be referred to as the "Cash Consideration".

        (b)   The Cash Consideration may be adjusted as provided herein below or by mutual agreement.

        SECTION 2.3 Exchange of Certificates for Cash.

        (a)   The Parent shall enter into an agreement with the Exchange Agent which shall provide that the Parent shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time other than shares to be cancelled pursuant to Section 2.1(b) and Dissenting Shares (being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 2.2 in exchange for certificates representing ownership of such shares. ("Certificates").

        (b)   Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Parent, and any such holders who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their claim for Cash Consideration with respect to the Company Common Stock and any cash in lieu of fractional shares of Company Common Stock.

        (c)   None of the Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

        (d)   The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent. Any losses resulting from such investments shall not reduce the right of any holder of a Certificate to receive the amounts otherwise payable pursuant to this Article 2.

        (e)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

        (f)    The Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the amounts otherwise payable to a holder of shares of Company Common Stock pursuant to this Article 2 such amounts as any of them reasonably determines to be required to be deducted and withheld under the Internal Revenue Code of 1986 (the "Code") or provisions of other Tax law. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Exchange Agent.

        SECTION 2.4 Dissenting Shares.

        (a)   Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock as to which the holder thereof has demanded and properly perfected appraisal in accordance with Section 262 of the DGCL and has neither effectively withdrawn nor lost the right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive Cash Consideration, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

        (b)   Notwithstanding the provisions of Section 2.4(a), if any holder of shares of Company Common Stock who demands appraisal of shares of Company Common Stock under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive Cash Consideration as provided in Sections 2.2 and 2.3, without interest, upon surrender of the Certificates representing such shares of Company Common Stock pursuant to Section 2.3.

        (c)   The Company shall give the Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock, withdrawals of such demands and any other instruments related to Dissenting Shares received by the Company or any of its directors or officers and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, the Company shall not voluntarily make any payment, admissions or statements against interest with respect to any demands for appraisal, or settle or offer to settle any such demands.

        SECTION 2.5 Company Stock Options; ESPP; Restricted Shares.

        (a)   At the Effective Time, the Parent shall assume all then-outstanding Company Stock Options (as defined in Section 3.3(b)) or other rights to acquire Company Common Stock and shall substitute similar rights to acquire ("Parent Stock Options") shares of the Common Stock, $.01 par value, of the Parent ("Parent Common Stock") as follows: As soon as practicable following the date of this Agreement, the board of directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect this Section 2.5 as of the Effective Time. The assumption and substitution will be in accordance with §424 of the Code and Treasury Regulation 1.425-1 so that no modification of the Company Stock Options will occur as a result of the assumption and substitution.

        (b)   Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in a form satisfactory to the Parent, setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and how such options may be exchanged for Parent Stock Options by following procedures to be communicated in the notice including without limitation federal withholding tax information, if any withholding tax is applicable.

        (c)   At the Effective Time, the Parent shall assume all then-outstanding stock options under the Company's 1998 Equity Incentive Plan and shall substitute Parent Stock Options therefor, and the Company's Employee Stock Purchase Plan shall be terminated.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

        Except as disclosed in the disclosure letter delivered by the Company to the Parent concurrently with the execution of this Agreement (the "Company Disclosure Letter"), each Section of which shall be deemed to modify all other Sections thereof, the Company represents and warrants to the Parent and Merger Sub as follows:

        SECTION 3.1 Organization, Standing and Corporate Power.    As set forth in Section 3.1 of the Company Disclosure Letter, the Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and, further, each such corporation has all requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each such jurisdiction in which the nature of its business or the ownership, leasing, licensing, or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has provided to the Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and bylaws, as amended to the date of this Agreement. The Company is not in violation of any of the provisions of its charter or bylaws, as amended to the date of this Agreement.

        SECTION 3.2 Title to Assets; Subsidiaries.

        (a)   The Company and its Subsidiaries have good and marketable title to, or the right to use, the assets and properties owned by them or used in their respective businesses, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens"), except for (i) Liens securing indebtedness disclosed in the Company Financial Statements and/or Company Disclosure Letter, (ii) purchase money security interests arising by operation of law with respect to assets acquired in the ordinary course of business subsequent to December 31, 2002, (iii) any (A) mechanics', carriers', workers' and other similar Liens arising in the ordinary course of business which are not delinquent and which in the aggregate are not material in amount, and do not interfere with the present use of the assets of the Company or any of its Subsidiaries to which they apply; (B) Liens for current Taxes not yet due and payable; (C) Liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially impair the operations of the Company or any of its Subsidiaries; and (iv) with respect to any asset of the Company or any of its Subsidiaries which consists of a leasehold or other possessory interest in real property, all Liens, covenants, imperfections in title, easements, restrictions and other title matters (whether or not the same are recorded) not known to the Company or such Subsidiary to which the underlying fee estate in such real property is subject which were not created by or incurred by the Company or its Subsidiaries so long as all such Liens, covenants, imperfections in title, easements, restrictions and other title matters do not (individually or in the aggregate) materially impair the operations of the Company or any of its Subsidiaries (the Liens referred to in clauses (i) through (iv) are collectively, "Permitted Liens").

        (b)   Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of each of the Company's Subsidiaries. Other than such Subsidiaries, the Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except restrictions arising under applicable securities laws.

        SECTION 3.3 Capital Structure.

        (a)   Effective as of the Closing, the authorized capital stock of the Company shall consist of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock $.001 par value per share. As of June 26, 2003, the number of shares of Common Stock issued and outstanding is 10,354,325 (excluding any shares issued upon exercise of Company Stock Options after June 19, 2003), and no shares of Preferred Stock are issued or outstanding. The outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as disclosed in the Company Disclosure Letter, there are no options, warrants or other rights to purchase any of the Company's authorized and unissued capital stock and, further, there are no preemptive rights or rights of first refusal with respect to the Company's capital stock or agreements which, through anti-dilution protection or otherwise, obligate the Company to issue its capital stock.

        (b)   Concurrently with the delivery of this Agreement, the Company is delivering to the Parent a complete and correct list, as of the date of this Agreement, of each holder of outstanding stock options or other rights to purchase or receive Company Common Stock (collectively, the "Company Stock Options"), the number of shares of Company Common Stock subject to such Company Stock Option, the name of the Company Stock Plan pursuant to which such Company Stock Option was granted, the exercise price of such Company Stock Option, the vesting schedule of such Company Stock Option, the extent to which such Company Stock Option is vested, the Tax status under Section 422 of the Code of such Company Stock Option, the term of such Company Stock Option and the events (including the Merger, the Closing, the performance of any duties or transactions required hereunder or termination of service following the Merger) which could accelerate the vesting of such Company Stock Option.

        (c)   All outstanding shares of Company Common Stock are, and all shares which may be issued by the Company before the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.3 (including pursuant to the conversion or exercise of the securities referred to above) and except pursuant to Company Stock Options issued as expressly permitted by the terms of Section 5.1(b), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by the Company free and clear of Liens), (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries, or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy or other agreement with respect to the voting of any such securities (not including any such agreement with the Parent).

        SECTION 3.4 Authority; Noncontravention.

        (a)   The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as subject to laws of general application related to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies.

        (b)   The execution and delivery of this Agreement, and the consummation of the transactions provided herein and compliance with the provisions of this Agreement do not and will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to the loss of a benefit under or increase of obligation under, or require payment under, or result in the creation of any Lien upon any of the properties or assets owned by, licensed to, or leased by the Company or any of its Subsidiaries under, (i) the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) except as disclosed in Section 3.4(b) of the Company Disclosure Letter, any Contract, commitment, arrangement, understanding, instrument, permit, concession, franchise or similar authorization applicable to the Company or any of its Subsidiaries or their respective assets or (iii) subject to the governmental filings and other matters referred to in Section 3.4(c), (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions provided herein.

        (c)   No consent, approval, order or authorization of, action by or in respect of, or registration, recordation, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions provided herein, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company stockholders meeting called for the purpose of obtaining Company Stockholder Approval (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") as may be required in connection with this Agreement, and the transactions provided herein; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (iii) all applicable filings, and the termination or expiration of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), as may be required in connection with this Agreement (the "HSR Compliance") and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions provided herein.

        SECTION 3.5 SEC Documents; Undisclosed Liabilities.

        (a)   The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 2002 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and none of the Company SEC Documents when filed (unless amended or superseded in a Company SEC Document, then on the date of such later filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in a Company SEC Document has been revised or superseded in a subsequently filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring non-material year-end audit adjustments).

        (c)   Section 3.5(c) of the Company Disclosure Letter contains the audited consolidated financial statements of the Company as of December 31, 2002, and such financial statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of December 31, 2002 and their consolidated results of operations and cash flows for the year then ended (except for the omission of the notes thereto and subject to non-material year-end audit adjustments).

        (d)   Except (i) as reflected in the most recent financial statements included in the Company SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

        SECTION 3.6 Intellectual Property.

        (a)   The Company and each of its Subsidiaries (i) owns or has the right to use, free and clear of all liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing (the "Company Intellectual Property") used in the conduct of its business as now conducted or as proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, and (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise. All patents, registered trademarks and registered copyrights (or applications therefor) owned by the Company and each of its Subsidiaries are listed in the Company Disclosure Letter.

        (b)   The Company and each of its Subsidiaries owns or has the unrestricted right to use all trade secrets required for or incident to the development, processing and sale of all products sold by the Company and each of its Subsidiaries, free and clear of any rights, liens or claims of others, including without limitation, former employers of all employees of the Company.

        (c)   No claim has been asserted by any Person against the Company or any of its Subsidiaries regarding the ownership of or the right to use any Company Intellectual Property or challenging the rights of the Company or any of its Subsidiaries with respect to any of the Company Intellectual Property.

        (d)   No Person has asserted any claim that any product, activity or operation of the Company or any of its Subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such Person, and no proceedings have been instituted, are pending or, to the Company's Knowledge, are threatened which challenge the rights of the Company or any of its Subsidiaries with respect thereto.

        SECTION 3.7 Absence of Certain Changes or Events.    Except as contemplated by this Agreement or as disclosed in Section 3.7 of the Company Disclosure Letter (including those actions not prohibited under Section 5.1) and except for changes disclosed in the Company SEC Documents filed prior to the execution of this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course and consistent with past practice, and since December 31, 2002 there has not been (a) any events or occurrences that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock (other than as expressly permitted by the terms of Section 5.1(a)), (c) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (d) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (e)(i) any granting by the Company or any of its Subsidiaries to any current or former director, officer or other employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal annual merit increases in cash compensation to non-officer employees in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent financial statements included in the Company SEC Documents and other than as expressly permitted by the terms of Section 5.1(k), (ii) any granting by the Company or any of its Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, except to non-officer employees in the ordinary course of business consistent with past practice, (iii) any entry by the Company or any of its Subsidiaries into, or any amendments of, any Benefit Plan with any current or former director, officer or employee, except with non-key employees in the ordinary course of business consistent with past practice, (iv) any amendment to, or modification of, any Company Stock Option, (v) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting their respective assets, liabilities, results of operations or businesses, (vi) any Tax election that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, (vii) any settlement or compromise of any material income Tax liability, (viii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, (ix) any entering into by the Company or any of its Subsidiaries of any material contract or agreement, or material amendment or termination of any material contract or agreement (other than in the ordinary course of business) or default by the Company or any of its Subsidiaries under, any material contract to which the Company or any of its Subsidiaries is a party or by which it is bound (or to the Knowledge of the Company, by any other party thereto), (x) any revaluation by the Company or any of its Subsidiaries of any of their respective material assets or (xi) except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company, any lapse, reversion, termination or expiration of any Company Intellectual Property, (f) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Company or (g) any acquisition or divestiture of, or investment in, the equity or debt securities of any Person.

        SECTION 3.8 Litigation.    Except as disclosed in Section 3.8 of the Company Disclosure Letter, there is no suit, arbitration, action, proceeding, investigation, audit or claim of any kind, at law or in equity (including actions or proceedings seeking injunctive relief) ("Litigation") pending or, to the

Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, settlement agreement, investigation, writ, award, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.8 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all suits, arbitrations, actions, investigations, audits, claims or proceedings of any kind to which the Company, or any of its Subsidiaries or any of their assets are, or could reasonably be expected to be, a party or bound.

        SECTION 3.9 Certain Contracts.    All material contracts, agreements and instruments to which the Company or any of its Subsidiaries is a party or otherwise bound (collectively, the "Company Material Contracts") are valid, binding and in full force and effect in all material respects, and are valid, binding and enforceable by the Company in accordance with their respective terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults that would not reasonably be expected to result in a Material Adverse Effect on the Company. Each such Company Material Contract is listed in the Company Disclosure Letter.

        SECTION 3.10    Company Permits, Compliance with Applicable Laws, Other Instruments, None Burdensome.

        (a)   Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no Litigation pending or, to the Company's Knowledge, threatened relating to the suspension or cancellation of any of the Company Permits, other than such failure to so possess or Litigation which would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in conflict with, or in default (nor has there occurred any event that with notice or lapse of time or both would become a default) or violation of (a) any law applicable to the Company or any of its Subsidiaries or by or to which any of their assets is bound or subject or (b) any of the Company Permits, except for such conflicts, defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company.

        (b)   The Company and its Subsidiaries are not in violation of any material term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and they are not in violation of any order, statute, rule, law or regulation applicable to the Company and its Subsidiaries, the violation of which would reasonably be expected to have a Material Adverse Effect on the Company or its operations. The execution, delivery and performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, any of the terms of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, corporate charter, bylaw or any instrument, document or agreement by which the Company, any of its Subsidiaries or any of their properties may be bound or affected, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any of its Subsidiaries.

        SECTION 3.11 Benefit Plans.

        (a)   Section 3.11(a) of the Company Disclosure Letter lists (i) each individual employment, termination or severance agreement with employees or former employees of the Company or any of its Subsidiaries, (ii) all employee benefit plans as that term is defined in Section 3(3) of the Employee

Retirement and Income Security Act of 1974 ("ERISA") and (iii) all other plans or compensation arrangements, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of their employees (or former employees) and/or their beneficiaries ("Benefit Plans"). An arrangement will not fail to be a Benefit Plan simply because it only covers one individual.

        (b)   The Company has delivered or made available to the Parent a true and complete copy of the following documents (to the extent that they are applicable): (i) each Benefit Plan and any related funding agreements, including all amendments (and Section 3.11(b) of the Company Disclosure Letter includes a description of any such amendment that is not in writing), (ii) the two most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of any Benefit Plan, (iii) the most recent favorable determination letter, if any, with respect to each Benefit Plan, and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.

        (c)   To the Knowledge of the Company, each Benefit Plan at all times has been operated in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code.

        (d)   The Company does not maintain any Benefit Plan that provides (or will provide) medical, death, or other fringe benefits to former employees or independent contractors (including retirees), other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage or conversion rights.

        (e)   Except as provided in Section 3.11(e) of the Company Disclosure Letter, none of the Benefit Plans provide any benefits that would result in excess parachute payments (within the meaning of Section 280G of the Code), either (i) solely as a result of the performance of the terms and conditions of this Agreement or (ii) any actions taken after the Closing. Furthermore, the closing of this Agreement and the performance of the transactions provided herein will not require the funding, whether formal or informal, of the benefits under any Benefit Plan (e.g., contributions to a Rabbi Trust).

        (f)    No Benefit Plan is subject to Title IV of ERISA.

        (g)   Except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company, none of the Persons performing services for the Company have been improperly classified as being independent contractors, leased employees or as being exempt from the payment of wages for overtime.

        (h)   Other than routine claims for benefits under the Benefit Plan and those relating to qualified domestic relations orders, there are no (i) pending or (ii) to the Knowledge of the Company, threatened lawsuits or other claims against or involving any Benefit Plan, or any Fiduciary (within the meaning of Section 3(21)(A) of ERISA) of such Benefit Plan brought on behalf of any participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim.

        (i)    Except as disclosed in Section 3.11(i) of the Company Disclosure Letter, the Company has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the Benefit Plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be, increased subsequent to the date of this Agreement. No statement, either oral or written, has been made by the Company (or any agent of the Company) to any Person regarding any Benefit Plan that is not in accordance with such Benefit Plan that could have adverse economic consequences to the Parent or the Surviving Corporation.

        (j)    To the Knowledge of the Company, all costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid, and all other amounts that should be accrued to date as liabilities of the Company under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the books of the Company.

        (k)   For purposes of this Section 3.11 only, the term the "Company" shall include any entity that is aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code.

        (l)    Section 3.11(l) of the Company Disclosure Letter contains a complete listing of all employees of the Company as of the date of this Agreement. Except as set forth in Section 3.11(l) of the Company Disclosure Letter, the Company does not have collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and, to the Knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

        SECTION 3.12 Taxes.    The Company has timely filed, or has obtained extensions with respect to, all tax returns and reports ("Tax Returns") that are required to have been filed by or with respect to the Company and each of its Subsidiaries with the appropriate federal, state, county and local governmental agencies and instrumentalities. Except as disclosed in Section 3.12 of the Company Disclosure Letter, the Company and each of its Subsidiaries has paid all Taxes that are due from or with respect to it. The Company has paid or established reserves for all income, franchise, payroll and other taxes due as reflected on those returns. The Company has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party. There is no pending dispute with any taxing authority relating to any of the Company's returns, and except as disclosed in Section 3.12 of the Company Disclosure Letter, no claim has been made by a taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is required to file Tax Returns in such jurisdictions. No assessment of any deficiency or material liability for any tax is proposed to be imposed upon the Company, any of its Subsidiaries or any of their properties or assets for which there is not an adequate reserve reflected in the Financial Statements. Except as disclosed in Section 3.12 of the Company Disclosure Letter, no federal or state income or sales Tax Returns of the Company have been audited. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. Except as disclosed in Section 3.12 of the Company Disclosure Letter, no audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority or similar person is being conducted or is pending or, to the Company's Knowledge, threatened in regard to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation or liability for the payment of Taxes of any other Person arising as a result of any obligation to indemnify another Person or as a result of the Company or any of its Subsidiaries assuming or succeeding to the Tax liability of any other Person as a successor, transferee or otherwise. All Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements referred to in this Agreement. None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

        SECTION 3.13 Information Supplied.    None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

        SECTION 3.14 Voting Requirements.

        (a)   The board of directors of the Company at a meeting duly called and held (i) determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved the Merger, this Agreement and the transactions contemplated by this Agreement; (iii) recommended approval of this Agreement and the Merger by the Company's stockholders and (iv) directed that the Merger be submitted for consideration by the Company's stockholders.

        (b)   The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock, as of the record date for the Company Stockholders Meeting, adopting this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement or perform any of the transactions provided herein.

        SECTION 3.15 State Takeover Statutes.    The board of directors of the Company, either directly or through action of a duly authorized committee thereof has taken all necessary action to ensure that the provisions of Section 203 of the DGCL do not apply to the Parent or Merger Sub in connection with the Merger, the Closing, and the due performance of any other transactions provided herein. No other state takeover statute or similar statute or regulation is applicable to the Merger or the other Transactions.

        SECTION 3.16 Brokers.    No broker, investment banker, financial advisor or other Person, other than RBC Dain Rauscher, Inc., a member company of RBC Capital Markets ("RBC Dain Rauscher, Inc.") the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger, the Closing and any other transactions provided herein, based upon arrangements made by or on behalf of the Company. The Company has furnished to the Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

        SECTION 3.17 Opinion of Financial Advisor.    The Company has received the written opinion of RBC Dain Rauscher, Inc., dated June 29, 2003, to the effect that, as of such date, the consideration is fair, from a financial point of view, to the stockholders of the Company, a signed copy of which opinion has been or promptly will be delivered to the Parent.

        SECTION 3.18 Absence of Questionable Payments.    Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to any foreign or domestic government officials, employees or others or to any foreign or domestic political parties or campaigns or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any other unlawful payment. Neither the Company nor any of its Subsidiaries nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or entertainment. The Company and each of its Subsidiaries that is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

        SECTION 3.19 Insider Interests.    No officer or director of the Company or any of its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of its Subsidiaries.

        SECTION 3.20 Company Transactions with its Officers, Directors or Stockholders.    Neither the Company nor any of its Subsidiaries is indebted, either directly or indirectly, to any of its officers, directors or stockholders or any Affiliate thereof or to their respective spouses or children, in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses. Except as set forth in Section 3.20 of the Company Disclosure Letter, none of the Company's officers, directors or stockholders or any Affiliate thereof or any members of their immediate families is indebted to the Company, nor do any of the officers or directors or any Affiliate thereof or, to the Knowledge of the Company, stockholders or any of their Affiliates have any direct or indirect ownership interests in any firm or corporation which controls, is controlled by or under common control with the Company or which competes with the Company, or with which the Company has a material supplier or customer relationship, except with respect to any aggregate interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded. No officer, director or stockholder or any Affiliate thereof or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person.

        SECTION 3.21 Environmental Laws.    The properties, operations and activities of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all permits, licenses, and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, including without limitation those relating to the treatment, storage, disposal or release of Materials of Environmental Concern. The Company and its Subsidiaries have not received any notice or other communication that alleges that the Company and its Subsidiaries are not in compliance with any Environmental Law. The Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Company's Knowledge, threatened action, suit, claim, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law, other than such actions, suits, claims, investigations, inquiries or proceedings as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Entity under any Environmental Law, and the Company and its Subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements, other than any such failure to satisfy or noncompliance as would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 3.21 of the Company Disclosure Letter, there are no environmental conditions existing on any property of the Company or its Subsidiaries or resulting from the Company's or any such Subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company or any of its Subsidiaries under any Environmental Laws or that would impact the soil, groundwater, surface water or human health, other than any such conditions as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any Materials of Environmental Concern (as defined below) so as to give rise to any material claim, liability or material corrective or remedial obligation under any Environmental Laws. "Environmental Law" means any federal, state or local law relating to pollution or protection of human health or the environment, including any law or regulation relating to emissions, discharges, releases or threatened release of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls, and any other substance that is regulated by any Environmental Law.

        SECTION 3.22 Insurance.    The Company and each of its Subsidiaries is currently insured, and has been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

        SECTION 3.23 Principal Customers.    Set forth in Section 3.23 of the Company Disclosure Letter, the Company has made available to the Parent a list of the ten largest customers by approximate dollar volume of the Company and its Subsidiaries (the "Largest Customers") with the amount of revenues or payments attributable to each such customer for the Company's 2002 fiscal year and the first three months of its 2003 fiscal year. None of the Largest Customers has terminated or materially altered its relationship with the Company since the beginning of the Company's 2003 fiscal year, or, to the Company's Knowledge, threatened to do so or otherwise notified the Company of any intention to do so.

ARTICLE 4: REPRESENTATIONS OF
THE PARENT AND MERGER SUB

        The Parent and Merger Sub represent and warrant to the Company as follows:

        SECTION 4.1 Organization, Standing and Corporate Power.    Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, licensing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent. The Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Merger Sub, in each case as amended to the date of this Agreement. Neither the Parent nor Merger Sub is in violation of any of the provisions of its respective charter or bylaws, as amended to the date of this Agreement.

        SECTION 4.2 Authority; Noncontravention.

        (a)   Each of the Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, to complete the Merger and to perform any of the duties or consummate any of the transactions provided herein. The execution and delivery of this Agreement by the Parent and Merger Sub and the performance by the Parent and Merger Sub of any duties or transactions provided herein have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub, as applicable, and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms.

        (b)   The execution and delivery of this Agreement do not, compliance with the provisions of this Agreement, and the performance of any duties or transactions provided herein, will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or loss of a benefit under or increase of any obligation under, or require payment under, or result in the creation of any Lien upon any of the properties or assets of the Parent or Merger Sub under, (i) the certificate of incorporation or bylaws of the Parent or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to the Parent or Merger Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c), (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case, applicable to the Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Parent, (y) impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the Closing of this Agreement or the performance of any duties or transactions required hereunder.

        (c)   No consent, approval, order or authorization of, action by, or in respect of, or registration, recordation, declaration or filing with, any Governmental Entity is required by or with respect to the Parent or Merger Sub in connection with the execution and delivery of this Agreement by the Parent and Merger Sub, the consummation by the Parent and Merger Sub of the Merger and performance of any duties or transactions provided herein, except for (i) notifying the SEC of such under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Merger and the Closing; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (iii) all applicable filings, and the termination or expiration of all applicable waiting periods for HSR Compliance; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Parent, (y) impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the Closing of this Agreement or the performance of any duties or transactions required hereunder.

        SECTION 4.3 SEC Documents; Undisclosed Liabilities.

        (a)   The Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 2002 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents when filed (and if amended or superseded in a Parent SEC Document, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in a Parent SEC Document has been revised or superseded in a Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The financial statements of the Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal non-material recurring year-end audit adjustments).

        (c)   Except (i) as reflected in the financial statements included in the Parent SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, the Merger or the performance of duties and transactions provided herein, neither the Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Parent.

        SECTION 4.4 Information Supplied.    None of the information supplied or to be supplied by the Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 4.5 Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement, the Merger or the performance of duties and transactions provided herein and except as disclosed in the Parent SEC Documents, since March 31, 2003, the Parent and its Subsidiaries have conducted their business only in the ordinary course, and since such date there has not been any Material Adverse Change in the Parent.

        SECTION 4.6 Voting Requirements.    No vote of any class or series of capital stock of the Parent is necessary to approve and adopt this Agreement, the Merger or the performance of duties and transactions provided herein.

        SECTION 4.7 Operations of Merger Sub.    Merger Sub has engaged in no business activities except as contemplated pursuant hereto and as set forth in the other Transaction Documents and has conducted its operations as contemplated hereby.

        SECTION 4.8 Litigation.    There is no Litigation pending, or to the Knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or any of its Subsidiaries having, or which would reasonably be expected to (a) have, individually or in the aggregate, a Material Adverse Effect on the Parent, (b) impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or (c) prevent or materially delay the Closing of this Agreement or the performance of any duties or transactions required hereunder.

        SECTION 4.9 Absence of Questionable Payments.    Neither the Parent nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Parent or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to any foreign or domestic government officials, employees or others or to any foreign or domestic political parties or campaigns or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any unlawful payment. Neither the Parent nor any of its Subsidiaries nor any current director, officer, agent, employee or other Person acting on behalf of the Parent or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or entertainment. The Parent and each of its Subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

ARTICLE 5: COVENANTS

        SECTION 5.1 Conduct of the Company's Business.    Except as set forth in Section 5.1 of the Company Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to in writing by the Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) carry on their respective businesses in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their business, (iii) use commercially reasonable efforts to maintain their Company Material Contracts, (iv) maintain their Company Permits and Company Intellectual Property and other material rights, (v) maintain and keep their assets in good repair and condition, ordinary wear and tear excepted, (vi) maintain supplies and inventories in quantities consistent with their customary business practice, (vii) use commercially reasonably efforts to retain the services of their respective officers and key employees and (viii) use commercially reasonable efforts to maintain their relationships with their customers and suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, without the written consent of the Parent to:

          (a)   other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) adopt a plan with respect to or effect any liquidation, dissolution, restructuring, reorganization or recapitalization of the Company or (iv) purchase, redeem or otherwise acquire, or agree to purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (other than pursuant to the exercise of existing stock repurchase rights listed in Section 3.3 of the Company Disclosure Letter);

          (b)   issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (i) the issuance of Company Stock Options granted consistent with past practice to new employees (other than officers) of the Company; provided that each such Company Stock Option shall have an exercise price per share equal to the closing price per share of Company Common Stock on the grant date, shall have standard vesting provisions in conformity with customary practice and shall not have any provisions which accelerate in whole or in part the vesting or exercisability of such option in connection with the Closing of this Agreement or the performance of any duties or transactions required hereunder or any termination of service at or at any time following the Merger, (ii) the issuance of Company Common Stock upon the exercise of the Company Stock Options, outstanding as of the date hereof in accordance with their present terms, or upon the exercise of the Company Stock Options referred to in clause (i) in accordance with their terms, or (ii) the issuance of shares of Company Common Stock pursuant to the Company Stock Plans in accordance with its present terms and not in violation of this Agreement;

          (c)   amend its certificate of incorporation, bylaws or other comparable organizational documents;

          (d)   acquire or agree to acquire by merging or consolidating with, by purchasing all or substantially all of the assets of, by purchasing equity interests in or a portion of the assets of, by forming a partnership or joint venture, or by any other manner, any business or any Person or any division thereof;

          (e)   sell, lease, exchange, license, pledge, transfer, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of, or agree to sell, lease, exchange, license, pledge, transfer, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of, any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice, and provided further that the Company shall not sell its raw land located in California, milk production operations located in Maryland or milk production operations and related land located in Idaho (all of which land and operations are referred to herein as the "Company Sale Properties") without the prior written consent of the Parent;

          (f)    (i) purchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of another Person or enter into any Contract having the economic effect of any of the foregoing, except for intercompany indebtedness between the Company and any of its wholly-owned Subsidiaries or between such Subsidiaries or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

          (g)   make or agree to make any new capital expenditures which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $500,000 or enter into any commitment for the purchase, lease or use of any real property;

          (h)   make any Tax election that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries or settle or compromise any material income Tax liability;

          (i)    (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Litigation (whether or not commenced prior to the date of this Agreement) other than (1) the payment of an aggregate of $100,000 in connection with Litigation, or (2) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent financial statements included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practices since the date of such financial statements, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary in any material respect;

          (j)    except as required by law or contemplated hereby, enter into, establish, adopt or amend or terminate any Benefit Plan or any other Contract, plan or policy involving the Company or any of its Subsidiaries, and one or more of its directors, officers or employees, or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

          (k)   except for normal increases relating to non-officer employees in the ordinary course of business consistent with past practice or as required by the terms of any employment agreement (which does not constitute a violation of this Agreement), (i) increase the compensation, deferred compensation or termination pay payable to or to become payable to any director, officer, other employee, agent or consultant or pay any benefit or amount not required by a Benefit Plan as in effect on the date of this Agreement to any such Person other than increases resulting from the operation of compensation arrangements in effect prior to the date hereof or (ii) grant any severance (other than in the ordinary course and consistent with past practice pursuant to the normal severance policy as in effect on the date of this Agreement) to, or enter into or amend any employment or severance agreement with, any director, officer, employee, agent or consultant of the Company or any of its Subsidiaries;

          (l)    enter into any material operating lease or incur (other than in the ordinary course of business consistent with past practice) any material liability or material obligation not required by GAAP to be recorded on the Company's consolidated balance sheet at the time of incurrence;

          (m)  manage its cash, cash equivalents and working capital except in accordance with past practices (which practices include applying commercially reasonable efforts to collect receivables and not paying liabilities or other obligations until they become due and payable);

          (n)   transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property of the Company or its Subsidiaries, and in no event shall the Company or any of its Subsidiaries license on an exclusive basis or sell any Company Intellectual Property;

          (o)   enter into or amend any Contract pursuant to which any Person is granted a material exclusive marketing, manufacturing or other rights with respect to any product, service, process or technology of the Company or its Subsidiaries;

          (p)   enter into any arrangement, agreement or contract (i) that could, after the Effective Time, restrict the Parent or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area; (ii) that has a term exceeding one year or (iii) that would be a Company Material Contract had such contract been in existence on the date hereof;

          (q)   enter into any Contract which, if it were in existence on the date of this Agreement, would be required to be disclosed pursuant to Section 3.9; or

          (r)   authorize, commit or agree to take any of the foregoing actions.

        SECTION 5.2 Advice of Changes.    The Company and the Parent shall promptly advise the other party orally and in writing to the extent it has Knowledge of (a) any representation or warranty made by it (and, in the case of the Parent, made by Merger Sub) contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) or Section 6.3(a), respectively, would not be satisfied, (b) the failure by it (and, in the case of the Parent, by Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event causing, or which is reasonably likely to cause, any of the conditions set forth in Article 6 not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

        SECTION 5.3 No Solicitation by the Company.

        (a)   Without limitation on the Company's other obligations under this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries, directly or indirectly through any other Person (which for purposes of this Section 5.3 shall include any "group" as such term is defined in Section 13(d) of the Exchange Act) to:

            (i)  solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) the making of or any effort or attempt to make any Takeover Proposal,

           (ii)  participate in, continue or resume any discussions or negotiations relating to any Takeover Proposal, or

          (iii)  enter into any Acquisition Agreement or approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal;

provided, however, that if, at any time prior to the date of the Company Stockholders Meeting (the "Applicable Period"), the board of directors of the Company (or the special committee thereof) determines in its good faith judgment, after consultation with outside legal counsel, that the failure to furnish such information or participate in such negotiations or discussions would likely result in a breach of its obligations under applicable law, the Company and its representatives may, only in response to a Takeover Proposal that if consummated would likely result in a Superior Proposal that was not solicited in violation of this Section 5.3(a), and subject to providing prior written notice of its decision to take such action to the Parent and compliance with this Section 5.3(a),

           (x)  furnish information with respect to the Company and its Subsidiaries to any Person making a Takeover Proposal that if consummated would likely result in a Superior Proposal pursuant to a customary confidentiality agreement on terms at least as restrictive as the Confidentiality Agreement with the Parent,

           (y)  concurrently provide to the Parent any material non-public information relating to the Company and its Subsidiaries provided to any Person whether or not previously provided to the Parent, and

           (z)  participate in discussions or negotiations relating to such Takeover Proposal.

The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person or Persons conducted heretofore with respect to any Takeover Proposal and that it will take all necessary steps to promptly inform any such Persons of the Company's obligations under this Section 5.3 and in the Confidentiality Agreement. The Company agrees that it will notify the Parent promptly (and in no event later than 24 hours after receipt) if any inquiry, proposal or offer is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated, continued or resumed with, any of the Company's representatives indicating, in connection with such notice, the name of each such Person and the terms and conditions of any proposals or offers and thereafter shall keep the Parent fully informed, on a current basis, of the status and terms of any such proposals or offers, and any changes thereto from time to time, and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries or to destroy all such information and to provide a certification or other proof thereof in accordance with the terms of any such confidentiality agreement. For purposes of this Agreement,

"Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole (other than any acquisition or purchase of the Company Sale Properties permitted under Section 5.1(e)), or 15% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class or series of equity securities of the Company, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction or the sale or other transfer of all or substantially all assets involving the Company or any of its Subsidiaries, other than as provided under this Agreement.

        (b)   Except as set forth herein, neither the board of directors of the Company nor any committee thereof shall:

            (i)  approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or

           (ii)  approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, an "Acquisition Agreement") related to any Takeover Proposal, other than any such agreement entered into concurrently with a termination pursuant to Section 5.3(c) in order to facilitate such action.

Notwithstanding the foregoing, during the Applicable Period and only in response to a Superior Proposal, the board of directors of the Company (or the special committee thereof) may (subject to this and the following sentence) recommend such Superior Proposal (and cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but, in each case, only at a time that is during the Applicable Period and is three Business Days following the Company's delivery to the Parent of written notice advising the Parent that the board of directors of the Company (or the special committee thereof) has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company complies with Section 5.3(c). For purposes of this Agreement, a "Superior Proposal" means any proposal or offer made by a third party to engage in a Takeover Proposal which the board of directors (or special committee thereof) determines in its good faith judgment (x) if consummated would likely result in a transaction delivering to the Company's stockholders superior value, from a financial point of view, to the Merger if accepted, (y) is likely to be completed and (z) is not subject to a financing contingency.

        (c)   The Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal, provided that, prior to any such termination,

            (i)  the Company has provided the Parent with a written notice that it intends to terminate this Agreement pursuant to this Section 5.3(c), identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering to the Parent a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into,

           (ii)  within a period of three Business Days following the delivery of the notice referred to in clause (i) above, the Parent does not propose adjustments in the terms and conditions of this Agreement and the Company shall have caused its financial and legal advisors to negotiate with the Parent in good faith such proposed adjustments to the terms and conditions of this Agreement which the Company's board of directors (or the special committee hereof) determines in its good faith judgment (after receiving the advice of its financial advisor) to be as favorable to the Company's stockholders as such Superior Proposal, and

          (iii)  at least three full Business Days after the Company has provided the notice referred to in clause (i) above, the Company delivers to the Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.3(c), and (B) a wire transfer of immediately available funds in the amount of the Termination Fee (as defined in Section 5.9(b)).

        (d)   Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the board of directors of the Company (after consultation with outside legal counsel), failure so to disclose would likely constitute a breach of its obligations under applicable law.

        SECTION 5.4 The Proxy Statement; the Stockholders Meeting.

        (a)   As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC, the Proxy Statement. The Company shall use commercially reasonable efforts (including the preparation of amendments to such documents and the provision of supplemental information in response to SEC comments) to have the Proxy Statement cleared under the Securities Act as promptly as practicable after such filing. The Company will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable thereafter. If at any time prior to the Effective Time any information relating to the Company or the Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as applicable, the Company shall promptly prepare and file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by law, disseminate such amendment to the stockholders of the Company. No filing of, or amendment or supplement to, the Proxy Statement, correspondence to the SEC or its staff with respect to the Proxy Statement (including documents incorporated therein by reference) or Schedule 13E-3 will be made by either the Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon, and the Company agrees that prior to any filing it shall accept any comments of the Parent with respect to such documents so long as such acceptance would not be unreasonable for the Company. The Company will advise the Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

        (b)   The Company shall, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the a meeting of its stockholders (the "Company Stockholders Meeting") solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(d), the Company shall, through its board of directors, recommend to its stockholders the adoption of this Agreement. Without limiting the generality of the foregoing but subject to its right to terminate this Agreement pursuant to Section 5.3(c), the Company agrees that its obligations pursuant to the first sentence of this Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

        (c)   The Company, the Parent and Merger Sub shall promptly prepare to file with the SEC a Joint Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"); and shall file such Schedule 13E-3 and comply with the requirements of Rule 13e-3 under the Exchange Act unless the Parent advises the Company in writing prior to the mailing of the Proxy Statement that the Parent has concluded, after consultation with the staff of the SEC, that such filing and compliance is not required. Thereafter, the Company, the Parent and Merger Sub shall promptly prepare and file with the SEC any amendments or further amendments required by the Exchange Act.

        (d)   The Parent agrees, as to the Schedule 13E-3 (insofar as it relates to information furnished by the Parent expressly for inclusion or incorporation therein) and the Company agrees, as to the Proxy Statement and the Schedule 13E-3 (excluding any information furnished by the Parent expressly for inclusion or incorporation therein), that such documents shall, in all material respects, comply with the requirements of the Exchange Act and the rules and regulations thereunder and other applicable laws.

        SECTION 5.5 Access to Information; Confidentiality.    Upon reasonable notice and subject to the Confidentiality Agreement between the Parent and the Company (the "Confidentiality Agreement"), the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Parent may reasonably request (including the Company's outside accountants work papers and the Company's monthly financial statements). The Company shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.5 shall limit the Parent's or Merger Sub's reliance on or the enforceability of any representation or warranty made by the Company herein. The Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

        Notwithstanding the foregoing and any provisions of the Confidentiality Agreement to the contrary, the parties to this Agreement (and any employee, representative or any agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby (the "Transaction"), beginning on the earlier of (i) the date of public announcement of discussion relating to the Transaction, (ii) the date of public announcement of the Transaction or (iii) the date of the execution of this Agreement; provided, however, none of the parties (nor any employee, representative or any agent thereof) may disclose any information to the extent that such disclosure could result in a violation of any federal or state securities law.

        SECTION 5.6 Commercially Reasonable Efforts.

        (a)   Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Merger and make effective the Merger as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, including the HSR Compliance and (ii) the satisfaction of the other parties' conditions to Closing. Notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall be entitled to (nor shall the Parent or any of its Subsidiaries be required to) divest or hold separate or otherwise take or commit to take any action that limits the Parent's or the Surviving Corporation's freedom of action with respect to, or ability to retain, the Parent or any of its Subsidiaries or the Company or any of its Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Parent or any of its Subsidiaries or the Company or any of its Subsidiaries. Nothing in this

Agreement shall require the Parent to commence Litigation to remove any Restraint issued under any antitrust law.

        (b)   Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the Closing of this Agreement or the performance of any duties or transactions required hereunder. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Merger, the Closing of this Agreement or the performance of any duties or transactions required hereunder. If, in connection herewith, any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of any Company permits are required as a result of the execution of this Agreement, the Merger, the Closing or the performance of any duties or transactions required hereunder, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to effect such transfers, amendments or modifications.

        (c)   In connection with and without limiting the foregoing, the Parent, the Company and their respective boards of directors shall (i) take all action necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger, the Closing of this Agreement or the performance of any duties or transactions required hereunder, and (ii) if any takeover statute or similar statute becomes so applicable, take all action necessary to ensure the Merger and the Closing are completed as soon as practicable.

        (d)   Unless the statute of limitations will bar the bringing of such claim after the termination of this Agreement, no party shall, directly or indirectly, bring or initiate (including by counterclaim or inter-pleader) any litigation or other action before a Governmental Entity or arbitration against another party or involving or affecting their assets.

        (e)   If at any time after the Effective Time, any reasonable further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary reasonable action.

        SECTION 5.7 Employee Matters.

        (a)   As soon as practicable after the Closing Date (the "Benefits Date"), the Parent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are substantially comparable to those made generally available to similarly situated non-represented employees of the Parent who are hired by the Parent after January 1, 2003. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Parent), the Parent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company (other than equity-based plans, programs and arrangements) provided to employees of the Company as of the date hereof. The provisions of this Section 5.7(a) will not create in any current or former employee of the Company or any of its Subsidiaries any rights to employment or continued employment with the Parent, the Company or any of their respective Subsidiaries, or any right to specific terms or conditions of employment.

        (b)   With respect to each benefit plan, program, practice, policy or arrangement maintained by the Parent (the "Parent Plans") in which employees of the Company participate on the Benefits Date,

(i) service with the Company and its Subsidiaries (or their respective predecessors) prior to the Effective Time shall be credited against all service and waiting period requirements under the Parent Plans, (ii) the Parent Plans shall not provide any pre-existing condition exclusions and (iii) the deductibles, co-payments and out-of-pocket maximums in effect under the Parent Plans shall be reduced by any deductibles, co-payments and out-of-pocket maximums paid by such individuals under the Company Benefit Plans for the plan year in which the Effective Time occurs. The Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan unless the Parent agrees to assume any such plan or to offer an opportunity to the participants in any such plans to rollover their accounts to a similar plan or plans of the Parent.

        (c)   Within a reasonable period of time after the last business day of each month after the date hereof and on the Closing Date, the Company shall, as and to the extent necessary, deliver to the Parent any additional information which Company reasonably believes would affect the determination of each person who the Company reasonably believes is a "disqualified individual" (within the meaning of Section 280G of the Code).

        (d)   Employees of the Company who transfer to the employment of the Parent or the Surviving Corporation after the Effective Time and meet the eligibility requirements for participation in the Parent Employee Stock Purchase Plan (the "Parent ESPP") shall be eligible to begin payroll deductions under that plan as soon as practicable after the Effective Time.

        (e)   Notwithstanding anything in this Agreement to the contrary and subject to the provisions of Section 5.7(a), from and after the Closing Date, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Company and its Subsidiaries. Subject to the provisions of Section 5.7(a), nothing herein will prevent the Parent, the Company or any of their respective Subsidiaries from amending or terminating any Benefit Plan maintained by the Company or any of its Subsidiaries or other employee benefit or fringe benefit plans of the Parent in accordance with its terms.

        SECTION 5.8 Indemnification, Exculpation and Insurance.

        (a)   The Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of the Company (as each is in effect on the date hereof), the existence of which has been disclosed in the Company Disclosure Letter, shall be assumed by the Parent and the Surviving Corporation, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and the Parent shall cause the Surviving Corporation to honor all such rights.

        (b)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or otherwise dissolves the Surviving Corporation, then, and in each such case, the Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

        (c)   The Parent shall for a period of not less than six years after the Effective Time, either (i) maintain the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those Persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount substantially similar to those in effect on the date hereof or

(ii) cause to be provided by a reputable insurance company coverage substantially similar with respect to coverage and amount and to such officers and directors as the D&O Insurance, so long as the aggregate premium therefor would not be in excess of 200% of the current policy per annum premiums (such amount the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or cancelled during such six-year period, the Parent will obtain as much D&O Insurance as can be obtained for the remainder of such period for an aggregate premium not in excess of the Maximum Premium.

        (d)   The provisions of this Section 5.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

        SECTION 5.9 Fees and Expenses.

        (a)   Except as provided hereinafter in this Section 5.9, all fees and expenses incurred in connection with the Merger, this Agreement, the Closing or the performance of any duties or transactions required hereunder shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        (b)   If this Agreement is terminated pursuant to:

            (i)  Section 7.1(d), the Company shall, within two Business Days of such termination, pay to the Parent $10 million (the "Termination Fee") by wire transfer of immediately available funds; or

           (ii)  Section 7.1(f), the Company shall, prior to such termination, pay to the Parent the Termination Fee by wire transfer of immediately available funds; or

          (iii)  Section 7.1(b)(i), and (x) at the time of such termination there shall be outstanding a Takeover Proposal, and (y) within 12 months following such termination, a definitive agreement with respect to such Takeover Proposal, as the same may be modified from time to time, shall have been executed by the Company, then the Company shall pay to the Parent on the date the definitive agreement is executed and delivered, the Termination Fee.

        (c)   Upon the occurrence of any event that requires the Company to pay the Termination Fee to the Parent and its Affiliates, the Company shall also reimburse the Parent and its Affiliates (not later than one Business Day after submission of statements by the Parent to the Company together with reasonable documentation therefor) for their expenses relating to the transactions contemplated by this Agreement, which expenses shall include all out-of-pocket expenses (including, without limitation, financing commitment fees and all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by the Parent, its Affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and thereby, and all other matters related to the transactions contemplated hereby or thereby, provided, however, that such aggregate reimbursement shall not exceed $2 million.

        The Company acknowledges that the agreements contained in this Section 5.9(b) are an integral part of the transactions provided herein, and that without these agreements the Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 5.9(b), and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.9(b), the Company shall pay to the Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this Section 5.9 will not preclude any other remedy or amount payable hereunder and will not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

        SECTION 5.10 Public Announcements.    The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the Agreement, the Merger, the Closing or the performance of any duties or transactions required hereunder, except as otherwise required by applicable law or applicable stock exchange rules. The parties agree that the initial press release to be issued with respect to this Agreement or matters pertaining to the transactions provided herein shall be in the form heretofore agreed to by all parties.

        SECTION 5.11 Litigation.    The Company shall give the Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to this Agreement, the Merger, the Closing of this Agreement or the performance of any duties or transactions required hereunder.

        SECTION 5.12 Obligations of Merger Sub; Voting of Shares.

        (a)   The Parent shall cause Merger Sub to perform all of its obligations under this Agreement and in connection with the Merger, the Closing of this Agreement or the performance of any duties or transactions required hereunder.

        (b)   The Parent shall vote, or cause to be voted, in favor of adoption of this Agreement, all shares of Company Common Stock owned by the Parent or any of its Subsidiaries as of the record date (the "Record Date") for the meeting at which Company Stockholder Approval is considered.

ARTICLE 6: CONDITIONS PRECEDENT

        SECTION 6.1 Conditions to Each Party's Obligation To Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)   The Company Stockholder Approval shall have been obtained.

          (b)   No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger, (ii) prohibiting or limiting the ownership or operation by the Company or the Parent and their respective Subsidiaries of any material portion of the business or assets of the Company or the Parent and their respective Subsidiaries taken as a whole, or compelling the Company or the Parent and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or the Parent and their respective Subsidiaries, taken as a whole, as a result of the Merger or the Closing of this Agreement or the performance of any duties or transactions required hereunder or (iii) which otherwise would reasonably be expected to have a Material Adverse Effect on the Company or the Parent, as applicable; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (c)   The HSR Compliance shall have been obtained.

        SECTION 6.2 Conditions to Obligations of the Parent and Merger Sub.    The obligation of the Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a)   The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

          (b)   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

          (c)   There shall have been no Material Adverse Change in the Company since the date of this Agreement that shall not have been cured by the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (d)   The Company shall have obtained the consents and approvals set forth in Section 6.2(d) to the Company Disclosure Letter.

        SECTION 6.3 Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a)   The representations and warranties of the Parent and Merger Sub set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent. The Company shall have received a certificate signed on behalf of the Parent by an authorized signatory of the Parent to such effect.

          (b)   The Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Parent by an authorized signatory of the Parent to such effect.

          (c)   There shall have been no Material Adverse Change in the Parent since the date of this Agreement that shall not have been cured by the Closing Date, and the Company shall have received a certificate signed on behalf of the Company by an authorized signatory of the Parent to such effect.

ARTICLE 7: TERMINATION

        SECTION 7.1 Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

          (a)   by mutual written consent of the Parent, Merger Sub and the Company;

          (b)   by either the Parent or the Company:

              (i)  if the Merger shall not have been consummated by December 15, 2003, but the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

             (ii)  if the Company Stockholder Approval shall not have been obtained at the Company stockholders meeting duly convened therefor (including at any adjournment or postponement thereof);

            (iii)  if any Restraint having any of the effects set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable, but the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

          (c)   by the Parent, if the Company shall have breached or failed to perform in any material respect or upon the inaccuracy of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (ii) is incapable of being or has not been cured by the Company within 10 calendar days following its receipt of written notice from the Parent of such breach or failure to perform;

          (d)   by the Parent, if (i) the Company shall have breached Section 5.3 or (ii) the Company's board of directors (or any committee thereof) shall have (whether or not permitted by this Agreement) (A) modified, withdrawn or supplemented their recommendation of this Agreement, the Merger, the Closing or the performance of any duties or transactions required hereunder in a manner adverse to the Parent; (B) recommended any Takeover Proposal other than the Parent's proposal, or (C) failed to affirm its recommendation of this Agreement and the transactions contemplated hereby within five days of a request to do so by the Parent.

          (e)   by the Company, if the Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) is incapable of being or has not been cured by the Parent within 30 calendar days following its receipt of written notice from the Company of such breach or failure to perform; or

          (f)    by the Company in accordance with Section 5.3(c); provided that, in order for the termination of this Agreement pursuant to this Section 7.1(f) to be deemed effective, the Company shall have complied with all provisions of Section 5.3, including the notice provisions therein, and with applicable requirements of Section 5.9, including the payment of the Termination Fee.

        SECTION 7.2 Effect of Termination.    If this Agreement is terminated by either the Company or the Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent or the Company, except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements in this Agreement and provided that the Confidentiality Agreement, Section 3.16, Section 5.5, Section 5.9, this Section 7.2 and Article 8 shall survive any termination of this Agreement.

        SECTION 7.3 Procedure for Termination.    If a party has a right to terminate this Agreement under Section 7.1, it may only exercise that right by delivering notice to the other parties of such termination, stating the subsection of Section 7.1 providing the basis for such termination and paying any required fees.

ARTICLE 8: GENERAL PROVISIONS

        SECTION 8.1 Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 8.2 Amendment.    The parties may amend this Agreement at any time prior to the Effective Time; provided that after receipt of the Company Stockholder Approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 8.3 Extension; Waiver.    At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 8.4 Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by internationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   If to the Parent or Merger Sub, to:

      Dean Foods Company
      2515 McKinney Avenue, Suite 1200
      Dallas, Texas 75201
      Telecopy No.: 214.303.3853

      Attention: Ronald H. Klein

          With a copy (which shall not constitute notice) to:

      Hughes & Luce, LLP
      1717 Main Street, Suite 2800
      Dallas, Texas 75201
      Telecopy No. 214.939.5849

      Attention: William A. McCormack, Esq.

          (b)   If to the Company, to:

      Horizon Organic Holding Corporation
      6311 Horizon, Longmont, CO 80503
      Telecopy No.: 303.516.4501

      Attention: Charles F. Marcy, President and CEO

          With copies (which shall not constitute notice) to:

      Shughart Thomson & Kilroy, P.C.
      1050 17th St. #2300, Denver CO 80265
      Telecopy No.: 303.572.7883

      Attention: Michael A. Sabian, Esq.

        SECTION 8.5 Definitions.    For purposes of this Agreement:

          (a)   an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

          (b)   "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Denver, Colorado.

          (c)   "Cash Consideration" shall have the meaning set forth in Section 2.2 hereof.

          (d)   "Certificates" shall have the meaning set forth in Section 2.3(a).

          (e)   "Closing" or "the Closing" shall have the meaning set forth at Section 1.2 and, in addition, shall mean the completion and/or consummation of all performances and transactions required hereunder.

          (f)    "Company Common Stock" shall have the meaning set forth in the Recitals.

          (g)   "Company Stock Plans" shall have the meaning set forth in Section 2.5(c).

          (h)   "Company Stockholder Approval" shall have the meaning set forth in Section 3.14.

          (i)    "Company Stock Options" shall have the meaning set forth in Section 3.3(b).

          (j)    "Contract" means any written, oral, electronic or other contract, lease, license, arrangement, commitment, undertaking or understanding (whether or not defenses exist to enforceability).

          (k)   "Effective Time" shall have the meaning set forth in Section 1.3 hereof

          (l)    "Knowledge" of any Person that is not an individual means the knowledge of any of such Person's executive officers after reasonable inquiry.

          (m)  "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or the Parent, any change, effect, event, occurrence, condition or development or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets or results of operations or condition (financial or other) of such party and its Subsidiaries, taken as a whole, or (ii) prevents or delays the consummation of the Merger, the Closing or the performance of any duties or transactions required hereunder, in each case, other than any change, effect, event, occurrence, condition or development or state of facts (A) relating to the U.S. economy in general, (B) relating to the industry in which such party operates in general (and not having a materially disproportionate effect on such party relative to most other industry participants) or (C) in respect of decreases in such party's stock price (provided that any effect described in clauses (A),(B) or (C) is direct and that the party claiming such effect shall have the burden of proving such direct effect).

          (n)   "Parent Common Stock" shall have the meaning set forth in Section 2.5(a).

          (o)   "Parent Stock Options" shall have the meaning set forth in Section 2.5(a).

          (p)   "Parent ESPP" shall have the meaning set forth in Section 5.7(d).

          (q)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (r)   a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

          (s)   "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

        SECTION 8.6 Construction and Interpretation.    When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the word "include," "includes" or "including" is used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The singular or plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto. If there is an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Each provision of this Agreement shall be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided in this Agreement, each such provision be read separately, be given independent significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or context). No prior draft of this Agreement or any course of performance or course of dealing shall be used in the interpretation or construction this Agreement.

        SECTION 8.7 Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered (whether delivered by telecopy or otherwise) one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.8 Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.8, are not intended to confer upon any Person, other than the parties, any rights or remedies.

        SECTION 8.9 Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the laws of any jurisdiction, other than the State of Delaware.

        SECTION 8.10 Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 8.11 Enforcement.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder in accordance with their specific terms, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents (i) to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to prevent breaches of this Agreement and (i) to the granting by any court the remedy of specific performance of its obligations hereunder, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware of and for the County of New Castle if any dispute arises out of this Agreement, the Merger, the Closing, or the performance of any duties or transactions required hereunder; provided that if there is no equitable subject matter jurisdiction in the Court of Chancery, each party consents to submit itself to the personal jurisdiction of such other federal or state court within the State of Delaware having subject matter jurisdiction over such dispute, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Court of Chancery (or such other court) and (c) agrees that it will not bring any action relating to this Agreement, the Merger, the Closing or the performance of any duties or transactions required hereunder in any court other than the Court of Chancery of the State of Delaware of and for the County of New Castle; provided, that if the Court of Chancery declines to exercise equitable jurisdiction over any such action (or any part thereof), then each party agrees that it will transfer any such action (or part thereof) only to, or recommence any such action (or part thereof), only in such other federal or state court within the State of Delaware having subject matter jurisdiction over such dispute. EACH OF THE PARENT, MERGER SUB, AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE MERGER, THE CLOSING OR THE PERFORMANCE OF ANY DUTIES OR TRANSACTIONS REQUIRED HEREUNDER.

        SECTION 8.12 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Each of the Parent, Merger Sub and the Company has caused this Agreement to be duly executed and delivered as of the date first written above.

Dean Foods Company
By:	/s/ RONALD H. KLEIN
Name: Ronald H. Klein Title: Senior Vice President—Corporate Development
Capricorn Acquisition Sub, Inc.
By:	/s/ RONALD H. KLEIN
Name: Ronald H. Klein Title: Authorized Signatory
Horizon Organic Holding Corporation
By:	/s/ THOMAS D. MCCLOSKEY, JR.
Name: Thomas D. McCloskey, Jr. Title: Chairman of the Board

APPENDIX B

Opinion of RBC Dain Rauscher Inc., a member company of RBC Capital Markets

June 29, 2003

The Board of Directors
Horizon Organic Holding Corporation
6311 Horizon Lane
Longmont, CO 80503

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than Parent (as defined below) and Parent's affiliates, Merger Sub (as defined below), the Company (as defined below), and holders of shares as to which statutory dissenters' rights are perfected) of the common stock ("Company Common Stock") of Horizon Organic Holding Corporation, a Delaware corporation (the "Company"), of the cash consideration to be received by holders of Company Common Stock set forth in the proposed Agreement and Plan of Merger (the "Agreement"), by and among the Company, Dean Foods Company, a Delaware corporation ("Parent"), and Capricorn Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"). Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

        The Agreement provides, among other things, that Merger Sub will merge with and into the Company (the "Merger"), and each outstanding share of Company Common Stock outstanding at the effective time of the Merger (other than shares owned by the Parent and Parent's affiliates, Merger Sub or the Company and shares as to which statutory dissenters' rights are perfected) will be converted into the right to receive $24.00 in cash without interest (the "Cash Consideration"). In addition, each stock option to purchase Company Common Stock shall be exercised or converted into options to purchase Parent Common Stock, at the option of the holder, at or prior to the effective time of the Merger. The terms and conditions of the Merger are set forth more fully in the Agreement.

        RBC Dain Rauscher Inc. ("RBC"), a member company of RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

        We are acting as financial advisor to the Company in connection with the Merger, and we will receive a fee for our services, which is contingent upon the consummation of the Merger or a similar transaction involving the Company. We will also receive a fee for providing this opinion, which is not contingent upon the consummation of the Merger but all of which is creditable against the contingent transaction fee. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation, and may also actively trade securities of the Company for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

        For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the execution copy of the Agreement dated June 29, 2003 (the "Execution Copy"); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) we reviewed historical financial information, financial forecasts from continuing operations prepared by the Company's management, and management's forecast regarding the sale of the assets related to discontinued operations (the "Company Financials"); (v) we reviewed the reported prices and trading activity for Company Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

        In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other comparable publicly-traded companies with the metrics implied by the Cash Consideration; (ii) we compared the financial metrics, to the extent publicly available, of selected precedent transactions with the financial metrics implied by the Cash Consideration; and (iii) we prepared a discounted cash flow analysis using the Company Financials.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company or otherwise made available to us (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the Company Financials were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and that the Company will perform substantially in accordance with such forecast. We express no opinion as to the Company Financials or the assumptions upon which they were based.

        In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company.

        We have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Execution Copy.

        Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date.

        Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with the Merger contemplated by the Agreement. We express no opinion and make no recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion shall not be disclosed, referred to, published or used (in whole or in part), nor shall any public references to us be made without our prior written consent. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is acceptable to us and our counsel.

        We had been authorized by the Board of Directors of the Company to solicit other purchasers for the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

        Our opinion addresses solely the fairness of the Cash Consideration payable pursuant to the terms of the Agreement, from a financial point of view, to the holders of Company Common Stock (other than shares owned by the Parent and Parent's affiliates, Merger Sub or the Company and shares as to which statutory dissenters' rights are perfected). Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any voting or employment agreement.

        Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Cash Consideration to be paid to the holders of Company Common Stock (other than shares owned by the Parent and Parent's affiliates, Merger Sub or the Company and shares as to which statutory dissenters' rights are perfected) pursuant to the terms of the Agreement is fair, from a financial point of view, to such holders of Company Common Stock.

Very truly yours,
/s/ RBC DAIN RAUSCHER INC.
RBC DAIN RAUSCHER INC.

 APPENDIX C

Section 262 of the Delaware General Corporation Law

TITLE 8

Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights.

          (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

            (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

            (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

              c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

              d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d)   Appraisal rights shall be perfected as follows:

            (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

 APPENDIX D

Amendment to Agreement and Plan of Merger

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

        This Amendment to Agreement and Plan of Merger (this "Amendment") is entered into as of November 14, 2003, by and among Dean Foods Company, a Delaware corporation (the "Parent"), Capricorn Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Parent ("Merger Sub"), and Horizon Organic Holding Corporation, a Delaware corporation (the "Company").

        WHEREAS, Parent, Merger Sub and the Company are parties to the Agreement and Plan of Merger dated as of June 29, 2003 (the "Agreement");

        WHEREAS the parties to the Agreement desire to amend the Agreement;

        NOW THEREFORE, the parties hereby agree as follows:

        1.     Definitions. Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Agreement.

        2.     Amendment to the Agreement. Each of the parties to the Agreement hereby agrees that Section 7.1(b)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

          "(i)  if the Merger shall not have been consummated by January 15, 2004, but the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;"

        3.     Effectiveness. This Amendment shall become effective on the date first set forth above.

        4.     Agreement Remains In Effect. Except as amended by this Amendment, the Agreement remains in full force and effect.

        5.     Reference in Other Documents. On and from the date hereof, references to the Agreement in any other agreement or document shall be deemed to include a reference to the Agreement, as amended hereby, whether or not reference is made to this Amendment.

        6.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which when taken together shall constitute a single Amendment.

        7.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the laws of any jurisdiction, other than the State of Delaware.

D-1

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Dean Foods Company
By:	/s/ RONALD H. KLEIN
Name: Ronald H. Klein Title: Senior Vice President—Corporate Development
Capricorn Acquisition Sub, Inc.
By:	/s/ RONALD H. KLEIN
Name: Ronald H. Klein Title: Authorized Signatory
Horizon Organic Holding Corporation
By:	/s/ THOMAS D. MCCLOSKEY, JR.
Name: Thomas D. McCloskey, Jr. Title: Chairman of the Board

D-2

HORIZON ORGANIC HOLDING CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

Horizon Organic Holding Corporation	proxy

This proxy is solicited by the Board of Directors of Horizon Organic Holding Corporation for the Special Meeting of Stockholders on December 18, 2003.

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints Thomas D. McCloskey, Jr. and Thomas P. Briggs and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in Horizon Organic Holding Corporation (the "Company") entitled to vote at the special meeting of stockholders of the Company on December 18, 2003, and at any adjournment thereof, as indicated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS AN ABSTENTION.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

- Please detach here -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS

☒	Please mark your vote as in this example
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of June 29, 2003, by and among Dean Foods Company, Capricorn Acquisition Sub, Inc. and Horizon Organic Holding Corporation.	☐	FOR	☐	AGAINST	☐	ABSTAIN
The Board of Directors recommends a vote "FOR" the proposal.
2.	Proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies in connection with the Merger.	☐	FOR	☐	AGAINST	☐	ABSTAIN
The Board of Directors recommends a vote "FOR" the proposal.
Please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States, even if you expect to attend the meeting in person.
The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated November 17, 2003.

MARK HERE FOR ADDRESS CHANGE ☐ AND NOTE BELOW
Dated:____________________________, 2003

Signature in box.
Please date and sign above. If a joint account, each owner should sign. When signing in a representative capacity, please give title. Please sign here exactly as name is printed hereon.